                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO. 1)

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement                         [ ]  Confidential, for Use of the Commission
[ ]  Definitive Proxy Statement                               Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                               GT BICYCLES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ]  Fee not required.

[X]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          Common Stock
        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

          9,847,221
        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          $8.00 per share
        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

          79,754,282 (includes $976,514 payable to holders of options to purchase common stock)
        ------------------------------------------------------------------------

     (5)  Total fee paid:

          $15,951
        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                               GT BICYCLES, INC.
                              2001 EAST DYER ROAD
                          SANTA ANA, CALIFORNIA 92705


                                AUGUST   , 1998


Dear Stockholder:

     I am pleased to invite you to attend a special meeting of stockholders of GT Bicycles, Inc. on:


                       [Day of Week], September   , 1998

                                   10:00 a.m.
                             The Sutton Place Hotel
                            4500 MacArthur Boulevard
                           Newport Beach, California

     THIS IS A VERY IMPORTANT MEETING THAT AFFECTS YOUR INVESTMENT IN GT.

     At this meeting you will be asked to vote on a proposal to approve a merger between GT and a wholly-owned subsidiary of Schwinn Holdings Corporation. In the merger, Schwinn will pay GT stockholders $8.00 in cash for each share of GT common stock that they own and, as a result of the merger, GT will become a subsidiary of Schwinn.

     GT's Board of Directors has determined that the merger is fair to you and in your best interests. In addition, the Board of Directors of GT has received a written opinion from Morgan Stanley to the effect that the merger consideration of $8.00 per share to be paid to GT stockholders is fair from a financial point of view. The Board has unanimously approved the merger agreement and the merger and recommends that you vote to approve the merger. Certain investment funds affiliated with Bain Capital, Inc., which collectively own approximately 23% of the outstanding shares of GT common stock, have agreed to vote to approve the merger.

     Because of the significance of the merger, your participation in the special meeting, in person or by proxy, is especially important. The merger cannot be completed unless the stockholders of GT approve it. Whether or not you plan to attend the meeting in person, we urge you to mark, sign and return the enclosed proxy card promptly in the enclosed postage-paid envelope to ensure that your shares of GT stock will be represented at the special meeting. If you do attend, you will, of course, be able to vote your shares in person.

     If the merger is completed, we will notify you as to how you should proceed to exchange your GT stock certificates for cash. DO NOT SEND IN YOUR CERTIFICATES UNTIL YOU RECEIVE THIS NOTIFICATION.

     Thank you, and we look forward to seeing you at the special meeting.

                                          Very truly yours,

                                          Michael C. Haynes
                                          Chief Executive Officer and President

                               GT BICYCLES, INC.


                              2001 EAST DYER ROAD


                          SANTA ANA, CALIFORNIA 92705


                    TO THE STOCKHOLDERS OF GT BICYCLES, INC.
                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                                   TO BE HELD


                        [INSERT DAY], SEPTEMBER   , 1998

                                   10:00 A.M.
                             THE SUTTON PLACE HOTEL
                            4500 MACARTHUR BOULEVARD
                           NEWPORT BEACH, CALIFORNIA

     The Board of Directors of GT Bicycles, Inc. asks you to attend this meeting to vote on the following:

     1. Proposed Merger. Your vote on the proposed merger between GT and Schwinn Holdings Corporation is important. In the merger, Schwinn will pay you $8.00 in cash for each share of GT common stock that you own and, as a result of the merger, GT will become a subsidiary of Schwinn. The Agreement and Plan of Merger, which sets forth the terms of the merger, is attached to the accompanying Proxy Statement as Annex I; and

     2. Other Business. You may be asked to consider and vote on any other matters that properly come before the meeting or any adjournments or postponements of the meeting.


     Only stockholders who hold their stock at the close of business on July 31, 1998 are entitled to notice of and to vote at the special meeting or any adjournments or postponements of the meeting.


     Under Delaware law, appraisal rights will be available to holders of common stock of GT. In order for stockholders to exercise such appraisal rights, they must follow the procedures prescribed by Delaware law, which are summarized under "Appraisal Rights" in the accompanying Proxy Statement.

                                          By Order of the Board of Directors,

                                          Michael C. Haynes
                                          Chief Executive Officer and President


August   , 1998

Santa Ana, California

     WE INVITE YOU TO ATTEND THE SPECIAL MEETING BECAUSE IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. PLEASE MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING POSTAGE-PAID ENVELOPE. IF YOU ATTEND THE MEETING, YOU MAY PERSONALLY VOTE, WHICH WILL REVOKE YOUR SIGNED PROXY. YOU MAY ALSO REVOKE YOUR PROXY AT ANY TIME BEFORE THE MEETING EITHER IN WRITING OR BY PERSONAL NOTIFICATION.

                               GT BICYCLES, INC.
                              2001 EAST DYER ROAD
                          SANTA ANA, CALIFORNIA 92705
                                 (714) 481-7100

                                PROXY STATEMENT

                        SPECIAL MEETING OF STOCKHOLDERS


                        TO BE HELD ON SEPTEMBER   , 1998



     The Boards of Directors of GT Bicycles, Inc. and Schwinn Holdings Corporation have agreed to merge GT with a subsidiary of Schwinn. GT would become a wholly-owned subsidiary of Schwinn and Schwinn would pay you $8.00 in cash for each share of GT common stock that you own.


     The merger cannot be completed unless GT stockholders approve the merger. The Board of Directors of GT has scheduled a special meeting for GT stockholders to vote on the merger as follows:


                        [Insert Day], September   , 1998

                                   10:00 a.m.
                             The Sutton Place Hotel
                            4500 MacArthur Boulevard
                           Newport Beach, California


     This Proxy Statement and proxy card are being mailed to stockholders of GT
beginning about August   , 1998.



              THE DATE OF THIS PROXY STATEMENT IS AUGUST   , 1998.

                               TABLE OF CONTENTS


                                                                PAGE
                                                                -----
QUESTIONS AND ANSWERS ABOUT THE MERGER......................        1
SUMMARY.....................................................        3
  The Companies.............................................        3
  Our Reasons for the Merger................................        3
  Factors Considered by GT's Board of Directors.............        3
  Interests of GT's Executive Officers and Directors in the
     Merger.................................................        4
  Our Recommendations to Stockholders.......................        4
  The Merger................................................        5
GENERAL.....................................................        8
  Date, Time and Place of Special Meeting...................        8
  Purpose of the Special Meeting............................        8
  Record Date; Shares Outstanding and Entitled to Vote;
     Quorum.................................................        8
  Vote Required.............................................        8
  Voting of Proxies; Revocability of Proxies................        8
  Solicitation of Proxies and Expenses......................        9
  Appraisal Rights..........................................        9
  Forward-Looking Statements................................        9
ADDITIONAL INFORMATION......................................       10
THE MERGER -- FACTORS TO BE CONSIDERED......................       11
  General...................................................       11
  Background of the Merger..................................       11
  Reasons for the Merger....................................       13
  Board Recommendation......................................       15
  Interests of Certain Persons..............................       15
OPINION OF FINANCIAL ADVISOR................................       16
  Stock Trading History.....................................       16
  Discounted Cash Flow......................................       17
  Analyses of Selected Comparable Publicly Traded
     Companies..............................................       17
  Analyses of Selected Precedent Transactions...............       17
THE MERGER AGREEMENT........................................       19
  Structure; Effective Time.................................       19
  Merger Consideration......................................       19
  Options and Warrants......................................       19
  Conversion of Shares......................................       20
  No Solicitation by the Company............................       20
  Covenants.................................................       21
  Representations and Warranties............................       22
  Conditions to the Merger..................................       22
  Termination of the Merger Agreement and Payment of Fees
     and Expenses...........................................       24
  Amendments; Waivers.......................................       25
  Consequences of the Merger................................       25
FINANCING...................................................       26
THE STOCKHOLDERS AGREEMENT..................................       26
PRICE RANGE OF COMMON STOCK AND DIVIDEND HISTORY............       27
BUSINESS OF SCHWINN.........................................       27

                                                                PAGE
                                                                -----
BUSINESS OF THE COMPANY.....................................       28
  General...................................................       28
  Background................................................       28
  Products..................................................       28
  Research and Product Development..........................       29
  Sales and Distribution....................................       30
  Marketing.................................................       31
  Manufacturing, Assembly and Sourcing......................       31
  Product Recalls...........................................       32
  Intellectual Property.....................................       33
  Employees.................................................       33
  Regulation................................................       34
  Properties................................................       34
  Legal Proceedings.........................................       35
SELECTED CONSOLIDATED FINANCIAL DATA........................       36
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS OF OPERATIONS.................................       38
  Overview..................................................       38
  Results of Operations.....................................       39
  Comparison of Six Months Ended June 30, 1998 to Six Months
     Ended June 30, 1997....................................       39
  Comparison of 1997 to 1996................................       40
  Comparison of 1996 to 1995................................       41
  Quarterly Comparisons.....................................       42
  Liquidity and Capital Resources...........................       43
  New Accounting Pronouncements.............................       44
  Year 2000 Compliance......................................       44
SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL
  OWNERS....................................................       45
SUBMISSION OF STOCKHOLDER PROPOSALS.........................       46
EXPERTS.....................................................       46
OTHER BUSINESS..............................................       47
FINANCIAL STATEMENTS........................................      F-1
ANNEX I - AGREEMENT AND PLAN OF MERGER......................      I-1
ANNEX II - OPINION OF MORGAN STANLEY & CO. INCORPORATED.....     II-1
ANNEX III - SECTION 262 OF DELAWARE GENERAL CORPORATION
  LAW.......................................................    III-1

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:  WHY ARE THE TWO COMPANIES PROPOSING TO MERGE?

A: Both GT and Schwinn manufacture and distribute bicycles, bicycle parts and accessories. While GT's products are complementary with Schwinn's, GT's core strengths are juvenile BMX bicycles and premium adult bicycles, while Schwinn's focus is on juvenile and medium price-point bicycles. The merger will enable the combined enterprise to have a broader product line and will provide Schwinn access to GT's technology and manufacturing capabilities. In addition, GT's distribution system will benefit the combined companies by providing Schwinn with broader access to distribution channels. The combined enterprise will be better able to capitalize on growth opportunities in the increasingly competitive bicycle industry, both domestically and internationally. To review the reasons for the merger in greater detail, and related uncertainties, see pages 13 and 14.

Q:  HOW WILL I BENEFIT?

A: Compared to historical levels, GT has experienced decreased earnings in recent periods. During this time, GT has also incurred substantial indebtedness. In addition, GT has been faced with increased competition in the bicycle industry. As a consequence of these conditions and the resulting decline in the public market price for GT's common stock, the Board of Directors determined that, in an attempt to maximize stockholder value, the Company should explore certain strategic alternatives. Based on its assessment, the Board of Directors concluded that a sale of the Company at the present time is in the best interests of GT's stockholders. In addition, the Board of Directors received the opinion of Morgan Stanley, its financial advisor, to the effect that the merger consideration is fair to GT stockholders from a financial point of view. The text of the opinion of Morgan Stanley is included in this Proxy Statement as Annex II. The price of $8.00 per share represents approximately a 73% premium over the closing market price of GT's common stock on the day prior to the date the merger was announced.

Q:  WHAT DO I NEED TO DO NOW?


A: Just mail your signed proxy card in the enclosed return envelope as soon as possible, so that your shares may be represented at the special meeting. The
    special meeting will take place on September   , 1998. The Board of
    Directors of GT unanimously approved the merger and recommends that you vote your shares in favor of the merger.


Q:  SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. If the merger is completed, we will send you written instructions for exchanging your stock certificates.

Q:  PLEASE EXPLAIN WHAT I WILL RECEIVE IN THE MERGER.

A: In the merger, you will receive $8.00 in cash in exchange for each share of GT common stock that you own. As a result of the merger, GT will become a wholly-owned subsidiary of Schwinn.

Q:  WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A: We are working towards completing the merger as quickly as possible. In addition to stockholder approvals, we must also obtain regulatory approvals. We hope to complete the merger as soon after the special meeting date as possible.

Q:  WHAT ARE THE TAX CONSEQUENCES TO STOCKHOLDERS OF THE MERGER?

A: The merger may result in federal income tax consequences for you if you have a gain on the exchange of your GT stock for cash. Factors such as how long you have owned your stock and the price at which you purchased your stock will determine the amount of federal income tax, if any, that you will be required to pay as a result of the merger. We urge you to contact your own tax advisor to fully understand how the merger will affect you.

Q:  AM I ENTITLED TO APPRAISAL RIGHTS?

A: Yes. If you file a written objection to the merger prior to the special meeting, you do not vote in favor of the merger, and you meet other legal requirements, you will have the right to seek an appraisal and payment of the fair value of your GT shares. The requirements for seeking appraisal are summarized in the Proxy Statement, and the provisions of Delaware law that govern appraisal rights in the merger are attached as Annex III. If you wish to seek appraisal of your shares, you should read and follow those provisions carefully. You should be aware that an appraisal may result in a price for your shares that has more value or less value than the $8.00 per share being offered in the merger.

Q:  WHAT IF I WANT TO CHANGE MY VOTE?

A: Just send in a later-dated, signed proxy card before the special meeting or attend the special meeting in person and vote. See page 8 for further information.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A: Your broker will vote your shares ONLY if you instruct your broker how to vote. Your broker should mail information to you that will explain how to give instructions to your broker. If you do not instruct your broker how to vote, your shares will not be voted, which will have the effect of a vote against the merger.

                       WHO CAN HELP ANSWER YOUR QUESTIONS

        If you have more questions about the merger you should contact:

                         GT Bicycles Investor Relations
                             Attn: Charles Cimitile
                              2001 East Dyer Road
                          Santa Ana, California 92705
                           Telephone: (714) 481-7100

                                    SUMMARY

     This summary highlights selected information from this document and may not contain all of the information that is important to you. To fully understand the merger and for a more complete description of the legal terms of the merger, you should read carefully this entire document and the documents we have referred you to.

                                 THE COMPANIES

     GT is a leading designer, manufacturer and marketer of juvenile BMX bicycles, high-end adult mountain and road bicycles and other specialty bicycles, such as the Charger Electric Bicycle and the Harley-Davidson cruising bicycle, as well as bicycle parts and accessories. GT also owns and operates a distribution network. Through this network, GT is able to distribute its bicycles, bicycle parts and accessories, as well as parts and accessories of other manufacturers, to independent bicycle dealers throughout the world.

     Schwinn is a holding company, substantially all of the outstanding capital stock of which is owned by Questor Partners Fund, L.P., an investment limited partnership, and by an affiliated fund. Schwinn acquired Schwinn Cycling & Fitness, Inc. in September 1997. Schwinn Cycling & Fitness, headquartered in Boulder, Colorado, designs, produces and markets a comprehensive range of bicycles under the Schwinn and Yeti brands, including juvenile, road, mountain, BMX, comfort and cruiser bicycles. These bicycles, which are in the mid-price range, are sold through independent bicycle dealers both in the United States and in various foreign countries. Schwinn Cycling & Fitness also designs and markets a wide range of fitness equipment under the Schwinn brand, including stationary bicycles, steppers, rowers and weight equipment, which are sold through independent bicycle dealers and specialty fitness dealers, as well as directly to health clubs, hotels, universities and hospitals.

                           OUR REASONS FOR THE MERGER


     Both GT and Schwinn manufacture and distribute bicycles, bicycle parts and accessories. While GT's products are complementary with Schwinn's, GT's core strengths are juvenile BMX bicycles and premium adult bicycles, while Schwinn's focus is on juvenile and medium price-point bicycles. The merger will enable the combined enterprise to have a broader product line and will provide Schwinn access to GT's technology and manufacturing capabilities. In addition, GT's distribution system will benefit the combined companies by providing Schwinn with a larger distribution network. The combined enterprise will be better able to compete and therefore grow market share in the increasingly competitive bicycle industry, both domestically and internationally.


                 FACTORS CONSIDERED BY GT'S BOARD OF DIRECTORS

     In reaching its decision to recommend the merger, the Board of Directors considered a number of factors. These included the following:


          1. Compared to historical levels, GT has experienced decreased earnings in recent financial periods. During this time, GT also incurred substantial indebtedness. In addition, GT has been faced with increased competition in the bicycle industry. These conditions and the resulting decline in the public market price for GT's common stock led GT's Board of Directors to determine that, in order to maximize stockholder value, the Company should explore possible business strategies to increase stockholder value. After considering a number of available alternatives, the Board of Directors concluded that a sale of the Company at the present time is in the best interests of GT's stockholders.


          2. GT's Board of Directors believed that $8.00 per share was the highest price that Schwinn or any other party would be willing to pay for GT at this time. The Board of Directors formed this belief after substantial efforts, assisted by Morgan Stanley, to identify interested parties, and substantial negotiations with Schwinn and other third parties to obtain the highest possible price.

          3. GT's Board of Directors compared the historical market prices of GT's common stock with the $8.00 per share proposed merger consideration. The merger consideration represents approximately a 73% premium over the closing market price of the shares prior to the announcement that GT had signed a merger agreement with Schwinn.

          4. On June 22, 1998, Morgan Stanley delivered to GT's Board of Directors its opinion to the effect that the merger consideration, as of that date, was fair to the stockholders of GT from a financial point of view. The opinion of Morgan Stanley is included in this Proxy Statement as Annex II, and you are urged to read it in its entirety.


        INTERESTS OF GT'S EXECUTIVE OFFICERS AND DIRECTORS IN THE MERGER



     All members of GT's Board of Directors and the executive officers of GT own GT common stock, are partners or employees of firms which own GT common stock and/or hold GT stock options and, to that extent, their interest in the merger is the same as yours. See "Securities Ownership of Management and Certain Beneficial Owners" for more information concerning the share and option ownership of management. However, some of the executive officers and directors of GT have interests in the merger that are different from your interests as a stockholder. Some of these interests are set forth below. GT's Board of Directors was aware of these interests and considered them in recommending and approving the merger. See "The Merger -- Factors to be Considered -- Interests of Certain Persons" for more information on the interests of the executive officers and directors of GT in the merger.



          1. The three current executive officers of GT: Messrs. Michael Haynes, GT's Chief Executive Officer, William Duehring, GT's Chief Operating Officer, and Charles Cimitile, GT's Chief Financial Officer, currently have employment agreements with GT which by their terms expire on October 31, 1998 (November 30, 1999 in the case of Mr. Cimitile). Under these employment agreements, Messrs. Haynes, Duehring and Cimitile are paid current annual salaries of $312,000, $228,000 and $175,000, respectively and are eligible to annual bonuses if specified earnings targets are met. It is currently contemplated that certain of these executive officers will enter into new employment agreements at or shortly following the merger, the duration and employment terms of which have not been determined, but at compensation levels which, at least for 1998, will be substantially the same as the levels under their current employment agreements. It is also currently contemplated that (i) retention payments of $125,000 each for Messrs. Haynes and Duehring and $60,000 for Mr. Cimitile will be made if they remain with GT for a specified time following the merger and (ii) those executive officers who do remain with GT will receive stock options in Schwinn and the opportunity to purchase additional Schwinn stock. To date, Schwinn has not made any formal offers of employment to any of GT's executive officers and is not required to do so in order to complete the merger.



          2. The merger agreement provides that all rights to indemnification in favor of any present or former director or executive officer of GT as provided in the Company's Bylaws and Certificate of Incorporation or certain applicable indemnification agreements shall continue in full force and effect after the merger with respect to matters occurring at or prior to the effective time of the merger.



                      OUR RECOMMENDATIONS TO STOCKHOLDERS



     THE BOARD OF DIRECTORS OF GT HAS UNANIMOUSLY APPROVED THE MERGER AND RECOMMENDS THAT YOU VOTE IN FAVOR OF THE MERGER. THE BOARD OF DIRECTORS BELIEVES THAT THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, GT'S STOCKHOLDERS.

                                   THE MERGER

     The merger agreement is attached as Annex I to this Proxy Statement. We encourage you to read the merger agreement as it is the legal document that governs the merger.


  The Merger Consideration (see page 19)



     If the merger is completed and you do not exercise your statutory appraisal rights, you will receive $8.00 per share in cash for each share of GT common stock that you own. The total amount to be paid to all holders of GT common stock (assuming no stockholders exercise their statutory appraisal rights) will be approximately $80 million. In addition, holders of GT stock options with exercise prices below $8.00 per share will receive an amount in cash equal to the difference between the exercise price of the option and $8.00 for each share of common stock such holder is entitled to purchase under their option.


     You should not send in your stock certificates until instructed to do so after the merger is completed.

  Conditions to the Merger (see page 22)

     The obligations of GT and Schwinn to complete the merger are subject to a number of conditions. If these conditions are not satisfied or waived, the merger will not be completed. Some of the conditions are as follows:

          (a) the approval of the merger agreement by the holders of a majority of the outstanding shares of common stock of GT;

          (b) the approval of the merger by governmental authorities without burdensome conditions;

          (c) the absence of any temporary restraining order, preliminary or permanent injunction or other legal restraint or prohibition that prevents completion of the merger;

          (d) the accuracy of the representations and warranties made by GT and by Schwinn as of the date the merger agreement was signed and as of the closing of the merger, including the representation and warranty that there has been no material adverse change in the business of GT;

          (e) all material covenants are complied with;

          (f) all material consents are received by GT;

          (g) the absence of any claim or lawsuit challenging or seeking to restrain the merger or seeking material damages as a result of the merger;

          (h) the receipt of funds by Schwinn pursuant to its committed financing sufficient to purchase all of the outstanding GT common stock; and

          (i) less than 10% of GT's stockholders exercise their appraisal rights.


  Termination of the Merger Agreement (see page 24)


     GT and Schwinn can mutually agree to terminate the merger agreement without completing the merger, and either company can terminate the merger agreement if any of the following occurs:

          (a) the merger is not completed by October 30, 1998;

          (b) the conditions to the merger become impossible to satisfy;

          (c) the Board of Directors of the Company, under certain circumstances, withdraws or modifies its approval or recommendation of the merger or approves or recommends an offer from a third party to acquire GT;

          (d) the holders of a majority of the outstanding shares of common stock of GT do not approve the merger;

          (e) a court issues a final order permanently prohibiting the merger;

          (f) the other party materially breaches any of its covenants in the merger agreement; or

          (g) the other party's representations and warranties in the merger agreement are materially inaccurate as of the date the merger agreement was signed or as of the proposed closing of the merger.


  Termination Fees (see page 24)



     GT will be required to pay Schwinn a termination fee of up to $4 million plus expenses incurred if the merger agreement is terminated under certain circumstances. These circumstances include:



          (a) GT or Schwinn terminating the merger agreement because the majority of GT's stockholders do not approve the merger;



          (b) Schwinn terminating the merger agreement because the Board of Directors of GT (i) withdraws, modifies or changes its approval or recommendation of the merger agreement, or (ii) approves, recommends or enters into an alternative transaction; or



          (c) GT terminating the merger agreement because (i) GT's Board of Directors withdraws or modifies its approval and recommendation of the merger agreement or the merger, (ii) GT enters into an agreement with respect to an alternative transaction, or (iii) Morgan Stanley fails to deliver an opinion to the effect that $8.00 per share to be received by GT's stockholders in cash is fair from a financial point of view.



  Vote Required (see page 8)



     At the special meeting, you will vote on a proposal to approve the merger. Each share of GT common stock is entitled to one vote. In order to be approved, a majority of the outstanding shares of GT common stock must be voted in favor
of the merger. On the record date, there were           shares of GT common
stock outstanding and entitled to vote which were held by approximately stockholders of record. The close of business on July 31, 1998, is the record date for determining who is entitled to vote at the special meeting.



  Regulatory Approvals (see page 23)



     The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, prohibits GT and Schwinn from completing the merger until after the companies have furnished certain information and materials to the Antitrust Division of the Department of Justice and the Federal Trade Commission and a required waiting period has ended GT and Schwinn have furnished such information and the waiting period has ended. However, we cannot predict whether these or other governmental authorities may seek to prevent the merger or impose conditions that would not be detrimental to either company or the combined company.



  Stockholders Agreement (see page 26)



     Four investment fund affiliates of Bain Capital, Inc. (collectively "Bain" or the "Bain Funds"), have executed a Stockholders Agreement with respect to all of the GT common stock owned by them, which constitutes approximately 22.6% of the outstanding GT common stock. Under this Agreement, such funds have agreed to vote all of their shares in favor of the merger and against any acquisition proposal from a third party. In addition, they have granted an option to Schwinn to purchase all of the GT common stock owned by them under certain circumstances.



  Appraisal Rights (see page 9)


     If you do not wish to accept the merger consideration, you have the right under Delaware law to receive the "fair value" of your shares as determined by a Delaware court. This "right of appraisal" is subject to a number of restrictions and technical requirements. Generally, in order to exercise appraisal rights you must not vote in favor of the merger agreement and you must make a written demand for appraisal before the vote on the merger. Merely voting against the merger agreement will not protect your right of appraisal. Annex III to this Proxy Statement contains the applicable provisions of the Delaware General Corporation Law relating to appraisal rights.

  Federal Income Tax Consequences

     You will be taxed for federal income tax purposes on your receipt of the merger consideration to the extent that the amount you receive exceeds your tax basis in your GT common stock. Because determining the tax consequences of the merger can be complicated, especially in light of recent changes to the federal tax laws governing capital gains, and because state and local tax laws may apply as well, you should consult your tax advisor in order to understand fully how the merger will affect you.

  Accounting Treatment

     Schwinn has informed GT that it will treat the merger as a purchase for accounting purposes.

  Recent Market Prices


     The following table sets forth the last reported sales prices per share of GT common stock on The Nasdaq National Market on June 19, 1998, the last trading
day before announcement of the merger, and on August   , 1998, the latest
practicable day before the printing of this Proxy Statement.



June 19, 1998                                          $4.75
August   , 1998                                        $


     Stockholders are advised to obtain current market quotations of GT common stock. No assurance can be given as to the market price of GT common stock at the effective time of the merger.

                                    GENERAL

DATE, TIME AND PLACE OF SPECIAL MEETING


     The special meeting of the stockholders of GT Bicycles, Inc. ("GT" or the
"Company") will be held on September   , 1998 at 10:00 a.m., local time, at The
Sutton Place Hotel, 4500 MacArthur Boulevard, Newport Beach, California (the "Special Meeting").


PURPOSE OF THE SPECIAL MEETING


     At the Special Meeting, stockholders of record of the Company as of the close of business on July 31, 1998 (the "Record Date") will be asked to consider and vote upon a proposal to approve and adopt that certain Agreement and Plan of Merger by and among Schwinn Holdings Corporation ("Schwinn"), SPK Acquisition Corporation, a wholly-owned subsidiary of Schwinn ("Acquisition Subsidiary"), and the Company, dated as of June 22, 1998 (the "Merger Agreement"), and the merger of the Company with and into Acquisition Subsidiary (the "Merger"), and such other matters as may properly be brought before the Special Meeting.


RECORD DATE; SHARES OUTSTANDING AND ENTITLED TO VOTE; QUORUM

     Only holders of record of the Company's common stock (the "Common Stock") at the close of business on the Record Date are entitled to notice of and to vote at the Special Meeting. As of the close of business on the Record Date,
there were                shares of Common Stock outstanding and entitled to
vote, held of record by approximately                stockholders. A majority,
or                of these shares, present in person or represented by proxy, will constitute a quorum for the transaction of business. Each stockholder is entitled to one vote for each share of Common Stock held as of the Record Date. Abstentions and broker non-votes will be counted for the purposes of establishing a quorum at the Special Meeting.

VOTE REQUIRED


     Pursuant to the Delaware General Corporation Law ("DGCL") and the Company's Certificate of Incorporation, approval and adoption of the Merger Agreement and the Merger requires the affirmative vote of the holders of a majority of the outstanding shares of the Company's Common Stock entitled to vote. On the Record
Date,                shares of Common Stock were outstanding, all of which are
entitled to vote on the Merger Agreement and the Merger. As of the Record Date, stockholders who are not affiliates of the Company owned approximately
               , or      %, of the outstanding shares of the Company's Common
Stock. Schwinn owns no shares of the Company's Common Stock. The directors and executive officers of the Company and their affiliates beneficially own approximately 30.6% of the Common Stock. Four investment fund affiliates of Bain Capital, Inc., (collectively "Bain" or the "Bain Funds"), have entered into a Stockholders Agreement with Schwinn and the Company (the "Stockholders Agreement"), pursuant to which such funds have agreed to vote all of their GT shares (constituting approximately 22.6% of the outstanding GT Common Stock) in favor of the Merger Agreement and the Merger. Abstentions and non-votes will have the same effect as votes against the Merger Agreement and the Merger.


VOTING OF PROXIES; REVOCABILITY OF PROXIES

     The proxy accompanying this Proxy Statement is solicited on behalf of the Board of Directors of the Company for use at the Special Meeting. Stockholders are requested to complete, date and sign the accompanying proxy and promptly return it in the accompanying envelope or otherwise mail it to the Company. All proxies that are properly executed and received by the Company in time to be voted at the Special Meeting, and that are not revoked, will cause the shares of Common Stock represented thereby to be voted at the Special Meeting in accordance with the instructions indicated on the proxies or, if no direction is indicated, for approval of the Merger Agreement and the Merger. Any stockholder who has given a proxy may revoke it at any time before it is exercised at the Special Meeting, by (i) delivering (by any means, including facsimile) a written notice, bearing a date later than the earlier proxy, stating that the proxy is revoked, addressed to the Company, attention: Corporate Secretary, at 2001 East Dyer Road, Santa Ana, California 92705, facsimile number (714) 481-7115, (ii) signing and so delivering a proxy relating to the same shares and bearing a later date than the earlier proxy prior to the vote at the Special Meeting or (iii) attending the Special Meeting and voting in person (although attendance at the Special Meeting will not, by itself, revoke a proxy). If a quorum is not obtained or if fewer shares of Common Stock than the number required therefor are voted in favor of approval of the Merger Agreement and the Merger, it is expected that the Special Meeting will be postponed or adjourned in order to permit additional time for soliciting and obtaining additional proxies or votes, and at any subsequent reconvening of the Special Meeting, all proxies will be voted in the same manner as such proxies would have been voted at the original Special Meeting, except for any proxies which have theretofore effectively been revoked or withdrawn.

SOLICITATION OF PROXIES AND EXPENSES

     The Company will bear the cost of the solicitation of proxies in the enclosed form from its stockholders. In addition to solicitation by mail, the directors, officers and employees of the Company may solicit proxies from stockholders by telephone, telegram, letter, facsimile or in person. Following the original mailing of the proxies and other soliciting materials, the Company will request brokers, custodians, nominees and other record holders to forward copies of the proxy and other soliciting materials to persons for whom they hold shares of Common Stock and to request authority for the exercise of proxies. In such cases, the Company, upon the request of the record holders, will reimburse such holders for their reasonable expenses.

APPRAISAL RIGHTS

     If the Merger is approved and consummated, holders of Common Stock will have the right under Delaware law to demand an appraisal of their shares of Common Stock (shares held by stockholders who perfect such rights are referred to herein as "Dissenting Shares"). The required procedure set forth in Section 262 of the DGCL must be followed exactly or any appraisal rights may be lost. In order to be entitled to exercise appraisal rights, a stockholder of the Company must not vote in favor of the Merger Agreement. A stockholder of the Company electing to exercise appraisal rights must also make written demand upon the Company for the purchase of Dissenting Shares and payment to such stockholder in cash of their appraised value. Such demand must be received by the Company or the Company's transfer agent prior to the vote on the Merger at the Special Meeting. The demand should specify the number of shares held of record by such stockholder and that the stockholder intends to demand the appraisal of such stockholders' shares. A stockholder who returns a proxy or who votes against the Merger without a written demand for appraisal rights will not be entitled to appraisal rights. A copy of Section 262 of the DGCL is attached hereto as Annex III.

FORWARD-LOOKING STATEMENTS

     THIS PROXY STATEMENT CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT OF 1933, AS AMENDED, AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, THAT INVOLVE RISKS AND UNCERTAINTIES. ACTUAL RESULTS ARE UNCERTAIN AND MAY BE IMPACTED BY CERTAIN RISKS AND UNCERTAINTIES THAT MAY AFFECT THE ACCURACY OF THE FORWARD-LOOKING STATEMENTS WITH RESPECT TO REVENUES, EXPENSES AND OPERATING RESULTS, INCLUDING, WITHOUT LIMITATION, CYCLES OF DEALER ORDERS, GENERAL ECONOMIC AND COMPETITIVE CONDITIONS AND CHANGING CONSUMER TRENDS, TECHNOLOGICAL ADVANCES AND THE NUMBER AND TIMING OF NEW PRODUCT INTRODUCTIONS, SHIPMENTS OF PRODUCTS AND COMPONENTS FROM FOREIGN SUPPLIERS, THE TIMING OF OPERATING AND ADVERTISING EXPENDITURES AND CHANGES IN THE MIX OF PRODUCTS ORDERED BY INDEPENDENT BICYCLE DEALERS. AS A RESULT, THE ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE PROJECTED IN THE FORWARD-LOOKING STATEMENTS.

     BECAUSE OF THESE AND OTHER FACTORS THAT MAY AFFECT THE COMPANY'S OPERATING RESULTS, PAST FINANCIAL PERFORMANCE SHOULD NOT BE CONSIDERED AN INDICATOR OF FUTURE PERFORMANCE, AND STOCKHOLDERS SHOULD NOT USE HISTORICAL TRENDS TO ANTICIPATE RESULTS OR TRENDS IN FUTURE PERIODS.

                             ADDITIONAL INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices at 7 World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of these materials can also be obtained from the Commission at prescribed rates by writing to the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains an Internet web site that contains certain reports, proxy statements and other information regarding issuers like the Company who file electronically with the Commission. The address of that site is http://www.sec.gov. The reports, proxy statements and other information filed by the Company with the Commission may also be inspected at the offices of the National Association of Securities Dealers, Inc., NASDAQ Reports Section, 1735 K Street, Washington, D.C. 20006.

                     THE MERGER -- FACTORS TO BE CONSIDERED

GENERAL


     The Merger Agreement provides for the Merger of Acquisition Subsidiary with and into the Company, with the Company to be the surviving corporation ("Surviving Corporation") of the Merger, and with the Company becoming a wholly-owned subsidiary of Schwinn. If the requisite approval of the stockholders of the Company is received at the Special Meeting, the Merger is expected to be consummated as soon as practicable after the satisfaction or waiver of each of the conditions to consummation of the Merger. Upon the consummation of the Merger, each outstanding share of Common Stock (other than shares owned by the Company or owned by Schwinn, Acquisition Subsidiary or any subsidiary of the Company, Schwinn or Acquisition Subsidiary, and other than Dissenting Shares) will automatically be converted into the right to receive $8.00 in cash, without interest.


BACKGROUND OF THE MERGER


     From time to time, the Board of Directors of the Company has informally evaluated strategic alternatives for the Company, including the sale of the Company and other possible transactions that could strengthen the Company's competitive position with respect to other bicycle manufacturers. In connection with these evaluations, the Board of Directors of the Company consulted from time to time with investment banking firms. As part of its exploration of strategic alternatives, the Company acquired Riteway Distributors, Inc. in 1987, a California distributor of bicycles, parts and accessories, purchased three additional domestic distributors between 1989 and 1995, purchased distributors in France and the United Kingdom in 1996, and formed distributors in Japan and Canada. Notwithstanding the Company's efforts to strengthen its competitive position, the bicycle industry remains subject to economic cycles and changing consumer trends. In recent years, consistent with trends in the bicycle industry, the Company has experienced declining profits from bicycle sales and sales of parts and accessories. As a result, the Company has realized lower than expected revenues and net profits.



     On August 7, 1997, the Board of Directors of the Company held a regularly scheduled meeting. At this meeting the Board heard a presentation from representatives of an investment banking firm who presented strategic alternatives for the Company concerning financial planning and maximization of long-term stockholder value, including equity and debt financing alternatives, strategic partnership alternatives, and sale of control alternatives. Also at this August 7, 1997 meeting, the Board heard a presentation from representatives of Morgan Stanley & Co., Incorporated ("Morgan Stanley") who gave a similar presentation on strategic alternatives for the Company, including financing alternatives, strategic partnership alternatives and sale of control alternatives. Morgan Stanley included with its presentation a preliminary list of potential purchasers of the Company.



     In October 1997, the Company formally retained Morgan Stanley as its financial advisor to assist the Company in pursuing strategic alternatives, and specifically, to pursue the possibility of selling the Company in order to maximize stockholder value. On October 2, 1997, a representative of Morgan Stanley met with representatives of a large foreign, privately-held bicycle manufacturing company (the "Alternative Buyer") who had contacted the Company regarding a potential merger. On October 27, 1997, Morgan Stanley received a letter from this party expressing possible interest in entering into a merger transaction with the Company.


     During the months of December 1997 and January 1998, Morgan Stanley, at the request of the Company, contacted approximately 16 potential acquiring entities, which included both financial buyers and industry related entities, to discuss the possibility of entering into a transaction with the Company. On December 9, 1997, Morgan Stanley contacted representatives of Questor Management Company ("Questor"), which manages Questor Partners Fund, L.P., the controlling shareholder of Schwinn, to discuss Questor's potential interest in acquiring the Company, and on January 26, 1998, Questor delivered a memorandum to Morgan Stanley requesting further information and certain due diligence items.

     On February 10, 1998, the Board of Directors of the Company held a regularly scheduled meeting. Morgan Stanley met with the Board of Directors to review the status of certain strategic alternatives, including the status of discussions with each of the entities which had been contacted, and to summarize a preliminary transaction proposal that was being discussed with the Alternative Buyer. Morgan Stanley indicated that although the discussions were preliminary in nature, any deal with the Alternative Buyer would likely require certain stockholders of the Company to retain a substantial equity interest in the resulting entity. The Board of Directors indicated to Morgan Stanley that it was the desire of the Board to treat all stockholders equally and that subsequent discussions should continue in that light. The Board also requested that Morgan Stanley continue to pursue discussions with the Alternative Buyer concerning an increased valuation of the Company and improved transaction structure, and to continue discussions with other potential buyers.

     On February 10, 1998, subsequent to the conclusion of the Board meeting, Morgan Stanley received a telephone call from Questor in which Questor indicated that it was interested in pursuing negotiations to acquire the Company for approximately $8.00 to $8.50 per share in cash. Thereafter, the Company and the Company's legal counsel began coordinating a due diligence production to be used in connection with the anticipated due diligence review by Questor and the Alternative Buyer.

     On April 13, 1998, the Company's legal counsel sent a draft of an Agreement and Plan of Merger to both Questor and the Alternative Buyer. Shortly thereafter, the Alternative Buyer requested access to due diligence materials and requested a meeting with management and with the Company's accountants. In the ensuing weeks, the Company and its financial and legal advisors engaged in meetings and negotiations with such party and continued to respond to due diligence requests from such party.

     During the week of May 4, 1998, the Company and its legal advisors coordinated a business and legal due diligence review with representatives from Questor. In the ensuing weeks, the Company and the Company's legal counsel continued to assist in Questor's due diligence review.

     Continued discussions between Morgan Stanley and Questor led to Questor sending a letter to Morgan Stanley on April 23, 1998 expressing proposed terms for an acquisition of the Company for cash. The proposed purchase price in this letter was $8.50 per share of outstanding Common Stock, conditioned on certain other factors, including satisfactorily completing further due diligence. During the next few weeks, the Company and its legal counsel provided Questor with requested due diligence materials.


     On May 20, 1998, Morgan Stanley received a proposal from the Alternative Buyer with whom it had been negotiating. This proposal outlined two alternative transactions, one at $9.00 per share comprised of 50% stock and 50% cash (less GT's transaction fees and expenses), and one at $8.25 per share cash (less transaction fees and expenses). Morgan Stanley advised that, after subtracting GT's transaction fees and expenses, the cash proposal could potentially equate to a price of less than the $8.00 per share offered by Questor based upon estimated transaction fees and expenses. The offer required that a substantial portion of the shares owned by management and Bain, be exchanged for equity of the Alternative Buyer. In addition, the offer was submitted with a financing commitment that was subject to material qualifications, including satisfactorily completing business due diligence by the Alternative Buyer's lender.


     On May 28, 1998, Questor sent a letter to the Company with a revised proposal to acquire the Company for $8.00 per share in cash for each outstanding share of Common Stock, which on that date represented an approximate 39% premium to the share price at that time, a price to earnings multiple of 25.0 based on 1997 earnings, and an enterprise value equivalent to 12.4 times 1997 earnings before interest, taxes, depreciation and amortization ("EBITDA"). Questor indicated that the previously proposed purchase price of $8.50 per share in Questor's April 23, 1998 letter was based upon the assumption that the Company could achieve its 1998 plan to generate $25 million of EBITDA, and that Questor's due diligence review would not reveal any significant issues which would suggest a further decline in trailing financial performance. The Company's 1998 first quarter EBITDA was $2.9 million, a 19% shortfall to management's projections and a 12% decline versus the first quarter of the prior year.


     On May 29, 1998, the Board of Directors of the Company held a regularly scheduled meeting. Morgan Stanley noted that as a result of the extensive solicitations that had occurred over a period of several months, only two parties expressing interest in the Company appeared to have any reasonable likelihood of consummating a transaction. Morgan Stanley described in detail the status of both proposals to the Board, noting that the price per share of outstanding Common Stock was approximately $8.00 in each case. Morgan Stanley noted that the financing commitment for Questor was substantially firmer than that proposed by the Alternative Buyer, which was conditioned on satisfactory completion of significant due diligence, confirmation of financial data and other conditions including (i) no material adverse change affecting the Company or the financial markets generally, (ii) satisfactory legal structure and documentation with respect to the transaction, and (iii) a substantial additional equity contribution from third parties in order to be able to finance the transaction. The Company subsequently received a revised proposal from the Alternative Buyer eliminating the equity financing condition. The Board held extensive discussions concerning each of the proposals, including the nature of the respective businesses, expected synergies between the Company and each party, the financing and financial condition of each party and other factors. Morgan Stanley proceeded to further review the status of negotiations with Questor, including the status of due diligence proceedings and additional due diligence to be completed. Morgan Stanley noted that Questor could be in a position to have definitive documentation executed in a relatively short time.


     The Board discussed the strengths and weaknesses of both proposals and further reviewed the status and outlook for the Company's business prospects. Taking into account the continued softness of the domestic market for adult bicycles, increased competition in juvenile and other bicycle lines, the substantial financing requirements of the Company and the other factors discussed at the meeting, the Board decided it would be in the best interests of the Company and its stockholders to pursue a sale of the Company. Following such discussion, management was directed to continue providing due diligence materials to and maintain discussions with both parties.

     From May 28, 1998 to June 21, 1998, the Company and its legal and financial advisors continued to negotiate a definitive acquisition agreement with Questor and the Alternative Buyer. On June 20, 1998, Morgan Stanley was verbally informed by the Alternative Buyer that it was not in a position to submit an offer at $8.00 per share.

     On June 21, 1998, the Board of Directors of the Company met to consider a proposed Agreement and Plan of Merger, and the transactions contemplated thereby, presented to the Company by Questor. At such meeting, the Company's legal and financial advisors reviewed with the Board, among other things, the background of the proposed transaction, the value presented by the transaction and the Company's long-term outlook and the terms of the Merger Agreement. The Company's legal counsel advised the members of the Board of Directors with respect to their fiduciary duties in connection with voting on the proposed transaction. Morgan Stanley gave a presentation to the Board of Directors regarding the fairness of the proposed transaction. Morgan Stanley reviewed with the Board of Directors the existing and projected financial condition of the Company and the resulting expected public market price for the Company's shares in light of the historical price performance for such shares. Morgan Stanley reviewed trading statistics of selected comparable companies in comparison with those of the Company, both historically and projected, reviewed precedent transactions and noted that the price to be paid to the Company's stockholders compared favorably. Morgan Stanley also reviewed a discounted cash flow valuation analysis based upon the Company's expected EBITDA and the resulting expected equity value for the Company. Based on the foregoing, Morgan Stanley advised that it expected to be in a position to issue a fairness opinion regarding the fairness from a financial point of view of the merger consideration.

     At the conclusion of the presentation, Morgan Stanley delivered its oral opinion (subsequently confirmed in writing) that the consideration to be received by the Company's stockholders in the Merger was fair to the Company's stockholders from a financial point of view. After a twenty-four hour recess to thoroughly review and consider the proposal, the Board of Directors re-convened on June 22, 1998 and unanimously approved the Merger Agreement and the transactions contemplated thereby. The parties executed the Merger Agreement later that day.

REASONS FOR THE MERGER

     The Board of Directors of the Company has carefully considered the terms and conditions of the proposed Merger and has determined that the Merger is in the best interests of, and is on terms fair to, the

Company's stockholders and has unanimously approved the Merger Agreement and the transactions contemplated thereby, including the Merger.


     In reaching its unanimous determination that the Merger Agreement and the transactions contemplated thereby, including the Merger, are in the best interests of, and on terms fair to, the Company's stockholders, the Board of Directors considered a number of factors, which taken together supported such determination, including without limitation the following:



          (i) information relating to the financial condition, results of operations, capital resources and management's assessment of the prospects of the Company, which led the Board to determine that there is reasonable uncertainty and a substantial business risk that in the long-term the Company will not produce stockholder value in excess of the Merger Consideration;



          (ii) the current and prospective environment in which the Company operates which has witnessed continued softness in the domestic market for adult bicycles, increased competition in juvenile and other bicycle lines and other factors which taken together are adversely affecting the Company's results of operations and financial condition (see "Management's Discussion and Analysis of Financial Condition and Results of Operations");



          (iii) the presentation by Morgan Stanley and its opinion on June 22, 1998 that, based upon the assumptions and limitations stated therein, the cash consideration of $8.00 per share to be received by the stockholders pursuant to the Merger Agreement is fair from a financial point of view to such stockholders (see "Opinion of the Financial Advisor");



          (iv) the relationship of the Merger Consideration to the historical and current market prices for the Common Stock preceding the announcement of the Merger and the Board's belief that the public market's valuation of the Company and the bicycle industry in general may limit the value realized by the Company's stockholders in the public market; and



          (v) a comparison of the anticipated future prospects for the Company should the Company enter into the Merger as opposed to remaining an independent corporation.



     Prior to execution of the Merger Agreement, the Company pursued its business strategy, which principally consisted of designing, manufacturing and distributing juvenile BMX and premium priced mountain bicycles, and acquiring additional distributors in situations where the Company believed such acquisitions could be achieved at a price that such additional distributors would add to profitability and stockholder value. The Company retained Morgan Stanley in October 1997 to investigate potential strategic alternatives available to the Company, and the Company continued to pursue its established business strategies discussed above until Questor made an offer to acquire the Company at a price and on terms which the Board did not believe would be offered by any other party. At the time of the Questor offer, the only strategic alternatives available to the Company were to remain independent and continue to pursue its established business strategies, or accept the Questor offer. After detailed consideration, the Board determined that the price was substantially higher than the Company's stock price had been in recent months and that for the reasons set forth above, the long-term risks in remaining independent outweighed the cash benefit to be received, and accordingly, it would be advantageous to enter into the Merger Agreement.


     The foregoing discussion of the information and factors considered by the Board of Directors addresses the material factors considered by the Board in its consideration of the Merger. The Board did not quantify or attach any particular weight to the various factors that it considered in reaching its determination that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable and in the best interests of the Company's stockholders. In reaching its determination, the Board of Directors took the various factors into account collectively. The Board did not perform factor-by-factor analysis, but rather its determination was made in consideration of all of the factors as a whole.

BOARD RECOMMENDATION

     THE BOARD HAS CAREFULLY CONSIDERED THE TERMS AND CONDITIONS OF THE PROPOSED MERGER AND HAS DETERMINED THAT THE MERGER IS IN THE BEST INTERESTS OF, AND IS ON TERMS THAT ARE FAIR TO, THE COMPANY'S STOCKHOLDERS. THE BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER AND RECOMMENDS THAT THE STOCKHOLDERS OF THE COMPANY APPROVE THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER.

INTERESTS OF CERTAIN PERSONS


     In considering the recommendation of the Company's Board of Directors with respect to the Merger, stockholders of the Company should be aware that the Board of Directors and certain executive officers of the Company have interests that may present them with potential conflicts of interest.



     Messrs. Gay, Rehnert and Pretlow are directors of the Company. Messrs. Gay and Rehnert are also managing directors of, and Mr. Pretlow is also a principal of, Bain Capital Investors, Inc., an affiliate of the Bain Funds. The Bain Funds are major stockholders in GT and their investment aims, as investment funds, may be different than those of some stockholders.



     Certain of the Company's executive officers may be entitled to severance payments, retention incentives or other consideration as a result of the Merger or as a result of their termination after the Merger. Specifically, the three executive officers of GT -- Michael C. Haynes, President and Chief Executive Officer (and a Director); William K. Duehring, Chief Operating Officer (and a Director); and Charles Cimitile, Vice President, Finance and Chief Financial Officer -- currently are parties to long standing employment agreements with GT which expire by their terms, in the case of Messrs. Haynes and Duehring, at the end of October 1998, and in the case of Mr. Cimitile, at the end of November 1999, subject to possible earlier termination. These agreements provided for: annual base salaries in 1997 of $312,000 for Mr. Haynes, $228,000 for Mr. Duehring and $175,000 for Mr. Cimitile; annual salary increases based on increases in the Consumer Price Index; and discretionary annual bonuses based on the recommendation of the Board of Directors in the case of Messrs. Haynes and Duehring, and up to 80% of salary in the case of Mr. Cimitile, based on GT's attainment of certain net income target levels. As an inducement to remain with GT and to assist in the transition following the Merger, it is contemplated that GT will enter into retention agreements with the three executive officers, pursuant to which they will receive, in the case of Messrs. Haynes and Duehring, $125,000 each, and in the case of Mr. Cimitile, $60,000 if they remain in the employ of GT for a specified period following the consummation of the Merger.



     It is also currently contemplated that at or shortly following the merger certain of these executive officers will enter into new employment agreements with GT, the duration and employment terms of which have not yet been determined pending further evaluation by Schwinn of management needs at GT. However, compensation levels at least for the remainder of 1998, will be substantially the same as provided in their current employment agreements. Compensation levels thereafter and other employment terms are expected to be subject to negotiation by the parties. If they remain employed by GT, it also is contemplated that the three executive officers together (i) will be afforded the opportunity to purchase not more than a total of $2,000,000 worth of shares of stock of Schwinn at fair market value and (ii) will be granted stock options, vesting in installments, to purchase not more than a total of 35,000 additional Schwinn shares at fair market value. Such stock purchase rights and stock options, if exercised in full by all three executive officers, would be expected to represent a total of less than 5% of the outstanding shares of Schwinn stock.



     The Merger Agreement provides that all rights to indemnification in favor of any present or former director or officer of the Company as provided in the Company's Certificate of Incorporation, Bylaws and/or certain applicable indemnification agreements shall continue in full force and effect after the Merger with respect to matters occurring at or prior to the effective time of the Merger. In addition, certain of the Company's executive officers may enter into employment agreements or otherwise will continue to be employed by the resulting entity after the Merger.

     Pursuant to the Merger Agreement and the Stockholders Agreement, the Company has agreed to reimburse Bain for its legal expenses incurred in connection with such agreements.

                          OPINION OF FINANCIAL ADVISOR

     The Company retained Morgan Stanley to act as its financial advisor in connection with the exploration of a variety of financial alternatives to the Company based upon Morgan Stanley's qualifications, experience and expertise. At the June 21, 1998 meeting of the Board of Directors, Morgan Stanley rendered to the Company's Board of Directors an oral opinion which was formalized in writing as of June 22, 1998, to the effect that, as of such date and based on and subject to certain matters stated therein, the consideration to be received by the holders of Common Stock pursuant to the Merger Agreement was fair to such stockholders from a financial point of view.

     The full text of the Morgan Stanley opinion dated June 22, 1998, which sets forth the assumptions made, matters considered and limitations on the review undertaken, is attached as Annex II to this Proxy Statement and is incorporated herein by reference. All holders of Common Stock are urged to, and should, read the Morgan Stanley opinion carefully and in its entirety. The Morgan Stanley opinion is directed to the Company's Board of Directors and addresses the fairness of the consideration to the holders of shares of Common Stock pursuant to the Merger Agreement from a financial point of view and it does not address any other aspect of the Merger nor does it constitute a recommendation to any holder of Common Stock as to how to vote at the Special Meeting. This summary of the Morgan Stanley opinion is qualified in its entirety by reference to the full text of such opinion.

     For purposes of its opinion, Morgan Stanley, among other things: (i) reviewed certain publicly available financial statements and other information of the Company; (ii) reviewed certain internal financial statements and other financial and operating data concerning the Company prepared by the management of the Company; (iii) analyzed certain financial projections prepared by the management of the Company; (iv) discussed the past and current operations, the financial condition and the prospects of the Company with senior executives of the Company; (v) reviewed the reported prices and trading activity for the Common Stock of the Company; (vi) compared the financial performance of the Company and the prices and trading activity of the Common Stock with that of certain other comparable publicly-traded companies and their securities; (vii) reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions; (viii) participated in discussions and negotiations among representatives of the Company, Schwinn and certain other parties and their financial and legal advisors; (ix) reviewed the Merger Agreement and certain related documents; and (x) performed such other analyses and considered such other factors as Morgan Stanley deemed appropriate.

     In rendering its opinion, Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by Morgan Stanley for the purposes of its opinion. With respect to the Company's financial projections, Morgan Stanley assumed that such projections have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of the Company. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of the Company, nor was Morgan Stanley provided with such appraisals. Morgan Stanley assumed that the Merger will be consummated on the terms set forth in the Merger Agreement. Morgan Stanley's opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to Morgan Stanley as of the date thereof.

     The following is a brief summary of the analyses performed by Morgan Stanley in connection with the preparation of its opinion dated June 22, 1998 and with its oral presentation to the Company's Board of Directors on June 21, 1998.

STOCK TRADING HISTORY

     Morgan Stanley reviewed the historical trading prices for the Common Stock since its initial public offering on October 13, 1995 and over the year leading up to the last trading day prior to the date of the oral opinion and noted that the price of the Common Stock was down 44.9% from its 12-month high for the year from June 19, 1997 to June 19, 1998 with a high of $8.63 and a low of $4.50.

     Morgan Stanley reviewed the premium obtained by computing the percentage excess of the sale price of $8.00 over the 5-day and 90-day average closing prices ending on June 19, 1998. These premiums were 73.5% and 34.5% respectively.

DISCOUNTED CASH FLOW


     Morgan Stanley performed discounted cash flow analyses of the Company based upon projections and assumptions provided by the Company's management, using discount rates reflecting an expected equity total return of 11.0% to 13.0% and terminal multiples as of 2007.


     Applying a 5.0x to 7.0x multiple to the estimated earnings before interest, taxes, depreciation and amortization (EBITDA), the range of present values per share of Common Stock was $5.27 to $11.41, with a present value at the midpoint of the discount rate and multiple ranges of $8.12. Such projections incorporated several assumptions, including a significant increase in international revenues during the first two years resulting from both penetration of new markets and increased penetration of existing markets, and EBITDA margins which grow to 9.9% by 2001 and remain flat thereafter, reflecting both improving market conditions and greater operational efficiency going forward.

ANALYSES OF SELECTED COMPARABLE PUBLICLY TRADED COMPANIES

     Morgan Stanley reviewed the trading statistics of selected comparable publicly traded bicycle and sporting goods companies. Comparable companies selected consisted of Bell Sports, Cannondale, Huffy, PTI, Rockshox, Brunswick and K2. Based on June 17, 1998 closing share prices, the trading multiples of the comparable group of companies were in the following ranges: aggregate value to last twelve months sales was 0.35x to 0.92x, aggregate value to estimated 1998 EBITDA was 5.8x to 6.7x, aggregate value to estimated 1998 EBIT was 3.6x to 10.8x, equity value to estimated 1998 earnings was 7.6x to 16.9x and equity value to estimated 1999 earnings was 6.4x to 16.8x. Morgan Stanley selected the following multiple ranges for its comparable company valuation analysis: sales multiple of 0.6x to 0.8x, estimated 1998 EBITDA multiple of 5.5x to 6.5x, estimated 1998 EBIT multiple of 8.0x to 9.5x, estimated 1998 earnings multiple of 10.0x to 16.0x and a estimated 1999 earnings multiple of 8.0x to 13.0x. Applying a range of multiples to the Company's sales, EBITDA, EBIT and earnings forecasts for the relevant periods, assuming a 35% control premium, and considering average net debt balances of approximately $96.0 million projected for fiscal year 1998 resulted in a range of values per share of $6.31 to $10.86.

     No company utilized as a comparison in the comparable companies analysis is identical to the Company. In evaluating the comparable companies, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the Company, such as the impact of competition on the Company and the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of the Company or the industry or in the financial markets in general.

ANALYSES OF SELECTED PRECEDENT TRANSACTIONS

     Morgan Stanley reviewed certain publicly available information regarding the following precedent transactions in the bicycle and sporting goods industries: leveraged recapitalization of Derby International, the merger of Mongoose and Brunswick and the merger of Roadmaster and Brunswick. The multiples of aggregate value to last twelve months' sales in these transactions were 0.9x, 2.7x and 0.9x, respectively. Morgan Stanley selected a sales multiple range of 0.8x to 1.0x. Applying this multiple range to the Company's sales, and considering average net debt balances of approximately $96.0 million projected for fiscal year 1998 resulted in a range of values per share of $7.70 to $12.10. Only one of these transactions, the Derby recapitalization, disclosed EBITDA information. The multiple of aggregate value to last twelve months' EBITDA in this transaction was 8.1x. Morgan Stanley selected an EBITDA multiple range of 8.0x to 12.0x, yielding a per-share value range of $4.10 to $10.00. Though no precedent transaction multiples of aggregate value of last twelve months' EBIT were available, Morgan Stanley selected an EBIT multiple range of 10.0x to 15.0x, yielding a per-share value of $4.30 to $11.30.

     No transaction utilized as a comparison in the comparable transaction analysis is identical to the Merger. In evaluating the precedent transactions, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the Company's control, such as the impact of competition on the Company and the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of the Company or the industry or in the financial markets in general. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using comparable transaction data.

     The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any particular analysis or factor considered by it. Furthermore, Morgan Stanley believes that selecting any portion of Morgan Stanley's analyses, without considering all analyses, would create an incomplete view of the process underlying the Morgan Stanley opinion. In addition, Morgan Stanley may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley's view of the actual value of the Company.


     In performing its analyses, Morgan Stanley made numerous judgments and assumptions, including assumptions that industry performance and general business and economic conditions will continue in effect substantially the same as in existence as of the date of the analyses and that the financial projections prepared by the Company's management were reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of the Company, and with respect to other matters, many of which are beyond the control of the Company. The analyses performed by Morgan Stanley are not necessarily indicative of actual value, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as a part of Morgan Stanley's analysis of whether the consideration to be received by the holders of Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders, and were conducted in connection with the delivery of the Morgan Stanley opinion. The analyses do not purport to be appraisals of, or to reflect the price at which the Company might actually be sold.


     In addition, as described earlier, Morgan Stanley's opinion and presentation to the Company's Board of Directors was one of many factors taken into its consideration by the Board of Directors in making its determination to recommend the approval of the Merger by the Company's stockholders. The Morgan Stanley analyses described above should not be viewed as determinative of the opinion of the Company's Board of Directors or management with respect to the value of the Company or of whether Morgan Stanley would have rendered an opinion of fairness with respect to, or the Board of Directors or management of the Company would have been willing to agree to, any consideration other than the consideration to be received by the Company's stockholders pursuant to the Merger Agreement.

     The Board of Directors of the Company retained Morgan Stanley based upon its qualifications, experiences and expertise. Morgan Stanley is an internationally recognized investment banking and advisory firm. As part of its investment banking and financial advisory business, Morgan Stanley is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. In the ordinary course of its trading and brokerage business, Morgan Stanley and its affiliates may actively trade the equity securities of the Company for their own account and for the accounts of customers and, accordingly, may at any time hold long or short positions in such securities.


     Pursuant to a letter agreement dated August 14, 1997, the Company has agreed to pay Morgan Stanley (i) an advisory fee not to exceed $200,000 which is payable if the Merger is not consummated and (ii) a transaction fee to be the greater of (A) $1,500,000 and (B) one percent (1.0%) of the aggregate value of the transaction. In addition, the Company has agreed to indemnify Morgan Stanley, its affiliates and certain related persons against certain liabilities and expenses arising out of or in conjunction with its rendering of services under its engagement and any related transactions, including liabilities under federal securities laws.

                              THE MERGER AGREEMENT

     This section of the Proxy Statement describes some aspects of the proposed Merger, including some of the provisions of the Merger Agreement. The description of the Merger Agreement contained in this Proxy Statement is not complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached to this Proxy Statement as Annex I and which is incorporated by reference. You are urged to read the entire Merger Agreement carefully.

STRUCTURE; EFFECTIVE TIME


     The Merger Agreement provides for the merger of Acquisition Subsidiary into the Company. The Company will survive the Merger and continue to exist after the Merger as a wholly-owned subsidiary of Schwinn. The Merger will become effective at the time a certificate of merger is filed with the Secretary of State of the State of Delaware (or a later time if specified in the certificate of merger). The time that the Merger becomes effective is referred to in this Proxy Statement as the "Effective Time." If the Merger is approved by the requisite vote of the Company's stockholders at the Special Meeting, the Effective Time is
expected to occur on or about September   , 1998, or as promptly as practicable
following the satisfaction or waiver of all the conditions to the Merger.


MERGER CONSIDERATION

     The Merger Agreement provides that each share of Common Stock outstanding immediately prior to the Effective Time (other than shares owned by either Schwinn, Acquisition Subsidiary, the Company or their respective subsidiaries) will, at the Effective Time, be converted into the right to receive $8.00 in cash from Acquisition Subsidiary, without interest (the "Merger Consideration"). All shares of Common Stock that are owned by Schwinn, Acquisition Subsidiary, the Company or their respective subsidiaries will, at the Effective Time, be cancelled and no payment will be made for such shares. If the appraisal rights of any shares of Common Stock are perfected, then those shares will be treated as provided in Section 2.3 of the Merger Agreement. Section 2.5 of the Merger Agreement provides that the Merger Consideration may be adjusted downward if the Company's representations and warranties concerning its capitalization are inaccurate. The Merger Consideration will be paid as promptly as practicable after the Effective Time and after the exchange agent appointed by Schwinn receives stock certificates and appropriate documentation. You will be given instructions after the Effective Time explaining how to send your stock certificates and other required documents to the exchange agent.

     The aggregate Merger Consideration, including amounts necessary to cash out outstanding options and warrants issued by the Company, is estimated to be approximately $80 million.

OPTIONS AND WARRANTS

     Under the Merger Agreement, each option to purchase Common Stock outstanding immediately prior to Effective Time will automatically become immediately exercisable. Holders of each of those options with an exercise price below $8.00 will receive a cash payment in an amount equal to $8.00 less the exercise price of the option multiplied by the number of shares of Common Stock purchasable thereunder. All options to purchase Common Stock will then be cancelled.

     The warrant to purchase Common Stock issued by the Company to Bank of America, if outstanding and exercisable at the Effective Time, will be converted into the right to receive a cash payment equal to $8.00 less the exercise price of the warrant multiplied by the number of shares of Common Stock purchasable thereunder. Such warrant will then be cancelled.

CONVERSION OF SHARES

     Schwinn will appoint an exchange agent who will make payment of the Merger Consideration in exchange for certificates representing shares of Common Stock and who will distribute the consideration owed with respect to options and warrants to purchase Common Stock outstanding at the Effective Time. Acquisition Subsidiary will deposit cash with the exchange agent in order to permit the exchange agent to pay such amounts. Promptly after the Effective Time, the exchange agent will send you a letter of transmittal and instructions explaining how to send your certificates to the exchange agent. If you send your stock certificates to the exchange agent, together with a properly completed letter of transmittal, then as promptly as practicable after the exchange agent receives and processes your documents, a check for the Merger Consideration will be mailed to you (subject to any withholding required by law).

     Until surrendered, each certificate representing Common Stock will be deemed at any time after the Effective Time to represent only the right to receive upon surrender of such certificate the Merger Consideration (or, if appraisal rights have been perfected, the consideration specified in Section 2.3 of the Merger Agreement). No interest will be paid or will accrue on any cash payable to holders of Common Stock.

     Any portion of the cash deposited with the exchange agent which remains undistributed six months after the Effective Time will be delivered to the Surviving Corporation, upon demand, and any holders of the Common Stock who have not theretofore complied with the exchange provisions of the Merger Agreement may thereafter look only to the Surviving Corporation for payment of their claim for Merger Consideration.

NO SOLICITATION BY THE COMPANY

     Pursuant to Section 6.3 of the Merger Agreement, the Company has agreed that it will not, and will not authorize or permit any of its subsidiaries, or any of its or their officers, directors, employees, representatives, agents or affiliates (including, without limitation, any investment banker, financial advisor, attorney, accountant or other representative retained by the Company or any of its subsidiaries), to directly or indirectly initiate, solicit or encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal (as defined below), or enter into or maintain or continue discussions or negotiate with any person in furtherance of such inquiries with respect to an Acquisition Proposal or agree to or endorse any Acquisition Proposal. However, if the Board of Directors of the Company, based on the advice of outside legal counsel, reasonably believes that the failure to do so would violate the directors' fiduciary duties to the Company's stockholders under applicable law, the Company may, subject to certain conditions, in response to an unsolicited written bona fide Acquisition Proposal from any person that the Company's Board of Directors, based on the written advice of an independent nationally recognized financial advisor and outside legal counsel, reasonably believes would reasonably be expected to result in a Superior Proposal (as defined below), (i) furnish information with respect to the Company to the person making such proposal after entering into a confidentiality agreement with such person on terms and conditions no less favorable in any material respect to the Company than the terms and conditions of the confidentiality agreement dated as of May 27, 1998 executed by Schwinn and (ii) participate in negotiations regarding such Acquisition Proposal. The Company has agreed to provide written notice to Schwinn of its intention to take such actions not less than four business days prior to doing so.

     For purposes of such restrictions, an "Acquisition Proposal" means an inquiry, offer or proposal regarding any of the following (other than the transactions among the Company, Schwinn and Acquisition Subsidiary) involving the Company or any of its significant subsidiaries: (i) any merger, consolidation, share exchange, recapitalization, business combination or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 20% or more of the assets of the Company and its subsidiaries, taken as a whole, in a single transaction or series of transactions; (iii) any tender offer or exchange offer for outstanding shares of capital stock of the Company or purchase from the Company of any shares of capital stock of the Company or the filing of a registration statement under the Securities Act in connection with any of the foregoing; or (iv) any public announcement by the Company of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing. A "Superior Proposal" means any bona fide

Acquisition Proposal that has the following characteristics: (i) it is a proposal to acquire, directly or indirectly, for consideration consisting of cash and/or readily marketable securities, (A) shares of Common Stock representing at least 80% of the voting power of the outstanding shares of Common Stock, and the shares of Common Stock issuable upon the exercise of outstanding options, warrants and rights to purchase Common Stock, or (B) substantially all the assets of the Company, (ii) the terms of such proposal in the good faith judgment of the Board of Directors of the Company (based on the written opinion of an independent nationally recognized financial advisor) provide a per share value to the Company's stockholders which is higher than the per share value provided by the Merger (after talking into account, if applicable, the termination fee and other expenses that would be owed to Schwinn and any modifications to the Merger Agreement proposed by Schwinn), (iii) the transactions envisioned by such proposal, in the good faith judgment of the Board of Directors of the Company, based on the opinion of an independent nationally recognized financial advisor and the advice of outside legal counsel, are reasonably likely to be consummated without unreasonable delay or unusual conditions compared to the transactions contemplated by the Merger Agreement, and (iv) financing for the proposed transaction, to the extent required, has been committed in all material respects to the same extent that Schwinn's financing has been committed.

     The Company has agreed that neither its Board of Directors nor any committee thereof is permitted to (i) withdraw or modify, or propose to withdraw or modify, in a manner materially adverse to Schwinn and Acquisition Subsidiary, the approval or recommendation by the Company's Board of Directors or any such committee of the Merger or the Merger Agreement, (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal or (iii) enter into any agreement with respect to any Acquisition Proposal. The Board of Directors may, however, (i) withdraw or modify its recommendation of the Merger or the Merger Agreement, (ii) approve or recommend a Superior Proposal, or (iii) cause the Company to enter into an agreement with respect to a Superior Proposal, if the Board of Directors, based on the advice of outside counsel, reasonably believes that the failure to do so would violate its fiduciary duties to the Company's stockholders under applicable law. The Company has agreed not take any of the actions specified in the preceding sentence unless Schwinn shall have received from the Company written notice specifying such actions to be taken no later than 12:00 noon New York City time four business days prior to the date such actions are proposed to be taken.

     In addition to the obligations described above, the Company has agreed to promptly advise Schwinn orally and in writing of any Acquisition Proposal and of any request for information which may relate to an Acquisition Proposal, or any inquiry with respect to or which could lead to any Acquisition Proposal, and the material terms and conditions of such request, Acquisition Proposal or inquiry. The Company has agreed to keep Schwinn fully and timely informed of the status and details (including amendments or proposed amendments) of any such request, Acquisition Proposal or inquiry.

COVENANTS

     Interim Operations of the Company. Until the Effective Time, the Company and its subsidiaries are required to comply with a number of covenants concerning the operation of their businesses. In general, the Company has agreed to carry on its business in the ordinary course of business in substantially the same manner as previously conducted and, to the extent consistent therewith, use all reasonable efforts to preserve intact its current business organizations, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with it. The Company also agreed to obtain Schwinn's consent prior to taking a number of actions such as declaring dividends, granting options, warrants or rights to purchase Common Stock, amending its Certificate of Incorporation or Bylaws, incurring any indebtedness (other than under the Company's existing credit facilities), making any capital expenditures in excess of $5 million, granting any increases in compensation or benefits, acquiring any business or material assets, disposing of any material assets, or taking any action that is reasonably likely to result in any of the Company's representations and warranties contained in the Merger Agreement to be untrue in any material respect or in any of the Company's covenants contained therein or the conditions to the Merger not being satisfied.

     Special Meeting; Proxy Material. The Company and Schwinn agreed to prepare this Proxy Statement, and the Company agreed to mail this Proxy Statement to each holder of Common Stock and call and hold the Special Meeting. Subject to the rights of the Company described under "No Solicitation by the Company" above, the Company also agreed to use all reasonable efforts to obtain stockholder approval of the Merger Agreement.

     Employee Benefits. Section 7.7 of the Merger Agreement provides that for a period of at least one year after the Effective Time, Schwinn will maintain employee benefits and programs, including a 401(k) plan, for employees of the Company and its subsidiaries that are in the aggregate not materially less favorable than those being provided to such employees on the date of the Merger Agreement. To the extent any employee benefit plan, program or policy of Schwinn is made available to the employees of the Surviving Corporation or its subsidiaries, service with the Company and its subsidiaries by any employee prior to the Effective Time will be credited in determining such employee's eligibility and vesting levels (but not for accrual of benefits) under such plans, programs and policies of Schwinn.

     Indemnification and Insurance of the Company Directors and Officers. Section 7.6 of the Merger Agreement provides that the Certificate of Incorporation and Bylaws of the Surviving Corporation will contain provisions with respect to indemnification similar in all material respects to those set forth in the Certificate of Incorporation and Bylaws of the Company on the date of the Merger Agreement, which provisions will not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect in any material respect the rights thereunder of individuals who at any time prior to the Effective Time were directors or officers of the Company in respect of actions or omissions occurring at or prior to the Effective Time. This indemnification obligation is subject to any limitation imposed under applicable law. Each of Schwinn and the Surviving Corporation have also agreed to assume all the obligations under certain director and officer indemnification agreements entered into by the Company. The Merger Agreement also provides that for a period of six years from and after the Effective Time, the Surviving Corporation will use commercially reasonable efforts to cause to be maintained in effect the liability insurance policies for directors and officers most recently maintained by the Company. The Surviving Corporation may substitute therefor policies, including policies maintained by an affiliate of the Surviving Corporation, providing substantially the same coverage and containing terms and conditions substantially the same as the coverage most recently maintained by the Company.

     Other Covenants. The Merger Agreement contains other covenants of Schwinn and the Company. These include covenants relating to public announcements, notification of some matters, access to information, cooperation in connection with governmental filings and in obtaining consents and approvals, and confidential treatment of non-public information.

REPRESENTATIONS AND WARRANTIES

     The Merger Agreement contains a number of representations and warranties by both parties. The representations and warranties terminate at the Effective Time. The Company and Schwinn have each made reciprocal representations and warranties which include matters such as corporate organization, authorization, authorization of the Merger transactions and governmental approvals. The Company has also made representations and warranties to Schwinn regarding a number of other matters relating to the Company's corporate structure, SEC filings, business operations, financial statements, assets and liabilities, environmental matters and litigation. Schwinn also made representations and warranties to the Company that it had sufficient financing for the Merger transactions. See "Financing."

CONDITIONS TO THE MERGER

     Conditions to Each Party's Obligations. The obligations of Schwinn, Acquisition Subsidiary and the Company to consummate the Merger are subject to the satisfaction or waiver (to the extent permitted) of the following conditions:

     - The Merger Agreement and the Merger must be approved and adopted by the requisite vote of the stockholders of the Company.

     - The waiting period applicable to the consummation of the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 must have expired or been terminated (which has occurred) and any formal investigations relating to the Merger that may have been opened by the Federal Trade Commission or the Antitrust Division of the Department of Justice or any foreign antitrust authority (by means of a written request for additional information or otherwise) must have been terminated.


     - There must not be any temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger.

     - The representations and warranties of the other party contained in the Merger Agreement that are qualified by materiality or Material Adverse Effect must have been true and correct, and the representations and warranties of the other party contained in the Merger Agreement that are not so qualified must have been true and correct in all material respects as of the date of the Merger Agreement.

     - The representations and warranties of the other party contained in the Merger Agreement that are qualified by materiality or Material Adverse Effect must be true and correct, and the representations and warranties of the other party contained in the Merger Agreement that are not so qualified must be true and correct, except where the failure to be true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on such other party, as of the Effective Time, as though made on and as of the Effective Time, except (i) for changes expressly contemplated by the Merger Agreement or, in the case of the Company by the Company Disclosure Schedule, (ii) where the failure to be true and correct arises from or relates to conditions applicable generally to such other party's industry, including, without limitation, economic and political developments, and (iii) those representations and warranties which address matters only as of a particular date.

     - The other party must have performed and complied in all material respects with all material agreements and covenants required by the Merger Agreement to be performed or complied with by it on or prior to the Effective Time.

     Conditions to the Obligations of Schwinn and Acquisition Subsidiary. The obligations of Schwinn and Acquisition Subsidiary to consummate the Merger are further subject to the satisfaction or waiver (to the extent permitted) of the following additional conditions:

     - All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by the Company for the authorization, execution and delivery of the Merger Agreement and the consummation by it of the transactions contemplated thereby, including, without limitation, all consents required under any contract to which the Company or any of its subsidiaries is a party or by which any of them or their properties or assets are bound, must have been obtained and made by the Company, except where the failure to receive such consents, waivers, approvals, authorizations or orders would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

     - There must not be pending by any governmental authority any claim, suit, action or proceeding (or by any other person, any claim, suit, action or proceeding which the Board of Directors of Schwinn, based upon advice from counsel, believes has a reasonable likelihood of success) (i) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by the Merger Agreement or seeking material damages in connection therewith, or (ii) seeking to prohibit or limit the ownership or operation by Schwinn, the Company or any of their respective subsidiaries of any material portion of the business or assets of the Company, Schwinn or any of their respective subsidiaries, as a result of the Merger or any of the other transactions contemplated by the Merger Agreement.

     - Schwinn must have received the proceeds of its committed financing. See "Financing."

     - Schwinn must have received a legal opinion of Stradling Yocca Carlson & Rauth, counsel to the Company, in substantially the form required by the Merger Agreement.

     - The number of shares of Common Stock held by holders that have demanded and perfected their right of appraisal in accordance with Section 262 of the Delaware General Corporate Law must not exceed 10% of the outstanding shares.

     The Merger Agreement defines "Material Adverse Effect" as, with respect to any person, any change, effect or event that is or is reasonably likely to be
(i) material and adverse to the condition (financial or otherwise), business, properties, assets, liabilities, results of operations, cash flows or prospects of such person and its subsidiaries taken as a whole, and (ii) does or is reasonably likely to materially impair the ability of such person to perform its obligations under the Merger Agreement or otherwise materially threatens or impedes the consummation of the Merger and the other transactions contemplated by the Merger Agreement or the conduct of the business of the Surviving Corporation.

TERMINATION OF THE MERGER AGREEMENT AND PAYMENT OF FEES AND EXPENSES

     The Merger Agreement may be terminated at any time prior to the Effective Time as follows:

     - by mutual written consent of Schwinn and the Company;

     - by either Schwinn or the Company if the Merger is not consummated by October 30, 1998 (unless such date is extended by the mutual consent of Schwinn and the Company); provided, however, that this right to terminate the Merger Agreement is not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date;

     - by either Schwinn or the Company, if any of the conditions to such party's obligation to consummate the transactions contemplated by the Merger Agreement become impossible to satisfy; See "Conditions to the Merger."

     - by either Schwinn or the Company if a court of competent jurisdiction issues a nonappealable final order, decree or ruling having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger (provided that this right to terminate the Merger Agreement is not to be available to any party who has not used its reasonable efforts to take such actions that are necessary to consummate the Merger and such noncompliance materially contributed to the issuance of any such order, decree or ruling or the taking of such action);

     - by either Schwinn or the Company if the requisite vote of the stockholders of the Company is not obtained at the Special Meeting;

     - by Schwinn, if the Board of Directors of the Company withdraws, modifies or changes its approval or recommendation of the Merger Agreement or the Merger in a manner adverse to Schwinn or approves or recommends an Acquisition Proposal or the Company enters into an agreement with respect to an Acquisition Proposal;

     - by the Company if its Board of Directors withdraws or modifies its approval or recommendation of the Merger Agreement or the Merger and the Company, simultaneously with terminating the Merger Agreement, pays Schwinn $2 million plus its reasonable expenses in accordance with the terms of the Merger Agreement;

     - by the Company if the Company enters into a definitive agreement with respect to a Superior Proposal and the Company, simultaneously with terminating the Merger Agreement, pays Schwinn $2 million plus its reasonable expenses in accordance with the terms of the Merger Agreement;

     - by Schwinn or the Company, upon a material breach of any covenant or agreement on the part of the Company or Schwinn, respectively, set forth in the Merger Agreement, which breach has not been cured within ten business days following receipt by the breaching party of notice of such breach from the other party; and

     - by Schwinn, if any representation or warranty of the Company shall be untrue such that the conditions described above under "Conditions to the Merger" with respect to the Company's representations and warranties would not be satisfied, or by the Company, if any representation or warranty of Schwinn shall be untrue such that the conditions described above under "Conditions to the Merger" with respect to Schwinn's representations and warranties would not be satisfied.


     If (i) the Company or Schwinn terminates the Merger Agreement because the requisite vote of stockholders of the Company is not obtained at the Meeting (and prior to such termination, the Company shall have failed to reaffirm publicly its recommendation regarding the approval of the Merger of the Merger Agreement within three business days after receipt of Schwinn's request to do
so), (ii) Schwinn terminates the Merger Agreement because the Company (A) withdrew, modified or changed its approval or recommendation of the Merger Agreement in a manner adverse to Schwinn, (B) approved or recommended an Acquisition Proposal or (C) entered into an agreement with respect to an Acquisition Proposal, or (iii) the Company terminates the Merger Agreement because (A) its Board of Directors withdrew or modified its approval and recommendation of the Merger Agreement or the Merger, (B) the Company entered into an agreement with respect to an Acquisition Proposal, or (C) Morgan Stanley shall not have delivered an opinion to the effect that the Merger Consideration is fair from a financial point of view, Schwinn will be entitled to a payment of $2,000,000 plus its out-of-pocket expenses reasonably incurred in connection with the Merger. Schwinn's reimbursable expenses are limited to $500,000 if the Merger Agreement is so terminated prior to July 22, 1998, $650,000 if the Merger Agreement is so terminated prior to August 21, 1998, and $750,000 if the Merger Agreement is so terminated on or after August 21, 1998. Furthermore, if the Merger Agreement is terminated for the reasons described above, Schwinn is entitled to be paid an additional $1,000,000 by the Company on the earlier to occur of (i) the date which is 90 days from the date the Merger Agreement is terminated or (ii) the date on which the Company consummates an Acquisition Proposal. Schwinn is also entitled to be paid an additional $1,000,000 if the Company consummates and Acquisition Proposal at any time prior to the second anniversary of the termination of the Merger Agreement. Thus, in addition to reimbursement of out-of-pocket expenses as discussed above, Schwinn would be entitled to a total termination fee of a minimum of $3,000,000 if the Merger Agreement is terminated for the reasons described above and a maximum of $4,000,000 if the Company consummates an Acquisition Proposal within two years following termination. In the event the Merger Agreement is terminated for a reason that does not result in Schwinn being entitled to be reimbursed for its expenses (other than a termination caused by Schwinn's breach of the Merger Agreement), and within 18 months of such termination the Company enters into a definitive agreement concerning an Acquisition Proposal, the Company is obligated to reimburse Schwinn for its expenses subject to the limitations described above.


AMENDMENTS; WAIVERS

     The provisions of the Merger Agreement (including the conditions to closing) may be amended or waived if, and only if, such amendment or waiver is in writing and signed. However, after the adoption of the Merger Agreement by the Company's stockholders, no amendment or waiver may, without the further approval of the Company's stockholders, alter or change the Merger Consideration, any term of the Certificate of Incorporation of the Company or any of the terms or conditions of the Merger Agreement if such alteration or change would adversely affect the Company's stockholders.

CONSEQUENCES OF THE MERGER

     Upon consummation of the Merger, all shares of Common Stock issued and outstanding immediately prior to the Effective Time will cease to be outstanding and will automatically be cancelled and retired. Each certificate previously evidencing such shares, excluding Dissenting Shares, will thereafter represent only the right to receive the Merger Consideration. From and after the Effective Time the holders of certificates evidencing shares of Common Stock outstanding immediately prior to the Effective Time will cease to have any rights with respect to the Common Stock except as otherwise provided by the Merger Agreement or as required by law. Shares of the Common Stock will be deregistered under the federal securities laws and will no longer be listed for trading on the Nasdaq National Market or any other exchange.

                                   FINANCING


     If the Merger is consummated, the total amount required to pay the Merger Consideration to the Company's stockholders, refinance indebtedness of the Company and pay the estimated fees and expenses of Schwinn and Acquisition Subsidiary are expected to be approximately $183 million. Acquisition Subsidiary expects to obtain the necessary funds to consummate the Merger and pay all related fees and expenses from approximately $153 million of debt financing provided by Comerica Bank ("Comerica") and approximately $30 million of equity and/or subordinated debt financing provided by Questor Partners Fund, L.P. ("Questor"). Schwinn has received commitments from Comerica and Questor to provide such financing. However, the commitment for the debt financing from Comerica is subject to certain conditions, including: (i) the consummation of the Merger, (ii) receipt of all necessary governmental, third-party and/or other approvals, and (iii) that there has been no material adverse change in the Company, the market for syndicated bank credit facilities or the financial, banking or capital markets. Each loan is to be secured by a pledge of the shares of Common Stock of Schwinn Cycling & Fitness, Inc. owned by Schwinn and, upon consummation of the Merger, a perfected security interest in all the assets of the Company. The availability of the equity financing from Questor is subject to the closing of the debt financing from Comerica. While it is anticipated that the Comerica and Questor financing will be consummated, there can be no assurance that such will be the case.


                           THE STOCKHOLDERS AGREEMENT


     Pursuant to the provisions of the Merger Agreement, the Bain Funds: Bain Capital Fund IV, L.P., Bain Capital Fund IV-B, L.P., BCIP Associates and BCIP Trust Associates, L.P., entered into the Stockholders Agreement with Schwinn. In the Stockholders Agreement, each Bain Fund has agreed to vote all shares of Common Stock owned by such Fund for adoption and approval of the Merger Agreement and the transactions contemplated therein and to vote against acquisition proposals of third parties. The voting provisions of the Stockholders Agreement are to terminate upon the earlier of the effectiveness of the Merger and the termination of the Merger Agreement.



     Pursuant to the Stockholders Agreement, the Bain Funds also have granted to Schwinn the option to purchase all of their shares of Common Stock at a price of $8.00 per share (the "Option"). The Option will not become exercisable unless and until certain specified events occur, including: (i) commencement of a third party tender offer, or the filing of a registration statement for an exchange offer, the consummation of which would result in a third party having beneficial ownership of 50% or more of the outstanding Common Stock, (ii) the Company or its Board of Directors (including any committee of the Board) shall have taken, or evidenced the intention of taking, certain specified actions to recommend or approve an acquisition proposal from a person other than Schwinn, or the Company's Board shall have withdrawn its recommendation of the Merger, (iii) any person (other than Schwinn and the Bain Funds) shall have acquired, or shall have acquired the right to acquire, beneficial ownership of 50% or more of the outstanding Common Stock or (iv) with respect to a particular Bain Fund, such Fund shall have materially breached its obligations under the Stockholders Agreement.



     The Option terminates on the earliest to occur of: (i) the effective time of the Merger, (ii) the termination of the Merger Agreement by mutual consent,
(iii) the entry of a nonappealable court order restraining, enjoining or prohibiting the Merger, and (iv) six months following termination of the Merger Agreement for any other reason. If Schwinn exercises the Option, and within 180 days thereafter sells or otherwise disposes of such shares at a net profit, the Stockholders Agreement requires Schwinn to pay the Bain Funds 50% of such net profit; provided, however, that such obligation to split the net profits with the Bain Funds will not apply to a transaction with an affiliate of Schwinn or to a sale or other disposition by Schwinn in connection with the consummation of an "Acquisition Proposal" (as defined in Section 6.3 of the Merger Agreement) which would include, without limitation, the acquisition of the Company by a third party and any tender offer or exchange offer for capital stock of the Company.



     The Stockholders Agreement further provides, among other things, that the Bain Funds will not sell or otherwise dispose of the Common Stock owned by them other than pursuant to the terms of the Merger, or enter into any voting arrangement (whether by proxy, voting trust or otherwise) in connection with any other Acquisition Proposal.

                PRICE RANGE OF COMMON STOCK AND DIVIDEND HISTORY

     The Company's Common Stock is traded on The Nasdaq National Market under the symbol "GTBX". The following table sets forth, for the periods indicated, the range of high and low closing sales prices for the Company's Common Stock. The Company's Common Stock first began trading on the Nasdaq National Market System on October 18, 1995.


                                                               HIGH        LOW
                                                              -------    -------
FISCAL 1996:
  1st Quarter...............................................  $10.875    $ 7.750
  2nd Quarter...............................................   16.375      9.375
  3rd Quarter...............................................   15.750     10.125
  4th Quarter...............................................   14.375     11.500
FISCAL 1997:
  1st Quarter...............................................  $14.500    $ 8.000
  2nd Quarter...............................................   10.250      7.750
  3rd Quarter...............................................    8.625      7.375
  4th Quarter...............................................    8.000      5.656
FISCAL 1998:
  1st Quarter...............................................  $ 6.750    $ 5.563
  2nd Quarter...............................................    7.313      4.500
  3rd Quarter (through August   )...........................



     There were      security holders of record as of July 31, 1998. On June 19,
1998, the last trading day prior to the public announcement that the Company signed the Merger Agreement with Schwinn for the acquisition of the Company at a price of $8.00 per share in cash, the closing sale price of the shares (as reported on the Nasdaq National Market System) was $4.75 per share. On August
  , 1998, the latest practicable trading day prior to the mailing of this Proxy Statement, the closing sale price for the shares of the Company's Common Stock
was $   per share. Stockholders are advised to obtain current market quotations for their shares. The Company has not paid dividends and intends to retain earnings for use in the business for the foreseeable future.


                              BUSINESS OF SCHWINN

     Schwinn is a holding company, substantially all of the outstanding capital stock of which is owned by Questor Partners Fund, L.P., an investment limited partnership, and by an affiliated fund. Schwinn acquired Schwinn Cycling & Fitness, Inc. in September 1997, and more recently acquired Hebb Industries, Inc., on July 1, 1998.

     Schwinn Cycling & Fitness, headquartered in Boulder, Colorado, designs, produces and markets a comprehensive range of bicycles under the Schwinn and Yeti brands, including juvenile, road, mountain, BMX, comfort and cruiser bicycles. These bicycles, which are in the mid-price range, are sold through independent bicycle dealers both in the United States and in various foreign countries. Schwinn Cycling & Fitness also designs and markets a wide range of fitness equipment under the Schwinn brand, including stationary bicycles, steppers, rowers and weight equipment, which are sold through independent bicycle dealers and specialty fitness dealers, as well as directly to health clubs, hotels, universities and hospitals. The recently acquired Hebb Industries, based in Tyler, Texas, manufactures and markets treadmills in the mid-price range which are sold through independent specialty fitness dealers and which complement Schwinn's line of fitness equipment.

                            BUSINESS OF THE COMPANY

GENERAL

     GT Bicycles, Inc. (the "Company" or "GT Bicycles") is a leading designer, manufacturer and marketer of juvenile BMX and premium-priced mountain bicycles sold under the Company's brand names. The Company's wholly-owned Riteway Products and Caratti distribution network ("distribution network") is a leading distributor of the Company's bicycles, parts and accessories, as well as parts and accessories of other manufacturers, to independent bicycle dealers. The Company currently offers 127 bicycle models, including 30 mountain bicycle models, 65 juvenile BMX bicycle models, and 32 road and specialty bicycle models. In addition to the Company's broad line of bicycle models, the distribution network offers over 5,500 different parts and accessories, ranging from bicycle frames and componentry to helmets, locks and apparel. The Company's distribution network also provides responsive customer service and dealer support, prompt delivery, high order fill-rates, timely warranty service, dealer training, a comprehensive parts and accessory catalog and thorough product and market knowledge. Accordingly, the Company believes that its distribution network provides national purchasing power, financial stability and integrated inventory management, together with the service of a regional distributor.

     The Company was incorporated on August 6, 1993 and had no operations for the period August 6, 1993 to November 12, 1993. On November 12, 1993, the Company acquired all of the outstanding common stock of GT Bicycles California, Inc. and subsidiaries (collectively, the "Predecessor") in a purchase of common stock. The Company's name was changed from GT Holdings, Inc. to GT Bicycles, Inc. and the Predecessor's name was changed from GT Bicycles, Inc. to GT Bicycles California, Inc. on August 11, 1995. The Company has eleven operating subsidiaries: GT Bicycles California, Inc., GT BMX Products, Inc., Riteway Distributors, Inc., Riteway Distributors Central, Inc., Riteway Products East, Inc., Riteway Products North Central, Inc., Riteway Products Japan K.K. ("Riteway Japan"), Riteway Products France S.A.R.L. ("Riteway France"), Caratti Sport Limited ("Caratti") in the United Kingdom, Riteway Products Canada, Ltd. ("Riteway Canada") and Innovations in Composites, Inc. ("Innovations in Composites").

     The Company's current headquarters and principal place of business are located at 2001 East Dyer Road, Santa Ana, California 92705, and its telephone number is (714) 481-7100.

BACKGROUND

     The Company was founded in 1979 by Gary Turner and Richard Long, who were early innovators in the design, manufacture and sale of juvenile BMX bicycle frames and forks using advanced designs and materials, including lightweight chromoly. In 1981 the Company began assembling and selling complete juvenile BMX bicycles to independent bicycle dealers, and in 1984 the Company responded to an emerging industry trend by introducing its first adult mountain bicycle. In 1987, in order to provide vertically integrated distribution of its products to independent bicycle dealers, the Company acquired Riteway Distributors, Inc., a California distributor of bicycles, parts and accessories. During the years from 1989 through 1995, the Company purchased three additional domestic distributors, resulting in full vertical distribution coverage of the continental United States. In 1996, the Company formed a distributor in Japan and purchased distributors in France and the United Kingdom (Caratti), and in 1997, the Company formed a distributor in Canada. The Company's distribution companies provide a regional focus to the independent bicycle dealers they serve.

PRODUCTS

     The Company currently offers a broad line of adult and juvenile bicycling products in several categories, including: mountain bicycles, juvenile BMX bicycles, road and specialty bicycles, and parts and accessories. Within each category the Company strives to continually improve its existing products and introduce new products that feature some of the most technically sophisticated materials and componentry in the industry. Bicycles offered by the Company are sold exclusively under the Company's various brand names, and parts and accessories are sold under the brand names of the Company and third parties. In 1997, sales of bicycles represented approximately 71% of the Company's net sales, and sales of parts and accessories represented approximately 29%.

     The Company's bicycles for the 1998 model year are distributed in the three major bicycle categories as follows:

                                                            NUMBER OF
                                                           1998 BICYCLE
                        CATEGORY                              MODELS
                        --------                           ------------
MOUNTAIN BICYCLE MODELS:
  GT Full Suspension.....................................       11
  GT Aluminum............................................        8
  GT Chromoly Steel......................................       10
  GT Titanium............................................        1
     Total...............................................       30
JUVENILE BMX BICYCLE MODELS:
  GT.....................................................       25
  Dyno...................................................       18
  Powerlite..............................................       14
  Robinson...............................................        8
     Total...............................................       65
ROAD AND SPECIALTY BICYCLE MODELS:
  Road...................................................       11
  Streamline.............................................        6
  Cruisers...............................................        8
  Cross/hybrid...........................................        2
  Tandem.................................................        2
  Harley-Davidson........................................        1
  Charger Electric-Assist................................        2
     Total...............................................       32
  Total Bicycle Models...................................      127

     The Company also markets a full line of bicycle parts, including frames, forks, handlebars, pedals, seats, cranks, derailleurs and freewheels, as well as bicycle accessories such as pumps, lights, helmets, locks, cyclometers, racks and bicycle apparel. Some of the parts and accessories are designed and manufactured by the Company, and the others are manufactured and supplied by third parties. Parts and accessories designed and manufactured by the Company are offered and sold under the Company's GT, Dyno, Robinson, Powerlite and Cycle Design brand names. All parts and accessories are offered to independent bicycle dealers through the Company's distribution network. In addition, the Company has an exclusive marketing relationship with Innovations in Composites, a majority-owned subsidiary, to sell and distribute three-spoke, hollow-composite wheels which use an innovative patented long-carbon composite technology under the Company's Spin brand name, together with other bicycle products that may be developed by the Company utilizing this technology. This technology enables products manufactured with composite materials to be aerodynamically shaped and manufactured in volume, while providing superior strength-to-weight ratios and product rigidity.

     The Company has an exclusive licensing agreement with Harley-Davidson Motor Company to manufacture and market a Harley-Davidson bicycle and certain Harley-Davidson parts and accessories. The Company has also entered into a partnership with a third party to manufacture and market electric-assist bicycles under the Charger brand name. Distribution of the Harley-Davidson and Charger products began during 1997.

RESEARCH AND PRODUCT DEVELOPMENT

     GT Bicycles seeks to differentiate its products by offering bicycles with the latest technology, innovative designs and advanced components and accessories. The Company's experienced product development team works with the Company's sales and manufacturing departments, distribution network and Team GT racing teams to improve existing products and to develop new product ideas. The Company's product development activities are performed at the Company's Santa Ana, California facilities and at its research and development facility located in Longmont, Colorado. The Company utilizes computer-aided design tools and structural analysis programs to enhance its product development efforts. In addition, the Company maintains a stress and destructive testing laboratory at its Colorado facility to collect data and test designs prior to commercial introduction.

     The Company manufactures bicycles using many materials, including chromoly-steel, aluminum, titanium and, most recently, thermoplastics and composites. In comparison with other materials, the Company believes that thermoplastic and composite materials offer superior strength-to-weight ratios while retaining rigidity and can be aerodynamically shaped in volume manufacturing.

     Under an agreement with USA Cycling, the Company was selected as the exclusive "Official Bicycle Manufacturer" of road and track bicycles for members of the United States Cycling Team for a period of four years which was extended for another four years through the year 2000. In connection with this agreement, the Company cooperated in the development and production of bicycles used by members of the United States Cycling Team at the 1996 Olympic Games in Atlanta, Georgia. This development effort, known as Project "96, focused on, among other things, the development of superior lightweight, responsive and aerodynamic equipment. The Company believes that its participation in Project "96 has enhanced its internal research and product development efforts and brand name recognition.

SALES AND DISTRIBUTION


     The Company's products are primarily sold through its distribution network to independent bicycle dealers throughout the world. International sales constituted 31%, 35% and 36%, respectively, of the Company's total sales for the fiscal years ended December 31, 1996 and 1997 and for the six months ended June 30, 1998. In 1987, the Company began acquiring distribution companies to provide a vertically integrated national distribution network. This network, doing business as Riteway Products and Caratti, distributes the Company's brand name bicycles and a broad range of parts and accessories. The Company's distribution network consists of eight subsidiaries -- located in New York, Wisconsin, Missouri, California, Canada, Japan, France and the United Kingdom
(Caratti) -- which employ commissioned field sales representatives, telemarketers and customer service representatives. Each wholly-owned distributor operates on an independent basis with respect to inventory maintenance, sales order and invoice processing, credit management, customer service and local cooperative advertising. Historically, the distribution network has focused its efforts on the sale and distribution of bicycles, parts and accessories, while GT Bicycles has focused on the design, engineering, manufacture and marketing of selected categories of bicycles and components.


     In the United States, the Company sells products to over 4,000 of an estimated 6,800 independent bicycle dealers, using a sales force of approximately 64 field representatives and telemarketers. The Company sells parts and accessories and its juvenile BMX bicycles on a non-exclusive basis to independent bicycle dealers meeting its financial and other criteria. The Company believes that selling these products on a non-exclusive basis differentiates the Company from many of its competitors and provides greater market access for the Company's products. The Company grants exclusive marketing areas for its GT all terra mountain bicycles to independent bicycle dealers in exchange for their agreement to minimum unit purchase commitments. The Company performs demographic, geographic and financial analyses when selecting its authorized independent bicycle dealers and provides initial training and ongoing promotional assistance. The Company intends to selectively expand the number of authorized mountain bicycle dealers to include additional dealers which meet the Company's standards of high quality service and customer support and agree to certain product commitments.

     GT Bicycles currently distributes bicycle products internationally through 52 independent distributors who supply 69 countries and through its four subsidiaries: Riteway Canada, Riteway Japan, Riteway France and Caratti (in the United Kingdom). The Company sells to its independent international distributors directly from its Santa Ana, California facility. In addition, large orders are shipped in containers directly to these distributors from the Company's Taiwan and People's Republic of China suppliers. Historically, the Company's sales in Asia have not comprised a material portion of the Company's international sales. Accordingly, the Company does not expect that the current economic slowdown in Asia will have a material adverse affect on the Company. The Company believes that there are opportunities for expanded sales in foreign markets and intends to increase its sales and marketing efforts in these markets.


MARKETING

     The Company promotes and maintains its leading brand names through focused promotional efforts such as sponsorship of professional juvenile BMX and mountain bicycle racing teams; national, regional and local bicycle races; cooperative advertising programs with independent bicycle dealers; and participation in most major trade shows. The Company's marketing department oversees the conception, development and implementation of all aspects of the advertising, marketing and sales promotion of the Company's products.

     GT Bicycles conducts national and international marketing and advertising programs through a variety of media, including industry periodicals, newspaper and other print advertisements, television and radio. The Company focuses on high-profile advertising opportunities that feature its products and Team GT racing team riders in national cycling magazines and national bicycle television programs. In early 1998, the Company began producing a syndicated juvenile BMX bicycle program, entitled "Crank", for the Fox Sports Network. Each of the Company's independent international distributors is required to conduct and coordinate marketing and advertising efforts with the Company in its respective territory. The Company maintains a marketing office in Belgium to coordinate the marketing efforts of its various independent European distributors. In addition, the Company and its independent international distributors participate in the major international industry trade shows.

     The Company also focuses advertising and marketing efforts on a "grass-roots" sponsorship campaign for various national, regional and local races and organizations. The Company believes that providing financial and technical support for local and regional organizations and events is a key factor in maintaining brand name recognition and customer loyalty.

     The Company believes that dealer support programs are key factors for marketing success. The Company provides its independent bicycle dealers with on-site product presentations and monthly dealer mailings that feature the Company's latest products and team riders. The Company also maintains a cooperative advertising program for its authorized independent bicycle dealers and provides assistance with local advertising and promotional programs.

     In addition to its sponsorship of independent teams such as the United States Cycling Team, United States Triathlon Team, Team Saturn and Team Shaklee, the Company also supports and promotes its own Team GT racing and demonstration teams which have been very successful in their respective cycling categories. The Company currently supports a GT mountain bicycle racing team, three BMX racing teams and a number of Freestyle demonstration riders. The Company's freestyle demonstration riders perform at varying venues such as NBA Basketball half-time shows, state fairs, school assemblies, trade shows and corporate events.

MANUFACTURING, ASSEMBLY AND SOURCING

     The Company's manufacturing strategy is to use a combination of internal manufacturing for its higher-end products and outsourcing for its higher-volume, lower-cost products in order to maximize flexibility and engineering expertise while minimizing capital commitments. The Company manufacturers many of its premium-priced mountain, juvenile BMX and road bicycles, as well as some of its mid-priced juvenile BMX bicycles, at the Company's Santa Ana, California facility. The Company believes that its internal manufacturing capabilities have allowed it to increase its production flexibility, improve its product development and engineering processes, enhance its reputation for product quality and innovation and increase profit margins. The Company outsources the remaining majority of its production requirements according to its specifications and manufacturing standards which allows the Company to avoid the costs and capital requirements attendant to full-scale manufacturing. The Company currently purchases bicycles from six foreign manufacturers.

Although the Company has established relationships with its principal suppliers and manufacturing sources, it has no long-term contracts with these suppliers and competes with other companies for their production capacities. The Company's relationships with its suppliers are primarily based on the length of time such companies have supplied the Company. In the event of a delay or disruption in the supply of bicycles, parts and accessories, the Company believes that it could arrange for alternative bicycle manufacturing sources within a reasonable time period on terms that would not be materially different from those currently available to the Company. Accordingly, the Company does not believe that the loss of any single source supplier would have material adverse effect on the Company's business. Additionally, the Company does not believe the current economic slowdown in Asia will materially affect the ability of its Asian vendors to supply the Company with products or components. However, the future success of the Company will depend on its ability to maintain close relationships with its current suppliers and to develop long-term relationships with other suppliers that satisfy the Company's requirements for price, quality and flexibility in scheduling production.


     The Company's manufacturing operations consist of the forming and welding of the bicycle frame and fork components for its premium-priced mountain, juvenile BMX and road bicycles and the assembly of the bicycle frame, fork, components and accessories. The Company also assembles bicycles from frames supplied by independent suppliers. The Company's remaining bicycles are manufactured to the Company's specifications by independent factories, most of which are located in Taiwan. The Company monitors its manufacturing process and tests its manufactured products to assure quality and reliability. The Company also tests externally sourced components and employs field engineers and independent representatives to oversee the manufacturing operations of the Company's foreign suppliers to assure compliance with the Company's quality control standards. The Company's sourcing strategy is to independently develop innovative product designs and specifications and to require adherence to strict quality standards by its suppliers. In addition, the Company maintains a stress and destructive testing laboratory in its Longmont, Colorado facility to aid it in the design of reliable, high quality products. The Company's parts and accessories are currently manufactured by various third parties, most of whom are located in Taiwan and Japan. A substantial majority of the Company's multi-speed bicycles contain componentry (e.g., derailleurs, brakes and cranks) that is supplied on a purchase order basis by a Japanese manufacturer which has a leading position worldwide for the supply of such parts.

     The Company's products are manufactured according to plans that reflect management's estimates of product sales based on recent sales results, current economic conditions, customer orders and prior experience with manufacturing sources. In order to be able to quickly fill orders from bicycle dealers, the Company's wholly-owned distributors maintain significant inventories. The average lead-time from the commitment to purchase products through production and shipment ranges from approximately 90 to 120 days in the case of bicycles, parts and accessories. The Company believes that the close relationships with its principal manufacturing sources allow it to introduce innovative product designs and alter production in response to the market demand for its products.

PRODUCT RECALLS

     According to regulations promulgated by the Consumer Product Safety Commission ("CPSC"), the Company, as a manufacturer of consumer goods, is required to advise the CPSC of defects in its products that could create a substantial risk of injury to consumers. The CPSC also has the authority to require a manufacturer or supplier to recall a product, which may involve product repair, replacement or refunds. Alternatively, the Company can elect to do a voluntary recall in cooperation with the CPSC. The recalls identified below are voluntary.

     In December 1997, the Company's Riteway subsidiaries voluntarily initiated a product recall in cooperation with the CPSC involving approximately 4,500 Cycle Design Tag-A-Long bicycle tandem trailers manufactured by another entity and distributed by Riteway. In late 1997, the Company became aware that a bolt on the U-joint on two trailers had failed, resulting in the separation of the trailer from the mother bicycle. The Company worked with the manufacturer and redesigned the hardware utilizing significantly stronger bolts. The Company has made public press announcements to make consumers aware of the recall, and has instituted a program whereby independent bicycle dealers are instructed to contact affected consumers and retrofit the trailers with replacement bolts. To date, approximately 2,100 trailers have been retrofitted at an immaterial cost. The Company has not received claims for any significant injuries related to the Tag-a-Long, but there can be no assurance that such claims will not be received in the future.



     In March 1998, the Company voluntarily initiated a product recall which involves approximately 10,000 aluminum juvenile BMX bicycles and frames manufactured and sold during the years 1995 to 1998. The recall, which is being conducted in cooperation with the CPSC, includes certain GT Speed Series and Robinson bicycles and frames. The problem involves cracking in the frames when the bicycles are subjected to the jumps and other stresses of today's more aggressive BMX riding. The Company has discontinued the use of these frames and has designed a significantly stronger frame for use on these BMX bicycles. The Company has made public press announcements in order to make consumers aware of the recall, and has also instituted a program whereby independent bicycle dealers are instructed to contact affected consumers (as required by their dealer agreements) and install upgraded replacement frames provided by the Company. It is not possible to predict the actual number of frames which will be returned, but of those returns which are to be received, it is expected that the majority will occur by the end of 1998 and any remaining returns will occur within two years. To date, approximately 3,500 frames have been returned. The total cost incurred with respect to this recall is approximately $0.7 million through June 30, 1998. The Company has not received any significant claims for injuries or other damages related to the affected frames, but there can be no assurance that such claims will not be received in the future.


     The Company does not believe that the aggregate cost of the aforementioned recalls will have a material adverse effect on its results of operation, financial condition or liquidity. Although the Company has a limited history of involvement in product recalls, the Company may be involved in additional product recalls in the future which could have a material adverse effect on the Company's business, results of operations, financial condition and liquidity.

INTELLECTUAL PROPERTY

     In the course of its business, the Company employs various trademarks, trade names and service marks, including its logos, in the packaging and advertising of its products. The Company believes the strength of its service marks, trademarks and trade names are of considerable value and importance to its business and intends to continue to protect and promote its marks as appropriate. The loss of any significant mark could have a material adverse effect on the Company. The Company is the owner of numerous domestic and international registrations and applications.

     The Company currently holds a number of United States patents. Although the Company believes that such patents are useful in maintaining the Company's competitive position, it considers other factors such as the Company's reputation for technology, innovation, quality products, customer service, dealer support, brand name recognition and distribution network to be its primary competitive advantages. It is the practice of the Company to require its employees involved in research and product development activities to execute confidentiality and invention assignment agreements.

EMPLOYEES

     At June 30, 1998, the Company had 850 full-time and part-time employees. The Company believes that its relations with its employees are good, and has never suffered a material work stoppage or slowdown.

     In March 1996, the warehouse employees at the Company's facility in St. Louis, Missouri voted for representation by the Teamster's union. During negotiations with the Company in September 1997, the Teamsters called a strike, and five of the Company's employees participated in that strike. In February 1998, another vote by the warehouse employees resulted in the decertification of the Teamsters union at the St. Louis location. All of the Company's employees are now non-union.

REGULATION

     The Company is subject to Federal, state and local regulations concerning consumer products, bicycles, the environment and occupational safety and health. In general, the Company has not experienced difficulty complying with such regulations. The Company believes that its facilities are in material compliance with applicable environmental laws, and since inception, the Company has had no material claims involving environmental matters.

PROPERTIES

     The following chart sets forth all of the leased facilities occupied by the Company and each distribution subsidiary:


                                                                                      DATE OF
                                                                  APPROXIMATE       TERMINATION
              PURPOSE                         LOCATION           SQUARE FOOTAGE       OF LEASE
              -------                --------------------------  --------------   ----------------
GT Corporate Headquarters,           Santa Ana, California          355,000       January 31, 2007
  Assembly, Manufacturing, Research
  and Product Development, and
  Riteway West Distribution
GT Bicycles Administrative Office    Hasselt, Belgium                   250       Monthly
Riteway Central Distribution         St. Louis, Missouri             86,500       April 30, 2001
Riteway Central Distribution         Jacksonville, Florida           40,000       July 31, 1999
Riteway East Distribution            Cheektowaga, New York           84,000       January 15, 2011
Riteway North Central Distribution   Sheboygan, Wisconsin            50,000       July 9, 2000
Riteway Japan Distribution           Tokyo, Japan                     1,400       January 28, 1999
Riteway Japan Distribution           Saitama, Japan                  10,800       June 30, 1999
Riteway France Distribution          Nancy, France                   23,000       March 31, 2005
Caratti Distribution                 Bristol, United Kingdom         40,000       July 29, 2023
Caratti Distribution                 Bristol, United Kingdom          1,200       May 20, 2006
Caratti Distribution                 Cheltenham, United Kingdom       2,000       June 21, 1999
Caratti Distribution                 Gloucester, United Kingdom      30,000       June 7, 2001


     The Company consolidated its Colorado operations into a recently-constructed, Company-owned facility in June 1998. The facility consists of a 30,000 square-foot building on three acres of land in Longmont, Colorado. Because the facility is larger than needed for the current level of operations, the Company plans to sublease 15,000 square feet to an independent entity on a short-term basis.

     The Company believes that its present facilities are adequate to meet its anticipated needs for the next 12 months and suitable space will be available on reasonable terms, if needed, to accommodate expansion.

LEGAL PROCEEDINGS

     Because of the nature of the Company's business, the Company at any particular time is a defendant in a number of product liability lawsuits and expects that this will continue to be the case in the future. These lawsuits generally seek damages, sometimes in substantial amounts, for personal injuries allegedly sustained as a result of defects in the Company's products. Although the Company maintains product liability insurance, due to the uncertainty as to the nature and extent of manufacturers' and distributors' liability for personal injuries, there is no assurance that the product liability insurance maintained by the Company is or will be adequate to cover product liability claims or that the applicable insurer will be solvent at the time of any covered loss. In addition, due to deductibles, self-retention levels and aggregate coverage amounts applicable under the Company's insurance policies, the Company will bear responsibility for a significant portion, if not all, of the defense costs (which include attorney fees and expenses incurred in the defense of any claims) and the related payments to satisfy any judgments associated with any claim asserted against the Company in excess of any applicable coverage. The successful assertion or settlement of an uninsured claim, the settlement of a significant number of insured claims or a claim exceeding the Company's insurance coverage could have a material adverse effect on the Company's business, results of operations, financial condition and liquidity. In addition, there can be no assurance that insurance will remain available, or if available, will not be prohibitively expensive.

     The Company has no material pending legal proceedings, other than routine litigation incidental to its business including the aforementioned product liability lawsuits.

                      SELECTED CONSOLIDATED FINANCIAL DATA


     The selected consolidated financial data set forth below as of and for the fiscal years ended December 31, 1995, 1996 and 1997 have been derived from the consolidated financial statements of the Company which have been audited by KPMG Peat Marwick LLP, independent accountants, and these consolidated financial statements and report thereon are included elsewhere in this Proxy Statement. The following selected financial data as of and for the periods ended December 31, 1993 and 1994 have been derived from the consolidated financial statements of the Company which have been audited but are not contained herein. The selected consolidated financial data as of and for the six months ended June 30, 1997 and June 30, 1998 are derived from unaudited financial statements included elsewhere in this Proxy Statement which, in the opinion of management of the Company, reflect all adjustments, consisting only of normal recurring adjustments, that the Company considers necessary for a fair presentation of the financial position and results of operations for these periods. Interim operating results for the six months ended June 30, 1998 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 1998.


                                                            THE COMPANY
                         ---------------------------------------------------------------------------------
                           SIX MONTHS ENDED                          FISCAL YEAR ENDED                       NOVEMBER 12,
                         ---------------------   ---------------------------------------------------------     THROUGH
                         JUNE 30,    JUNE 30,    DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                           1998        1997          1997           1996           1995           1994           1993
                         ---------   ---------   ------------   ------------   ------------   ------------   ------------
RESULTS OF OPERATIONS:
Net sales..............  $108,820    $101,939      $216,214       $208,351       $168,933       $145,749       $20,498
Cost of sales..........    78,496      74,367       156,349        149,147        124,524        107,690        17,061
                         --------    --------      --------       --------       --------       --------       -------
Gross profit...........    30,324      27,572        59,865         59,204         44,409         38,059         3,437
Selling, general
  and administrative
  expenses.............    24,865      22,446        48,083         38,450         28,429         25,962         3,491
Amortization of
  intangibles and
  deferred financing
  costs................       534         497         1,002            739          3,313          5,107           419
Nonrecurring charge....        --          --            --             --          4,708             --            --
                         --------    --------      --------       --------       --------       --------       -------
Operating income
  (loss)...............     4,925       4,629        10,780         20,015          7,959          6,990          (473)
Life insurance
  proceeds, net........        --          --            --         (1,276)            --             --            --
Interest expense.......     4,134       2,791         5,586          3,828          6,070          5,233           673
                         --------    --------      --------       --------       --------       --------       -------
Income (loss) before
  taxes and
  extraordinary item...       791       1,838         5,194         17,463          1,889          1,757        (1,146)
Provision for income
  taxes................       308         738         2,044          5,887          1,027            875          (430)
                         --------    --------      --------       --------       --------       --------       -------
Income (loss) before
  extraordinary item...       483       1,100         3,150         11,576            862            882          (716)
Extraordinary loss from
  early extinguishment
  of debt..............        --          --            --             --         (1,146)            --            --
                         --------    --------      --------       --------       --------       --------       -------
Net income (loss)......  $    483    $  1,100      $  3,150       $ 11,576       $   (284)      $    882       $  (716)
                         ========    ========      ========       ========       ========       ========       =======
EARNINGS (LOSS) PER
  SHARE(2)(3):
Basic:
  Income before
    extraordinary
    item...............  $   0.05    $   0.11      $    .32       $   1.18       $   0.12       $   0.13
  Extraordinary item...        --          --            --             --          (0.16)            --
                         --------    --------      --------       --------       --------       --------
  Net income (loss)....  $   0.05    $   0.11      $    .32       $   1.18       $  (0.04)      $   0.13
                         ========    ========      ========       ========       ========       ========
Diluted:
  Income before
    extraordinary
    item...............  $   0.05    $   0.11      $    .32       $   1.17       $   0.12       $   0.12
  Extraordinary item...        --          --            --             --          (0.16)            --
                         --------    --------      --------       --------       --------       --------
  Net income (loss)....  $   0.05    $   0.11      $   0.32       $   1.17       $  (0.04)      $   0.12
                         ========    ========      ========       ========       ========       ========

                              THE
                         PREDECESSOR(1)
                           JANUARY 1,
                            THROUGH
                          NOVEMBER 11,
                              1993
                         --------------
RESULTS OF OPERATIONS:
Net sales..............     $103,250
Cost of sales..........       78,165
                            --------
Gross profit...........       25,085
Selling, general
  and administrative
  expenses.............       17,427
Amortization of
  intangibles and
  deferred financing
  costs................           67
Nonrecurring charge....           --
                            --------
Operating income
  (loss)...............        7,591
Life insurance
  proceeds, net........           --
Interest expense.......        1,374
                            --------
Income (loss) before
  taxes and
  extraordinary item...        6,217
Provision for income
  taxes................        2,532
                            --------
Income (loss) before
  extraordinary item...        3,685
Extraordinary loss from
  early extinguishment
  of debt..............           --
                            --------
Net income (loss)......     $  3,685
                            ========
EARNINGS (LOSS) PER
  SHARE(2)(3):
Basic:
  Income before
    extraordinary
    item...............
  Extraordinary item...
  Net income (loss)....
Diluted:
  Income before
    extraordinary
    item...............
  Extraordinary item...
  Net income (loss)....

                                             JUNE 30,                           DECEMBER 31,
                                        -------------------   -------------------------------------------------
                                          1998       1997       1997       1996      1995      1994      1993
                                        --------   --------   --------   --------   -------   -------   -------
FINANCIAL POSITION:
Working capital.......................  $110,848   $ 39,834   $ 28,702   $107,392   $72,789   $50,526   $40,694
Total assets..........................   168,166    149,125    176,281    156,181    96,693    86,252    77,689
Total debt and capital lease
  obligations.........................    90,720     70,821     98,190     78,676    40,429    67,368    60,543
Total stockholders' equity............    62,463     60,094     61,403     59,153    46,712     6,780     5,898


---------------

(1) Effective November 12, 1993, the Company acquired the Predecessor in a leveraged acquisition. The acquisition was accounted for as a purchase resulting in a new basis for the assets acquired.

(2) Earnings per share for the Company for the period November 12, 1993 through December 31, 1993 is not presented due to the non-comparable period presented. Earnings per share for the Predecessor for the period January 1, 1993 through November 11, 1993 is not presented due to the non-comparable capital structure.

(3) In 1997, the Company adopted Statement of Financial Accounting Standards No. 128, "Earnings per Share", which changes the presentation of earnings per share data. Prior year data has been restated to conform with the new standard. See Note 2 to Consolidated Financial Statements.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The discussion and analysis set forth below contains trend analysis and other forward-looking statements. Actual results could differ materially from those projected in the forward-looking statements as a result of many factors, including but not limited to the following: cycles of dealer orders, general economic conditions and changing consumer trends, technological advances and the number and timing of new product introductions, shipments of products and componentry from foreign suppliers, the timing of operating and advertising expenditures and changes in the mix of products ordered by independent bicycle dealers.

OVERVIEW

     The Company's gross margins in any period are affected by factors, including but not limited to the type and mix of products sold and by the breakdown between domestic and international sales. Mountain bicycles, which represent the largest portion of the Company's net sales, are characterized generally by relatively lower gross margins than juvenile BMX bicycles and parts and accessories sold by the Company. Gross margins on sales to independent international distributors are generally lower than gross margins on sales through the Company's distribution network. However, the majority of independent international sales are shipped directly to distributors in containers from the Company's suppliers in Taiwan and the People's Republic of China and, therefore, the Company incurs significantly less distribution and other expenses with regard to such sales.

     1997 Relocation of the Company's Southern California Facilities. In May 1997, the Company consolidated its southern California manufacturing, distribution, administrative, and research and development facilities, which had previously been located in several buildings, to the present facility located on Dyer Road in Santa Ana, California. In connection with the relocation, the Company incurred aggregate expenses of approximately $1.0 million, including moving costs and the write-off of abandoned leasehold improvements at the former locations. This amount was charged to selling, general and administrative expenses during the first half of 1997.


     Acquisitions. The Company acquired Riteway Products North Central, Inc., Riteway France and Caratti in July 1995, April 1996 and July 1996, respectively. Each of such entities was a distributor of the Company's products prior to the acquisitions and the acquisitions resulted in incremental increased net sales and cost of sales, and increased expenses. See "Results of Operations."


     1996 Life Insurance Proceeds, net of Guaranteed Severance
Payments. Included in net income for the year ended December 31, 1996, were net life insurance proceeds of approximately $1.3 million received by the Company following the death of its former President and Chief Executive Officer, Richard Long, in July 1996. The net proceeds consisted of a $2.0 million insurance settlement less guaranteed payments owed to Richard Long's family of approximately $0.7 million. See Note 14 of Notes to Consolidated Financial Statements.

     1995 Nonrecurring Charge and Extraordinary Loss From Early Extinguishment of Debt. Concurrent with closing of the Company's initial public offering ("IPO") on October 18, 1995, certain covenants not to compete from the 1993 reorganization were terminated resulting in a nonrecurring charge of approximately $4.7 million. The Company also used approximately $37.0 million of the proceeds from the IPO to retire debt which resulted in the accelerated amortization of related deferred financing costs and a debenture discount totaling approximately $1.1 million, net of taxes. This item has been accounted for as an extraordinary loss from early extinguishment of debt in the 1995 Consolidated Financial Statements. See Notes 6 and 13 of Notes to Consolidated Financial Statements.

sRESULTS OF OPERATIONS


     The following table sets forth certain consolidated statement of operations data as a percentage of net sales, for the periods indicated:


                                                       SIX MONTHS
                                                     ENDED JUNE 30,    YEAR ENDED DECEMBER 31,
                                                     --------------    -----------------------
                                                     1998     1997     1997     1996     1995
                                                     -----    -----    -----    -----    -----
Net sales..........................................  100.0%   100.0%   100.0%   100.0%   100.0%
Cost of sales......................................   72.1     73.0     72.3     71.6     73.7
                                                     -----    -----    -----    -----    -----
Gross profit.......................................   27.9     27.0     27.7     28.4     26.3
Selling, general and administrative expenses.......   22.9     22.0     22.2     18.4     16.8
Amortization of intangibles and deferred financing
  costs............................................    0.5      0.5      0.5      0.4      2.0
Nonrecurring charge................................     --       --       --       --      2.8
                                                     -----    -----    -----    -----    -----
Operating income...................................    4.5      4.5      5.0      9.6      4.7
Life insurance proceeds, net.......................     --       --       --     (0.6)      --
Interest expense...................................    3.8      2.7      2.6      1.8      3.6
                                                     -----    -----    -----    -----    -----
Income before taxes and extraordinary item.........    0.7      1.8      2.4      8.4      1.1
Provision for income taxes.........................    0.3      0.7      0.9      2.8      0.6
                                                     -----    -----    -----    -----    -----
Income before extraordinary item...................    0.4      1.1      1.5      5.6      0.5
Extraordinary loss from early extinguishment of
  debt.............................................     --       --       --       --      0.7
                                                     -----    -----    -----    -----    -----
Net income (loss)..................................    0.4%     1.1%     1.5%     5.6%    (0.2)%
                                                     =====    =====    =====    =====    =====



COMPARISON OF SIX MONTHS ENDED JUNE 30, 1998 TO SIX MONTHS ENDED JUNE 30, 1997



     Net Sales. Net sales for the six months ended June 30, 1998 increased $6.9 million, or 7%, over the corresponding prior-year period. Domestic sales increased $3.2 million and foreign sales increased $3.7 million. The increase in domestic sales resulted from higher shipments of adult and juvenile bicycles as well as parts and accessories. The increase in foreign sales was attributable to higher shipments by the Company's subsidiaries in Canada, France, Japan and the United Kingdom, offset in part by lower shipments to independent foreign distributors, as the stronger U.S. dollar adversely affected orders from Europe where distributors could not pass on currency-related higher prices to their customers.



     Gross Profit. Gross profit, as a percentage of net sales, increased to 27.9% in the six-month period ended June 30, 1998 compared with 27.0% in the corresponding 1997 period. The increase primarily reflected the favorable effect of Asian foreign currency exchange rates on product costs, improved sourcing and a better business environment which resulted in less pricing pressure, offset in part by costs of approximately $0.7 million relating to a recall of aluminum juvenile BMX bicycles and frames.



     Selling, General and Administrative Expenses. Selling, general and administrative expenses ("SG&A") for the six months ended June 30, 1998 increased by $2.4 million (11%) over the corresponding prior-year period. As a percentage of net sales, SG&A was 22.9% of net sales in the six months, compared with 22.0% in the corresponding prior-year period. The increase consisted of $1.3 million of higher expenses associated with the Company's subsidiaries in France, Japan and the United Kingdom, $0.7 million of higher expenses incurred at Riteway Canada and Innovations, which were not consolidated during the first six months last year, $0.7 million of higher U.S. marketing and advertising expenses, and $0.7 million of higher U.S. administrative and product development expenses. Partially offsetting these increases were approximately $1.0 million of relocation expenses incurred during the first six months of 1997 in connection with the Company's move to the new Santa Ana facility.



     Interest Expense. Interest expense for the six months ended June 30, 1998 increased by $1.3 million in comparison with the corresponding 1997 period. This increase was principally due to a combination of higher borrowings under the Company's revolving bank credit agreements and term loan and a higher effective interest rate on such borrowings. Additionally, the Company recorded $0.1 million of expense during the second quarter of 1998 in connection with the issuance of stock warrants to its bank as part of the loan restructuring described in "Liquidity and Capital Resources" below. Based on expected borrowing levels and interest rates under the Company's new bank facilities, the Company anticipates that interest expense for the remainder of 1998 will exceed 1997 interest expense.



     Income Taxes. The Company's effective tax rate was 38.9% in the six months ended June 30, 1998, compared with 40.2% in the corresponding 1997 period. The fluctuations in these rates primarily reflect differences in the mix of domestic and foreign earnings in the respective periods.


COMPARISON OF 1997 TO 1996


     Net Sales. Net sales for 1997 increased by $7.9 million, or 3.8%, to $216.2 million. The increase was attributable to a $10.3 million increase in foreign sales, offset by a $2.4 million decrease in domestic sales. The increase in foreign sales was comprised of a $6.2 million increase in sales of bicycles and a $4.1 million increase in sales of parts and accessories, and primarily resulted from the addition and growth of the Company's subsidiaries in the United Kingdom, France, Japan and Canada, which were purchased or formed during 1996 and 1997. The decrease in domestic sales was comprised of a $1.8 million decrease in sales of bicycles and a $0.6 million decrease in sales of parts and accessories. The decrease in bicycle sales was due to $6.1 million of lower sales of adult mountain bicycles, partially offset by $2.1 million of higher sales of juvenile bicycles and $2.2 million of higher sales of specialty bicycles (including the Company's new lines of cruiser, Harley-Davidson and Charger electric-assist bicycles).


     Gross Profit. Gross profit, as a percentage of net sales, was 27.7% in 1997 and 28.4% in 1996. This decrease was primarily attributable to manufacturing inefficiencies incurred during and following the relocation of the Company's Santa Ana facility.


     Selling, General and Administrative Expenses. Selling, general and administrative expenses increased by $9.6 million, or 25.1%, and represented 22.2% of sales in 1997 versus 18.4% of sales in 1996. This increase was primarily due to the increased selling, marketing and administrative expenses totaling $5.3 million associated with the new Company-owned distributors in the United Kingdom, France, Japan and Canada. The remainder of the increase was principally related to higher selling and marketing expenses of $1.7 million to promote brand equity, higher product development expenses of $0.7 million, and $1.0 million of costs relating to the relocation of the Company's southern California facilities, as discussed above.


     Amortization of Intangibles and Deferred Financing Costs. Amortization of intangibles increased by $0.3 million in 1997, principally due to the inclusion of a full year's amortization of the goodwill resulting from the 1996 acquisition of Caratti and Riteway France.

     Life Insurance Proceeds, net. Included in 1996 net income were net life insurance proceeds of $1.3 million that the Company received following the death of its former President and Chief Executive Officer, as discussed above. There was no such item in 1997.

     Interest Expense. Interest expense in 1997 increased by $1.8 million, or 45.9%. The increase was principally related to the higher level of average borrowings needed to fund the Company's 1996 acquisition of Caratti and Riteway France, support the growth of the Company's foreign operations, and fund capital expenditures. In addition, the Company incurred a higher average interest rate on its bank credit facility during 1997.

     Provision for Income Taxes. The Company's effective tax rate was 39.4% in 1997 as compared to 33.7% in 1996. The 5.7% increase principally relates to a 3.9% benefit received during 1996 in connection with the non-taxable life insurance proceeds discussed above. The remaining 1.8% increase arose primarily due to the effect of non-deductible goodwill amortization being absorbed over lower pretax income in 1997.

COMPARISON OF 1996 TO 1995


     Net Sales. Net sales for 1996 increased by $39.4 million, or 23.3%, to $208.4 million. The increase in net sales was attributable to a $5.8 million and $17.9 million increase in domestic and foreign sales of bicycles, respectively, and a $8.6 million and $7.1 million increase in domestic and foreign sales of parts and accessories, respectively. The increase in domestic net sales was primarily attributable to a general increase in the demand for the Company's juvenile bicycles and parts and accessories. The increase in foreign net sales was primarily attributable to the inclusion of the Company's new distributors in Japan, France and the United Kingdom in its results of operations totaling $15.6 million as well as a general increase in sales to independent international distributors of $9.4 million.


     Gross Profit. Gross profit, as a percentage of net sales, was 28.4% in 1996 and 26.3% in 1995. This increase was attributable to a change in product mix, which included an increase in sales of higher margin juvenile bicycles and parts and accessories, coupled with higher gross profit margins in all bicycle product categories which were the result of improved manufacturing efficiencies and sourcing.


     Selling, General and Administrative Expenses. Selling, general and administrative expenses for 1996 increased by $10.0 million, or 35.2%, and increased as a percentage of net sales from 16.8% to 18.4%. This increase was primarily due to $5.3 million of increased administrative costs as a result of the addition of the new foreign distributors in Japan, France and the United Kingdom and the inclusion of a full year of administrative costs for Riteway North Central, Inc., which was purchased in July 1995, and $4.7 million of additional personnel costs and associated overhead required to support the increased revenues of the Company.


     Amortization of Intangibles and Deferred Financing Costs. Amortization of intangibles and deferred financing costs decreased by $2.6 million in 1996 and decreased as a percentage of net sales from 2.0% to 0.4%. The decrease was primarily attributable to the termination of certain covenants not to compete and the accelerated amortization of related deferred financing costs in connection with the Company's IPO in October 1995, as discussed above. This decrease was partially offset by the increased amortization of goodwill from the acquisition of Caratti in July 1996.

     Nonrecurring Charge. The nonrecurring charge in 1995 represents a charge taken by the Company in October 1995 for the termination of certain covenants not to compete, as discussed above. There was no such charge in 1996.

     Life Insurance Proceeds, net. Included in the net income for 1996 were net life insurance proceeds of $1.3 million that the Company received following the death of its former President and Chief Executive Officer, as discussed above. There was no such item in 1995.

     Interest Expense. Interest expense decreased by $2.2 million in 1996 and decreased as a percentage of sales from 3.6% to 1.8%. The decrease was attributable to a reduction in debt as proceeds from the IPO were used to retire a portion of the Company's debt as well as decreased short-term interest rates under the Company's new revolving credit facility which was obtained in November 1995. This decrease was partially offset by increased interest expense on additional borrowings in 1996 which were incurred to fund acquisitions and the expansion of the Company's domestic and foreign operations.

     Provision for Income Taxes. The Company's effective tax rate was 33.7% in 1996 as compared to 54.4% in 1995. The Company's effective tax rate in 1996 has been affected by the non-deductibility of the amortization of goodwill and the non-taxable life insurance proceeds received. The Company's effective tax rate in 1995 has been affected by the non-deductibility of the amortization of goodwill and the tax effect of the extraordinary loss from early extinguishment of debt.

QUARTERLY INFORMATION


     The following table sets forth certain quarterly consolidated statements of operations data for the periods presented and such data as a percentage of net sales. This quarterly information is unaudited and has been prepared on the same basis as the annual consolidated financial statements and, in management's opinion, reflects all adjustments consisting only of normal recurring adjustments necessary to present fairly the information set forth therein. The operating results for any quarter are not necessarily indicative of results for any future period.


                                   SEPT. 30,   DEC. 31,   MARCH 31,   JUNE 30,   SEPT. 30,   DEC. 31,   MARCH 31,   JUNE 30,
                                     1996        1996       1997        1997       1997        1997       1998        1998
                                   ---------   --------   ---------   --------   ---------   --------   ---------   --------
CONSOLIDATED STATEMENTS OF
  OPERATIONS DATA:
Net sales........................   $52,435    $62,952     $51,170    $50,769     $56,444    $57,831     $51,165    $ 57,655
Cost of sales....................    37,041     44,875      37,395     36,972      40,525     41,457      36,754      41,742
                                    -------    -------     -------    -------     -------    -------     -------    --------
Gross profit.....................    15,394     18,077      13,775     13,797      15,919     16,374      14,411      15,913
Selling, general and
  administrative expenses........    10,645     11,169      10,762     11,684      13,168     12,469      12,098      12,767
Amortization of intangibles and
  deferred financing costs.......       243        225         233        264         260        245         257         277
                                    -------    -------     -------    -------     -------    -------     -------    --------
Operating income.................     4,506      6,683       2,780      1,849       2,491      3,660       2,056       2,869
Life insurance proceeds, net.....    (1,276)        --          --         --          --         --          --          --
Interest expense.................     1,047      1,314       1,386      1,405       1,352      1,443       1,956       2,178
                                    -------    -------     -------    -------     -------    -------     -------    --------
Income before taxes..............     4,735      5,369       1,394        444       1,139      2,217         100         691
Provision for income taxes.......     1,095      1,848         578        160         461        845          17         291
                                    -------    -------     -------    -------     -------    -------     -------    --------
Net income.......................   $ 3,640    $ 3,521     $   816    $   284     $   678    $ 1,372     $    83    $    400
                                    =======    =======     =======    =======     =======    =======     =======    ========
Earnings per share:
  Basic..........................   $   .37    $   .36     $   .08    $   .03     $   .07    $   .14     $   .01    $    .04
  Diluted........................   $   .37    $   .35     $   .08    $   .03     $   .07    $   .14     $   .01    $    .04
PERCENTAGE OF NET SALES:
  Net sales......................     100.0%     100.0%      100.0%     100.0%      100.0%     100.0%      100.0%      100.0%
  Cost of sales..................      70.6       71.3        73.1       72.8        71.8       71.7        71.8        72.4
                                    -------    -------     -------    -------     -------    -------     -------    --------
  Gross profit...................      29.4       28.7        26.9       27.2        28.2       28.3        28.2        27.6
  Selling, general and
    administrative expenses......      20.3       17.7        21.0       23.0        23.3       21.6        23.7        22.1
  Amortization of intangibles and
    deferred financing costs.....       0.5        0.4         0.5        0.5         0.5        0.4         0.5         0.5
                                    -------    -------     -------    -------     -------    -------     -------    --------
  Operating income...............       8.6       10.6         5.4        3.7         4.4        6.3         4.0         5.0
  Life insurance proceeds, net...      (2.4)        --          --         --          --         --          --          --
  Interest expense...............       2.0        2.1         2.7        2.8         2.4        2.5         3.8         3.8
                                    -------    -------     -------    -------     -------    -------     -------    --------
  Income before taxes............       9.0        8.5         2.7        0.9         2.0        3.8         0.2         1.2
  Provision for income taxes.....       2.1        2.9         1.1        0.3         0.8        1.4          --         0.5
                                    -------    -------     -------    -------     -------    -------     -------    --------
  Net income.....................       6.9%       5.6%        1.6%       0.6%        1.2%       2.4%        0.2%        0.7%
                                    =======    =======     =======    =======     =======    =======     =======    ========


     Operating results fluctuate on a quarterly basis due to a variety of factors, including the cycles of dealer orders, shipment of products from foreign suppliers, the number and timing of new product introductions, the timing of operating and advertising expenditures and changes in the mix of products ordered by dealers. Typically, the Company's operating expenses are higher in the third quarter primarily due to annual introductions of new bicycle models and participation in annual industry trade shows. In addition, the Company's business has seasonal elements based upon bicycle model years, weather, the year-end shopping season and other factors. The Company believes that factors such as fluctuations in the quarterly operating results could cause the price of the common stock to fluctuate substantially.

LIQUIDITY AND CAPITAL RESOURCES



     In April 1998, the Company entered into a new domestic revolving credit facility with an affiliate of its existing bank. The facility expires in April 2001 and is secured by substantially all of the Company's assets. The facility provides for maximum borrowings and letters of credit equal to the lesser of $75.0 million or the Company's borrowing base associated with accounts receivable and inventories, as defined by the agreement. The amount individually available under commercial and standby letters of credit is $15.0 million. The Company has the option to pay interest on borrowings at the bank's reference rate plus the applicable margin (as defined in the agreement) or LIBOR plus the applicable margin (as defined in the agreement); such interest rates may decrease in the future if the Company meets certain financial ratio criteria. The weighted average interest rate on the facility was 8.22% at June 30, 1998. The Company must pay a monthly commitment fee equal to .25% per annum on the unused amount of the $75.0 maximum available credit. The agreement requires that the Company maintain certain financial ratios and other covenants, which, among other things, restrict other indebtedness, capital expenditures and certain investments.



     The Company's separate revolving credit facilities for Riteway France and Riteway Japan, which now each provide for maximum borrowings of $4.0 million, were also extended in connection with the aforementioned new domestic facility. In addition, the Company extended the Caratti facility with an affiliate of its existing bank to April 2001 for maximum borrowings thereunder to the lesser of Pound Sterling 10.0 million (approximately US $16.5 million) or Caratti's borrowing base associated with accounts receivable and inventories. The interest rate on the facility was 9.31% at June 30, 1998.



     The previous domestic term loan was replaced by a $20.0 million term loan with the Company's existing bank. The new loan requires quarterly principal payments of $1.3 million through June 1999 with a final balloon payment of the remaining principal in July 1999. The Company has the option to pay interest on borrowings at the bank's reference rate plus the applicable margin (as defined in the agreement) or LIBOR plus the applicable margin (as defined in the agreement). The interest rate on the term loan was 9.63% at June 30, 1998. In addition, in connection with the term loan, the Company issued a warrant which gives the bank the right to purchase 525,765 shares of the Company's common stock at $6.58 per share, which represented the average of the closing prices of the Company's common stock on the Nasdaq market during a specified period in January 1998. The warrant becomes exercisable based on the following schedule: one-third on September 1, 1998, one-third on December 1, 1998 and one-third on March 1, 1999, provided that the Company has not yet repaid the term loan in full as of such dates. During the quarter ended June 30, 1998, the Company accrued $0.1 million of expense to reflect a pro rata portion of the estimated fair value of these warrants.



     Also in April 1998, the Company entered into an unsecured revolving credit facility with another financial institution. This facility, which expires in October 1999, provides for maximum borrowings of $3.0 million. Interest is based on specified commercial paper rates plus the applicable margin (as defined in the agreement). The interest rate on the facility was 8.05% at June 30, 1998.



     In February 1998, Riteway Canada entered into a revolving credit facility with a Canadian bank. This facility, which expires in February 2000, provides for maximum borrowings equal to the lesser of C$9.0 million (approximately US$6.3 million) or Riteway Canada's borrowing base associated with accounts receivable and inventories, as defined in the agreement. Interest is payable monthly at the bank's prime rate plus the applicable margin (as defined in the agreement). The interest rate on the facility was 7.75% at June 30, 1998.



     The Company's operating activities provided cash of $8.4 million and $12.9 million in the six months ended June 30, 1998 and 1997, respectively. This $4.5 million decrease was primarily related to a difference in receivables, which decreased by $4.6 million during the first six months of 1997 and increased by $1.2 million during the first six months of 1998. The higher receivables balance at June 30, 1998 was principally due to the $6.9 million increase in sales from the second quarter of 1997 to the second quarter of 1998. The Company's capital expenditures of $1.5 million in the six months ended June 30, 1998 were less than the $5.2 million of capital expenditures in the corresponding 1997 period. During the first six months of 1997, the Company acquired leasehold improvements and equipment for the Company's new Santa Ana facility. In both 1998 and 1997, excess cash was used to pay down the Company's borrowings under its revolving bank lines of credit.

     The Company's operating activities used cash of $5.3 million in 1997, $14.5 million in 1996 and $8.8 million in 1995. The lower cash outflow in 1997 resulted principally from a smaller increase in trade receivables and inventory than had occurred in the prior two years, when the Company was experiencing a more rapid expansion of its business. In addition, the Company's inventory levels have increased over the past several years as the international subsidiaries have expanded and the domestic product line has broadened. The Company's investing activities used cash of $13.6 million in 1997, $17.7 million in 1996 and $4.0 million in 1995. Investing activities were primarily comprised of capital expenditures at the Company's new Santa Ana facility and a new research and manufacturing facility in Colorado, along with $3.6 million of cash held in trust for future capital expenditures at the Santa Ana facility. In 1996, investment activities were primarily comprised of the acquisition of Caratti and Riteway France. The Company's financing activities resulted in net cash inflows of $19.5 million in 1997, $32.1 million in 1996 and $12.7 million in 1995. Additional bank borrowings provided the majority of the financing in 1997 and 1996, while the Company's IPO provided the principal financing in 1995.

     The Company anticipates that it will continue to rely on bank credit, vendor credit and cash generated from operations in order to finance anticipated higher inventory and accounts receivable levels. The Company believes that the restructured financing described above will be sufficient to satisfy the Company's working capital and capital expenditure requirements through at least the next 12 months.

NEW ACCOUNTING PRONOUNCEMENTS

     In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS No. 131"), which establishes standards for reporting financial and descriptive information about an enterprise's operating segments in its annual financial statements and selected segment information in interim financial reports. SFAS No. 131 becomes effective for the Company's 1998 annual financial statements and for its 1999 interim financial statements. Restatements of comparative prior-year financial statements will be required in the periods in which the Company first applies SFAS No. 131.

     In June 1998, the Financial Accounting Standards Board issued Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS No. 133"). The Statement established accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and hedging activities. The Statement is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. Application of the Statement is not expected to have a material impact on the Company's consolidated financial position, results of operations or liquidity.

YEAR 2000 COMPLIANCE

     The Company has performed a preliminary examination of its major software applications to determine whether each system is prepared to accommodate the year 2000. This examination included a review of program code which is maintained by the Company as well as obtaining confirmation from outside software vendors that their products are year 2000 compliant. The Company believes that, based on its current examination, the year 2000 will not have a material adverse impact on the Company's operations and that the costs to accommodate the year 2000 will not be material. However, there can be no assurance that software incompatibility with the year 2000 on the part of the Company or any of its significant suppliers will not cause an interruption of operations or other limitations of system functionality, or that the Company will not incur substantial costs to avoid such occurrences. By the end of 1998, the Company plans to complete an extensive assessment of the readiness of its software applications with respect to year 2000 issues and any related accommodation costs.

         SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS


     Set forth below is certain information as of July 31, 1998 regarding the beneficial ownership of the Company's Common Stock by (i) any person who was known by the Company to own more than five percent (5%) of the voting securities of the Company, (ii) all directors of the Company, (iii) the Chief Executive Officer and each of the two other executive officers of the Company, and (iv) all current directors and executive officers of the Company as a group.



                                                             AMOUNT AND NATURE OF
          NAME AND ADDRESS OF BENEFICIAL OWNERS             BENEFICIAL OWNERSHIP(1)    PERCENT OF CLASS
          -------------------------------------             -----------------------    ----------------
Bain Funds(2).............................................         2,230,081                       22.6%
  c/o Bain Capital
  Two Copley Place, 7th Floor
  Boston, Massachusetts 02116
Jackson National Life Insurance Company...................           524,505                        5.3%
  5901 Executive Drive
  Lansing, Michigan 48909
Robert C. Gay.............................................         2,230,081                       22.6%
  Director(3)
  c/o Bain Capital
  Two Copley Place, 7th Floor
  Boston, Massachusetts 02116
Geoffrey S. Rehnert.......................................         2,230,081                       22.6%
  Chairman of the Board of Directors(3)
  c/o Bain Capital
  Two Copley Place, 7th Floor
  Boston, Massachusetts 02116
Joseph J. Pretlow.........................................         2,230,081                       22.6%
  Director(3)
  c/o Bain Capital
  Two Copley Place, 7th Floor
  Boston, Massachusetts 02116
Schwinn Holdings Corporation(4)...........................         2,230,081                       22.6%
  c/o Questor Management Company
  4000 Town Center, Suite 530
  Southfield, Michigan 48075
Michael C. Haynes(5)......................................           412,665                        4.2%
  President, Chief Executive Officer and Director
William K. Duehring.......................................           316,401                        3.2%
  Chief Operating Officer and Director(6)(7)
Charles Cimitile(8).......................................            61,000                        0.6%
  Vice President, Finance
All current executive officers and directors as a group (6
  persons)(3)(7)..........................................         3,020,147                       30.6%


---------------
(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of Common Stock subject to options, warrants and convertible notes currently exercisable or convertible, or exercisable or convertible within 60 days of the Record Date, are deemed outstanding for computing the percentage of the person holding such options but are not deemed outstanding for computing the percentage of any other person. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

(2) Includes (i) 102,388 shares owned by BCIP Associates, (ii) 49,023 shares owned by BCIP Trust Associates, L.P., (iii) 1,109,328 shares owned by Bain Capital Fund IV-B, L.P., and (iv) 969,342 shares owned by Bain Capital Fund IV, L.P.

(3) Includes shares described in Note (2) above. Messrs. Gay, Rehnert and Pretlow are Directors of the Company. Messrs. Gay and Rehnert are managing directors of Bain Capital Investors, Inc., the general partner of Bain Capital Partners IV, L.P., which is the general partner of Bain Capital Fund IV-B, L.P. and Bain Capital Fund IV, L.P. and are general partners of BCIP Associates and BCIP Trust Associates, L.P., and accordingly, may be deemed to beneficially own such shares. Mr. Pretlow is a principal of Bain Capital Investors, Inc., the management company for Bain Capital Fund IV-B, L.P. and Bain Capital Fund IV, L.P., and accordingly, may be deemed to beneficially own such shares. Each of Mr. Gay, Mr. Rehnert and Mr. Pretlow disclaims beneficial ownership of the shares held by BCIP Associates, BCIP Trust Associates, L.P., Bain Capital Fund IV-B, L.P. and Bain Capital Fund IV, L.P., except to the extent of each of their pecuniary interests therein.


(4) Includes shares described in Note (2) above. Schwinn has been granted an option to purchase such shares from the funds holders described in Note (2) upon certain events pursuant to the Stockholders Agreement. See "The Stockholders Agreement."



(5) Includes options to purchase 75,000 shares of Common Stock at an exercise price of $8.00 per share which, pursuant to the terms of the Merger Agreement, become exercisable immediately prior to the Effective Time.



(6) Includes options to purchase 50,000 shares of Common Stock at an exercise price of $8.00 per share which, pursuant to the terms of the Merger Agreement, become exercisable immediately prior to the Effective Time.



(7) Includes 264,000 shares held in the William K. Duehring Trust, dated December 6, 1994.



(8) Includes options to purchase 60,000 shares of Common Stock at an exercise price of $8.00 per share which, pursuant to the terms of the Merger Agreement, become exercisable immediately prior to the Effective Time.


                      SUBMISSION OF STOCKHOLDER PROPOSALS

     Assuming that the Merger is approved and completed, no proxies will be solicited for the Company's 1998 Annual Meeting. If the Merger is not approved and completed, a proposal by a stockholder intended to be presented at the 1998 Annual Meeting must be received by the Company at its principal executive
offices by October   , 1998, to be included in the Proxy Statement for that
Meeting, and all other conditions for such inclusion must be satisfied.

                                    EXPERTS

     The consolidated balance sheets of the Company as of December 31, 1997 and December 31, 1996, and the consolidated statements of operations, stockholders equity, and cash flows of the Company for each of the three years in the period ended December 31, 1997, included in this Proxy Statement, have been so included in reliance on the report of KPMG Peat Marwick LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing. No representative of KPMG Peat Marwick LLP is expected to be present at the Special Meeting.

                                 OTHER BUSINESS

     The Board of Directors does not intend to bring any other matters before the Special Meeting and does not know of any matters to be brought before the Special Meeting by others. No other matters may be brought before the Special Meeting in accordance with Delaware law.

                                          By Order of the Board of Directors
                                          GT BICYCLES, INC.

                                          /s/ MICHAEL C. HAYNES
                                          --------------------------------------
                                          Chief Executive Officer and President

Santa Ana, California

August   , 1998

                         INDEX TO FINANCIAL STATEMENTS


                                                              PAGE
                                                              ----
AUDITED FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER
  31, 1997, 1996 AND 1995:
Independent Auditors' Report................................   F-1
Consolidated Balance Sheets.................................   F-2
Consolidated Statements of Operations.......................   F-3
Consolidated Statements of Stockholders' Equity.............   F-4
Consolidated Statements of Cash Flows.......................   F-5
Notes to Consolidated Financial Statements..................   F-7
UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS FOR
  THE SIX MONTHS ENDED JUNE 30, 1998 AND 1997:
Unaudited Condensed Consolidated Balance Sheet..............  F-24
Unaudited Condensed Consolidated Statements of Operations...  F-25
Unaudited Condensed Consolidated Statements of Cash Flows...  F-26
Notes to Unaudited Condensed Consolidated Financial
  Statements................................................  F-27

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
GT Bicycles, Inc.:

     We have audited the consolidated balance sheets of GT Bicycles, Inc. and subsidiaries as of December 31, 1997 and 1996 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of GT Bicycles, Inc. and subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                          KPMG PEAT MARWICK LLP

Orange County, California
February 25, 1998

                       GT BICYCLES, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                      DECEMBER 31,
                                                              ----------------------------
                                                                  1997            1996
                                                              ------------    ------------
                                     ASSETS (NOTE 6)
Current assets:
  Cash and cash equivalents.................................  $    588,000    $         --
  Trade accounts receivable, net of allowances of $2,334,000 and $1,634,000 at December 31, 1997 and 1996,
     respectively...........................................    52,418,000      51,843,000
  Inventories (note 3)......................................    80,985,000      74,328,000
  Prepaid expenses and other current assets.................     3,098,000       1,980,000
  Deferred income taxes (note 8)............................     1,646,000       1,915,000
                                                              ------------    ------------
     Total current assets...................................   138,735,000     130,066,000
Property, plant and equipment, net (notes 4 and 9)..........    12,833,000       5,023,000
Goodwill and other intangibles, net (notes 2, 5 and 11).....    19,920,000      19,388,000
Other assets (note 11)......................................     1,161,000       1,704,000
Restricted cash (note 6)....................................     3,607,000              --
Deferred income taxes (note 8)..............................        25,000              --
                                                              ------------    ------------
                                                              $176,281,000    $156,181,000
                                                              ============    ============
                           LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current portion of long-term debt (note 6)................  $ 92,883,000    $  4,250,000
  Current portion of capital lease obligations (note 9).....       462,000         376,000
  Accounts payable..........................................    11,915,000      12,468,000
  Accrued liabilities.......................................     4,310,000       4,519,000
  Income taxes payable......................................       463,000       1,061,000
                                                              ------------    ------------
     Total current liabilities..............................   110,033,000      22,674,000
  Long-term debt, net of current portion (note 6)...........     4,438,000      73,421,000
  Capital lease obligations, net of current portion (note
     9).....................................................       407,000         629,000
  Deferred income taxes (note 8)............................            --          92,000
  Other liabilities.........................................            --         212,000
                                                              ------------    ------------
     Total liabilities......................................   114,878,000      97,028,000
                                                              ------------    ------------
Stockholders' equity (notes 6 and 7):
  Preferred stock, $0.001 par value, 5,000,000 shares
     authorized, none issued................................            --              --
  Common stock, $0.001 par value, 20,000,000 shares
     authorized, 9,821,000 and 9,781,000 shares issued and
     outstanding at December 31, 1997 and 1996,
     respectively...........................................        10,000          10,000
  Additional paid-in-capital................................    47,182,000      46,916,000
  Retained earnings.........................................    14,608,000      11,458,000
  Foreign currency translation adjustment...................      (397,000)        769,000
                                                              ------------    ------------
     Total stockholders' equity.............................    61,403,000      59,153,000
Commitments and contingencies (note 9)......................
                                                              ------------    ------------
                                                              $176,281,000    $156,181,000
                                                              ============    ============

          See accompanying notes to consolidated financial statements.

                       GT BICYCLES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                             YEAR ENDED DECEMBER 31,
                                                   --------------------------------------------
                                                       1997            1996            1995
                                                   ------------    ------------    ------------
Net sales........................................  $216,214,000    $208,351,000    $168,933,000
Cost of sales....................................   156,349,000     149,147,000     124,524,000
                                                   ------------    ------------    ------------
  Gross profit...................................    59,865,000      59,204,000      44,409,000
Selling, general and administrative expenses.....    48,083,000      38,450,000      28,429,000
Amortization of intangibles and deferred
  financing costs................................     1,002,000         739,000       3,313,000
Nonrecurring charge (note 13)....................            --              --       4,708,000
                                                   ------------    ------------    ------------
Operating income.................................    10,780,000      20,015,000       7,959,000
Life insurance proceeds, net of guaranteed
  severance payments of $724,000 (note 14).......            --      (1,276,000)             --
Interest expense (note 6)........................     5,586,000       3,828,000       6,070,000
                                                   ------------    ------------    ------------
Income before taxes and extraordinary item.......     5,194,000      17,463,000       1,889,000
Provision for income taxes (note 8)..............     2,044,000       5,887,000       1,027,000
                                                   ------------    ------------    ------------
Income before extraordinary item.................     3,150,000      11,576,000         862,000
Extraordinary loss from early extinguishment of
  debt, net of income tax benefit of $978,000
  (note 6).......................................            --              --      (1,146,000)
                                                   ------------    ------------    ------------
Net income (loss)................................  $  3,150,000    $ 11,576,000    $   (284,000)
                                                   ============    ============    ============
Earnings (loss) per share:
  Basic:
     Income before extraordinary item............  $       0.32    $       1.18    $       0.12
     Extraordinary item..........................            --              --           (0.16)
                                                   ------------    ------------    ------------
     Net income (loss)...........................  $       0.32    $       1.18    $      (0.04)
                                                   ============    ============    ============
  Diluted:
     Income before extraordinary item............  $       0.32    $       1.17    $       0.12
     Extraordinary item..........................            --              --           (0.16)
                                                   ------------    ------------    ------------
     Net income (loss)...........................  $       0.32    $       1.17    $      (0.04)
                                                   ============    ============    ============
Weighted average common and common equivalent
  shares:
  Basic..........................................     9,804,000       9,772,000       7,256,000
                                                   ============    ============    ============
  Diluted........................................     9,918,000       9,932,000       7,403,000
                                                   ============    ============    ============

          See accompanying notes to consolidated financial statements.

                       GT BICYCLES, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                          RETAINED       FOREIGN
                                       COMMON STOCK       ADDITIONAL      EARNINGS      CURRENCY         TOTAL
                                    -------------------     PAID-IN     (ACCUMULATED   TRANSLATION   STOCKHOLDERS'
                                     SHARES     AMOUNT      CAPITAL       DEFICIT)     ADJUSTMENT       EQUITY
                                    ---------   -------   -----------   ------------   -----------   -------------
BALANCE, DECEMBER 31, 1994........  6,600,000   $ 7,000   $ 6,607,000   $   166,000    $        --    $ 6,780,000
Cancellation of shares (note 7)...   (277,000)       --            --            --             --             --
Exercise of warrants (note 7).....    292,000        --            --            --             --             --
Issuance of common stock, net of
  offering costs (note 7).........  3,150,000     3,000    40,213,000            --             --     40,216,000
Net loss..........................         --        --            --      (284,000)            --       (284,000)
                                    ---------   -------   -----------   -----------    -----------    -----------
BALANCE, DECEMBER 31, 1995........  9,765,000    10,000    46,820,000      (118,000)            --     46,712,000
Exercise of options (note 7)......     11,000        --        34,000            --             --         34,000
Issuance of common stock for
  employee stock purchase plan
  (note 7)........................      5,000        --        62,000            --             --         62,000
Net income........................         --        --            --    11,576,000             --     11,576,000
Foreign currency translation
  adjustment......................         --        --            --            --        769,000        769,000
                                    ---------   -------   -----------   -----------    -----------    -----------
BALANCE, DECEMBER 31, 1996........  9,781,000    10,000    46,916,000    11,458,000        769,000     59,153,000
Exercise of options (note 7)......     16,000        --        58,000            --             --         58,000
Issuance of common stock for
  employee stock purchase plan
  (note 7)........................     24,000        --       208,000            --             --        208,000
Net income........................         --        --            --     3,150,000             --      3,150,000
Foreign currency translation
  adjustment......................         --        --            --            --     (1,166,000)    (1,166,000)
                                    ---------   -------   -----------   -----------    -----------    -----------
BALANCE, DECEMBER 31, 1997........  9,821,000   $10,000   $47,182,000   $14,608,000    $  (397,000)   $61,403,000
                                    =========   =======   ===========   ===========    ===========    ===========

          See accompanying notes to consolidated financial statements.

                       GT BICYCLES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                             YEAR ENDED DECEMBER 31,
                                                   --------------------------------------------
                                                       1997            1996            1995
                                                   ------------    ------------    ------------
Cash flows from operating activities:
  Net income (loss)..............................  $  3,150,000    $ 11,576,000    $   (284,000)
  Adjustments to reconcile net income (loss) to
     net cash used in operating activities:
     Depreciation and amortization...............     2,772,000       1,595,000       4,084,000
     Write-off of covenant not to compete........            --              --       4,708,000
     Extraordinary loss from early extinguishment
       of debt...................................            --              --       2,124,000
     Provisions for discounts and losses on
       accounts receivable.......................     1,334,000         589,000         343,000
     Deferred income taxes, net..................       152,000        (265,000)        526,000
     Foreign currency translation gain (loss)....    (1,166,000)        769,000              --
  Changes in assets and liabilities:
     Trade accounts receivable...................    (1,909,000)    (11,406,000)     (9,974,000)
     Inventories.................................    (6,657,000)    (18,996,000)     (6,002,000)
     Income taxes payable........................      (598,000)      1,776,000      (1,309,000)
     Prepaid expenses and other assets...........    (1,404,000)       (966,000)       (726,000)
     Accounts payable............................      (553,000)        434,000      (2,403,000)
     Accrued liabilities.........................      (209,000)        211,000          92,000
     Other liabilities...........................      (212,000)        212,000              --
                                                   ------------    ------------    ------------
       Net cash used in operating activities.....    (5,300,000)    (14,471,000)     (8,821,000)
                                                   ------------    ------------    ------------
Cash flows from investing activities:
  Purchases of property, plant and equipment.....    (9,606,000)     (2,408,000)       (694,000)
  Write-off of leasehold improvements............       279,000              --              --
  Restricted cash from industrial development
     bonds.......................................    (3,607,000)             --              --
  Investments in unconsolidated affiliates.......      (110,000)       (500,000)             --
  Purchase of Riteway Products North Central,
     Inc.........................................            --              --      (3,267,000)
  Purchase of Caratti Sport Limited..............            --     (13,428,000)             --
  Purchase of Riteway Products France S.A.R.L....      (587,000)     (1,323,000)             --
                                                   ------------    ------------    ------------
       Net cash used in investing activities.....   (13,631,000)    (17,659,000)     (3,961,000)
                                                   ------------    ------------    ------------
Cash flows from financing activities:
  Net borrowings under lines of credit...........    18,947,000      16,236,000       9,660,000
  Borrowings from term loan......................            --      17,000,000     (37,000,000)
  Repayments of term loan........................    (4,250,000)     (1,063,000)             --
  Borrowings from industrial development bonds...     5,000,000              --              --
  Repayments of industrial development bonds.....      (112,000)             --              --
  Proceeds from issuance of common stock and
     warrants....................................       266,000          96,000      40,216,000
  Principal payments on capital lease
     obligations.................................      (332,000)       (139,000)       (167,000)
                                                   ------------    ------------    ------------
       Net cash provided by financing
          activities.............................    19,519,000      32,130,000      12,709,000
                                                   ------------    ------------    ------------
Net increase (decrease) in cash and cash
  equivalents....................................       588,000              --         (73,000)
Cash and cash equivalents at beginning of year...            --              --          73,000
                                                   ------------    ------------    ------------
Cash and cash equivalents at end of year.........  $    588,000    $         --    $         --
                                                   ============    ============    ============

                                                             YEAR ENDED DECEMBER 31,
                                                   --------------------------------------------
                                                       1997            1996            1995
                                                   ------------    ------------    ------------
Supplemental disclosure of cash flow information:
  Cash paid during the year for:
     Interest....................................  $  5,599,000    $  3,692,000    $  6,248,000
                                                   ============    ============    ============
     Income taxes................................  $  2,490,000    $  4,447,000    $    969,000
                                                   ============    ============    ============
Supplemental disclosures:
  Purchase of Riteway Products North Central,
     Inc.
     Inventories.................................  $         --    $         --    $  2,217,000
     Property, plant and equipment...............            --              --          77,000
     Goodwill....................................            --              --         323,000
     Covenant not to compete.....................            --              --         650,000
                                                   ------------    ------------    ------------
       Net cash used to acquire business.........  $         --    $         --    $  3,267,000
                                                   ============    ============    ============
  Purchase of Caratti Sport Limited
     Working capital, other than cash............  $         --    $  9,194,000    $         --
     Property, plant and equipment...............            --         433,000              --
     Goodwill....................................            --       9,871,000              --
     Long-term debt..............................            --      (5,888,000)             --
     Noncurrent liabilities......................            --        (182,000)             --
                                                   ------------    ------------    ------------
       Net cash used to acquire business.........  $         --    $ 13,428,000    $         --
                                                   ============    ============    ============
  Purchase of Riteway Products France S.A.R.L
     Inventories.................................  $         --    $  1,201,000    $         --
     Property, plant and equipment...............            --          54,000              --
     Goodwill and other assets...................       587,000          68,000              --
                                                   ------------    ------------    ------------
       Net cash used to acquire business.........  $    587,000    $  1,323,000    $         --
                                                   ============    ============    ============
  Purchase of equipment under capital lease
     obligations.................................  $    196,000    $    143,000    $         --
                                                   ============    ============    ============

          See accompanying notes to consolidated financial statements.

                       GT BICYCLES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) BUSINESS

  Description of the Company

     GT Bicycles, Inc. (the "Company") is a leading designer, manufacturer and marketer of mid- to premium-priced mountain and juvenile BMX bicycles sold under the Company's brand names. The Company's Riteway Products and Caratti distribution network is a leading distributor of the Company's bicycles, parts and accessories, as well as parts and accessories of other manufacturers to independent bicycle dealers.

     The name of the Company was changed from GT Holdings, Inc. to GT Bicycles, Inc. on August 11, 1995. The Company consummated an initial public offering ("IPO") of its common stock in October 1995.

  Substantial Leverage and Liquidity

     As of December 31, 1997, the Company's total indebtedness was approximately $97.3 million, and there was approximately $3.6 million available under its revolving credit facilities for future borrowings. The revolving credit facilities in the current amount of $80.7 million and a term loan of $11.7 million become due and payable on June 30, 1998. As of December 31, 1997, the Company had stockholders' equity of approximately $61.4 million. The Company's high degree of leverage could have important consequences, including (i) a substantial portion of the Company's cash flow from operations must be dedicated to debt service and will not be available for other purposes; (ii) the Company's ability to obtain additional debt financing in the future for working capital may be limited; (iii) the Company may be more leveraged than certain of its competitors, which may place the Company at a competitive disadvantage; and (iv) the Company's ability to refinance its revolving credit facility and its term loan due and payable on June 30, 1998 may be adversely affected. The Company is negotiating with its existing senior secured lender and other lenders regarding longer-term financing or the refinancing of its revolving credit and term loan facilities. However, there can be no assurance that the Company will be able to obtain any such facilities on acceptable terms, or at all. The failure to obtain acceptable financing would have a material adverse affect on the Company's business, results of operations, financial condition and liquidity.

  Dependence of Foreign Suppliers

     The Company's business is highly dependent on products manufactured by foreign suppliers located primarily in Taiwan and Japan and to a lesser extent the People's Republic of China. The Company's business is subject to the risks generally associated with doing business abroad, including, but not limited to, delays in shipment, foreign governmental regulation, adverse fluctuations in foreign exchange rates, difficulties in collecting receivables, embargoes, tariffs, exchange controls, trade disputes, changes in economic conditions and political turmoil in the countries in which the Company's manufacturing sources are located. The Company cannot predict the effect that such factors will have on its business arrangements with foreign suppliers or manufacturing sources. Any significant delay or disruption in supply of bicycles or bicycle parts and accessories could have a material adverse effect on the Company's financial condition, results of operations and liquidity.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Principles of Consolidation

     The consolidated financial statements of the Company include the wholly-owned subsidiaries, GT Bicycles California, Inc., GT BMX Products, Inc., Riteway Distributors, Inc., Riteway Distributors Central, Inc., Riteway Products East, Inc., Riteway Products North Central, Inc., Riteway Products Japan K.K. ("Riteway Japan"), Riteway Products France S.A.R.L. ("Riteway France") and Caratti Sport Limited ("Caratti") in the United Kingdom, as well as the majority-owned subsidiaries, Innovations in Composites,

                       GT BICYCLES, INC. AND SUBSIDIARIES

Inc. ("Innovations") and Riteway Products Canada Limited ("Riteway Canada"). Investments in affiliates, for which the Company has an ownership interest of at least 20% but not exceeding 50%, are recorded under the equity method of accounting.

     Riteway Products North Central, Inc., Riteway France, and Caratti were acquired in July 1995, April 1996, and July 1996, respectively, and have been accounted for under the purchase method of accounting. Accordingly, the purchase price of each entity was allocated to the assets acquired based on their estimated fair values. The excess of the purchase price over the fair market values of the net assets acquired has been recorded as goodwill. Riteway Japan was formed in March 1996 as a wholly-owned subsidiary of the Company. Riteway Canada was formed in September 1997 as an 85%-owned subsidiary of the Company.

     The Company held a 45% ownership interest in Innovations from 1993 through June 1997. In July 1997, the Company increased its ownership level in Innovations to 57% through the purchase of additional common shares. At that date, the Company changed its method of accounting for Innovations from the equity method to consolidation (see note 11).

     The interest of minority shareholders in the equity of Innovations and Riteway Canada is included in accrued liabilities on the accompanying balance sheet and their interest in the earnings of these entities is included in selling, general and administrative expenses on the accompanying statement of operations. Such amounts were not material in fiscal 1997.

     All significant intercompany balances and transactions have been eliminated in consolidation.

  Foreign Currency Translation

     The Company uses the local currency of the respective country as the functional currency for its overseas operations. Accordingly, assets and liabilities outside the United States are translated into dollars at the rate of exchange in effect at the balance sheet date. Income and expense items are translated at the weighted average exchange rates prevailing during the period. The cumulative translation gain or loss is included as an adjustment to stockholders' equity. There were no significant foreign currency transaction gains or losses in the periods presented.

  Cash and Cash Equivalents

     For purposes of the consolidated statements of cash flows, the Company considers all highly-liquid investments with original maturities of three months or less to be cash equivalents.

  Inventories

     Inventories are stated at the lower of cost or market ("net realizable value"). Cost is determined using the average cost method, which approximates the first-in, first-out (FIFO) method.

  Revenue Recognition

     Revenue is recognized and estimated warranty expenses are accrued upon product shipment.

     The Company contracts with independent overseas manufacturers for the production of certain goods ordered by its international distributors and, in most cases, arranges for the shipment of the goods directly to these international distributors. All sales orders by international distributors are placed directly with the Company. The Company recognizes revenue for these transactions at the time of shipment of goods from the contract manufacturer. For sales transactions with certain international distributors, the Company arranges for a portion of the total sales price to be billed directly by the contract manufacturer. The Company includes in net sales and cost of sales the amount billed by the contract manufacturer and the amount paid by the Company for the goods, respectively. The portion billed by the contract manufacturer for these transactions is

                       GT BICYCLES, INC. AND SUBSIDIARIES
generally secured by an irrevocable letter of credit opened by the international distributor. In other cases, the contract manufacturer may grant credit to the international distributor and the Company guarantees payments for the goods.

  Research and Product Development Costs

     Research and product development costs are expensed as incurred. Selling, general and administrative expenses of the Company include research and product development expenses of approximately $2,574,000, $1,844,000 and $1,596,000 for the years ended December 31, 1997, 1996 and 1995, respectively.

  Advertising and Promotion Costs

     Advertising costs and promotion costs are expensed as incurred or the first time the promotional event/ advertising takes place. Selling, general and administrative expenses of the Company include advertising and promotion costs of approximately $4,879,000, $3,914,000 and $2,685,000 for the years ended December 31, 1997, 1996 and 1995, respectively.

  Property, Plant and Equipment

     Property, plant and equipment are stated at cost. The cost of additions and improvements are capitalized, while maintenance and repairs are expensed as incurred. Depreciation is computed on the straight-line method over the estimated useful lives of the related assets (ranging from 5 to 7 years). Assets held under capital leases and leasehold improvements are amortized over the lesser of the estimated useful lives of the assets or the related lease terms.

  Intangible Assets

     Intangible assets at December 31, 1997 and 1996 consist of goodwill relating to various acquisitions, covenants not to compete from the acquisition of Riteway Products North Central, Inc., and trademarks, patents and other items (see note 5). Amortization of intangibles is recorded on a straight-line basis over the following periods: 25 years for goodwill, the contractual term of five years for covenants not to compete, and the respective lives ranging from 5 to 25 years for other intangibles.

     In accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," the Company reviews identifiable intangibles and goodwill for impairment whenever events or circumstances indicate the carrying amount may not be recoverable based upon a comparison of the asset carrying value to the expected future cash flows (undiscounted and without interest charges).

  Income Taxes

     The Company accounts for income taxes under the provisions of Financial Accounting Standards No. 109 ("SFAS No. 109"), "Accounting for Income Taxes." SFAS No. 109 requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

  Forward Exchange Contracts

     The Company from time to time enters into short-term, forward exchange contracts to hedge the impact of foreign currency fluctuations on specific purchase commitments denominated in foreign currencies. The gains and losses on these contracts are included in the value of the assets which they were intended to hedge.

                       GT BICYCLES, INC. AND SUBSIDIARIES

At December 31, 1997 and 1996, the Company had forward exchange contracts outstanding, with maturities of five months or less, to exchange foreign currencies for approximately $2,200,000 and $3,300,000, respectively.

  Use of Estimates

     Company management has made a number of estimates and assumptions relating to the reporting of assets and liabilities in conformity with generally accepted accounting principles. Actual results could differ from these estimates.

  Earnings (Loss) per Share

     Effective December 31, 1997, the Company adopted Statement of Financial Accounting Standards No. 128, "Earnings per Share" ("SFAS No. 128"). This statement replaces the previously-reported primary and fully diluted earnings per share with basic and diluted earnings per share. Basic earnings per share is computed by dividing net income (loss) available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted earnings per share is very similar to the previously-reported primary earnings per share in that it includes the effect of the additional common shares which would have been outstanding if dilutive stock options had been exercised. All earnings per share amounts have been restated to conform to the SFAS No. 128 requirements.

     The following table summarizes the calculation of basic and diluted earnings per share before extraordinary item:

                                                        YEAR ENDED DECEMBER 31,
                                                ---------------------------------------
                                                   1997          1996           1995
                                                ----------    -----------    ----------
Numerator:
  Basic and diluted earnings per
     share -- income before extraordinary
     item.....................................  $3,150,000    $11,576,000    $  862,000
                                                ==========    ===========    ==========
Denominator:
  Basic earnings per share -- weighted average
     number of common shares outstanding
     during the year..........................   9,804,000      9,772,000     7,256,000
  Incremental common shares attributable to
     assumed exercise of outstanding stock
     options..................................     114,000        160,000       147,000
                                                ----------    -----------    ----------
  Denominator for diluted earnings per
     share....................................   9,918,000      9,932,000     7,403,000
                                                ==========    ===========    ==========
Basic earnings (loss) per share...............  $      .32    $      1.18    $      .12
                                                ==========    ===========    ==========
Diluted earnings (loss) per share.............  $      .32    $      1.17    $      .12
                                                ==========    ===========    ==========

     The calculations of earnings per share before extraordinary item excluded the effect of the assumed exercise of the following numbers of outstanding common stock options because their effect was antidilutive: 106,000 in 1997, 2,000 in 1996 and 6,000 in 1995.

  Fair Value of Financial Instruments

     The carrying amount of cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities approximates fair value because of the short-term maturity of these financial instruments. The carrying amount reported for debt approximates fair value because for each borrowing either (i) the underlying instrument is a variable note that reprices frequently or (ii) interest rates have not changed

                       GT BICYCLES, INC. AND SUBSIDIARIES
significantly since the inception of the borrowing. The carrying value of the Company's forward exchange contracts approximates fair value because of the short-term maturities of these financial instruments.

  Accounting for Stock-Based Compensation

     As permitted by Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"), the Company accounts for stock-based employee compensation plans in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations. The Company provides the pro forma net income, pro forma earnings per share, and stock based compensation plan disclosure requirements set forth in SFAS No. 123 (see note 7).

  New Accounting Pronouncements

     In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards Nos. 130 and 131, "Reporting Comprehensive Income" ("SFAS No. 130") and "Disclosures about Segments of an Enterprise and Related Information" ("SFAS No. 131"), respectively (collectively, the "Statements"). The Statements are effective for fiscal years beginning after December 15, 1997. SFAS No. 130 established standards for reporting of comprehensive income and its components in annual financial statements. SFAS No. 131 establishes standards for reporting financial and descriptive information about an enterprise's operating segments in its annual financial statements and selected segment information in interim financial reports. Reclassification or restatement of comparative financial statements or financial information for earlier periods is required upon adoption of SFAS No. 130 and SFAS No. 131, respectively. Application of the Statements' requirements is not expected to have a material impact on the Company's consolidated financial position, results of operations or liquidity.

  Reclassifications

     Certain prior year amounts have been reclassified to conform with the fiscal 1997 presentation.

(3) INVENTORIES

     A summary of the components of inventories follows:

                                                            DECEMBER 31,    DECEMBER 31,
                                                                1997            1996
                                                            ------------    ------------
Raw materials.............................................  $   678,000     $    95,000
Work in process...........................................    3,124,000       3,659,000
Finished goods and component parts........................   77,183,000      70,574,000
                                                            -----------     -----------
                                                            $80,985,000     $74,328,000
                                                            ===========     ===========

                       GT BICYCLES, INC. AND SUBSIDIARIES

(4) PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment, at cost, consist of the following:

                                                    DECEMBER 31,    DECEMBER 31,
                                                        1997            1996
                                                    ------------    ------------
Land..............................................  $   208,000     $        --
Leasehold improvements............................    3,421,000         538,000
Machinery and equipment...........................    5,130,000       2,321,000
Computer equipment................................    3,727,000       2,441,000
Vehicles..........................................    1,665,000       1,208,000
Office furniture and equipment....................    1,836,000       1,201,000
Construction in progress -- Colorado facility.....    1,024,000              --
                                                    -----------     -----------
                                                     17,011,000       7,709,000
Less accumulated depreciation and amortization....   (4,178,000)     (2,686,000)
                                                    -----------     -----------
                                                    $12,833,000     $ 5,023,000
                                                    ===========     ===========

(5) INTANGIBLE ASSETS

     Intangible assets consist of the following:

                                                    DECEMBER 31,    DECEMBER 31,
                                                        1997            1996
                                                    ------------    ------------
Goodwill..........................................  $21,794,000     $20,315,000
Covenants not to compete..........................      650,000         650,000
Trademarks, patents and other.....................      244,000         189,000
                                                    -----------     -----------
                                                     22,688,000      21,154,000
Less accumulated amortization.....................   (2,768,000)     (1,766,000)
                                                    -----------     -----------
                                                    $19,920,000     $19,388,000
                                                    ===========     ===========

                       GT BICYCLES, INC. AND SUBSIDIARIES

(6) LONG-TERM DEBT

     Long-term debt is comprised of the following:

                                                           DECEMBER 31,    DECEMBER 31,
                                                               1997            1996
                                                           ------------    ------------
Domestic revolving credit facility, secured by the assets
  of the Company, due June 30, 1998. Interest is payable
  monthly at various interest rates described below
  (weighted average rate of 8.17% and 6.84% at December
  31, 1997 and 1996, respectively).                        $ 65,490,000    $51,617,000
Domestic term loan, secured by the assets of the Company,
  due quarterly through June 30, 1998. Interest is
  payable monthly at various interest rates described
  below (weighted average rate of 8.09% and 7.55% at
  December 31, 1997 and 1996, respectively).                 11,688,000     15,938,000
Riteway Japan revolving credit facility, secured by the
  assets of the Company, due June 30, 1998. Interest is
  payable monthly at rate described below (weighted
  average rate of 1.97% and 1.92% at December 31, 1997
  and 1996, respectively).                                    1,761,000      2,236,000
Riteway France revolving credit facility, secured by the
  assets of the Company, due June 30, 1998. Interest is
  payable monthly at rate described below (weighted
  average rate of 4.38% and 4.31% at December 31, 1997
  and 1996, respectively).                                    3,280,000      3,431,000
Caratti revolving credit facility, secured by the assets
  of Caratti, due June 30, 1998. Interest is payable
  monthly at rate described below (weighted average rate
  of 8.25% and 7.35% at December 31, 1997 and 1996,
  respectively).                                             10,149,000      4,449,000
Industrial Development Bonds payable, secured by certain
  property and equipment, due monthly through October 31,
  2005. Interest is payable monthly at a rate of 5.87%
  per annum.                                                  4,888,000             --
Promissory note, secured by common shares of Innovations,
  due June 30, 2000. Interest is payable quarterly at a
  rate of 10.00% per annum.                                      65,000             --
                                                           ------------    -----------
                                                             97,321,000     77,671,000
Less current portion of debt                                (92,883,000)    (4,250,000)
                                                           ------------    -----------
                                                           $  4,438,000    $73,421,000
                                                           ============    ===========

     At December 31, 1997, future minimum principal payments on long-term debt were as follows:

Year ending December 31:
1998............................................  $92,883,000
1999............................................      541,000
2000............................................      639,000
2001............................................      609,000
2002............................................      645,000
Thereafter......................................    2,004,000
                                                  -----------
                                                  $97,321,000
                                                  ===========

     In November 1995, the Company entered into a domestic credit agreement, as most recently-amended in March 1998, with a bank that provides for a domestic revolving credit facility and a domestic term loan. The

                       GT BICYCLES, INC. AND SUBSIDIARIES

Company also entered into separate credit agreements with the same bank to provide separate credit facilities to Riteway Japan, Riteway France and Caratti. These credit agreements expire on June 30, 1998. Although the Company is negotiating with the bank to obtain a longer-term financing structure, there can be no assurance that the Company will be able to obtain such financing. Accordingly, the outstanding balances of the revolving credit facilities and the term loan have been classified in current liabilities at December 31, 1997 (see note 1).

     The credit agreements require the Company to maintain certain financial ratios and other covenants, which, among other things, restrict other indebtedness, capital expenditures and certain investments. At December 31, 1997, the Company was in default of certain financial covenants, for which the bank has issued a waiver. In addition, the credit agreement was amended in October 1997 to require the Company to obtain $30,000,000 of unsecured financing by February 28, 1998; however, such requirement was waived by the bank in January 1998.

  Domestic Revolving Credit Facility

     The total amount of credit available under the domestic revolving credit facility for advances and letters of credit is limited to the lesser of (a) $80,000,000 through April 30, 1998 and $60,000,000 thereafter, or (b) the
Company's borrowing base associated with accounts receivable and inventories, as defined by the agreement, plus an additional $15,000,000 available through April 30, 1998. The borrowing base is reduced each month by $3,000,000 and $3,500,000 for Riteway Japan and Riteway France, respectively, which represents the credit facilities extended by the bank to these locations. The amount individually available under commercial and standby letters of credit is $15,000,000. The Company has the option to pay interest on borrowings under the domestic revolving credit facility at the bank's Reference Rate plus the applicable margin (as defined by the agreement), the LIBOR Rate plus the applicable margin (as defined by the agreement), the Offshore Rate plus the applicable margin (as defined by the agreement) or a combination thereof. The Company must pay a commitment fee on a quarterly basis equal to .25% (per annum) of the unused amount of the credit up to the revolving credit limit. At December 31, 1997, the Company had approximately $249,000 of commercial or standby letters of credit outstanding.

  Domestic Term Loan

     The domestic term loan with an original amount of $17,000,000 is payable in equal quarterly installments of $1,250,000 and matures on the earlier of September 30, 2000 or the expiration of the domestic revolving credit facility. The domestic term loan is made up of two disbursements: 1) $14,000,000 for the purchase of Caratti, and 2) $3,000,000 for the repayment of Caratti's prior bank debt. The Company has the option to pay interest on borrowings under the domestic term loan at the bank's Reference Rate (as defined by the agreement), the LIBOR Rate plus the applicable margin (as defined by the agreement), the Offshore Rate plus the applicable margin (as defined by the agreement), or a combination thereof.

  Riteway Japan Credit Facility

     The Riteway Japan credit facility consists of a $3,000,000 revolving credit facility. Interest on borrowings under the revolving credit facility is payable monthly at the bank's base rate plus the applicable margin.

  Riteway France Credit Facility

     The Riteway France credit facility consists of a $3,500,000 revolving credit facility. Interest on borrowings under the revolving credit facility is payable monthly at the bank's base rate plus the applicable margin.

                       GT BICYCLES, INC. AND SUBSIDIARIES

  Caratti Credit Facility

     The Caratti credit facility consists of a multicurrency revolving credit facility, a multicurrency overdraft facility and a multicurrency facility for the issuance of irrevocable commercial letters of credit in an aggregate amount equal to the lesser of $10,000,000 (or its equivalent from time to time in optional currencies, as defined by the agreement) or Caratti's borrowing base associated with accounts receivable and inventories, as defined by the agreement. The amount individually available under the irrevocable commercial letters of credit is $1,500,000 (or its equivalent from time to time in optional currencies, as defined by the agreement). The overdraft facility is repayable on demand by the bank. Interest on borrowings under the multicurrency revolving credit facility is payable monthly at the sum of the MLA Cost (as defined by the agreement), the applicable margin, and LIBOR (as defined by the agreement). Interest on the multicurrency overdraft facility is payable monthly at the bank's prevailing base rate plus the applicable margin. Caratti must pay a commitment fee on a quarterly basis equal to .25% (per annum) of the unused amount of the credit up to $10,000,000. At December 31, 1997, the Company had no commercial letters of credit outstanding.

  Industrial Development Bonds

     In September 1997, the Company consummated a $5,000,000 borrowing under a California Economic Development Financing Authority program. Principal and interest at a 5.87% per annum rate are payable in aggregate monthly installments of $65,000 through October 2005. Use of the borrowed funds is restricted to the purchase of qualifying leasehold improvements and production equipment at the Company's Santa Ana facility. Pending disbursement for such capital expenditures, the funds have been placed in an interest-bearing bank trust account and are classified as restricted cash on the balance sheet. Through December 31, 1997, approximately $1,455,000 had been drawn from the trust fund to finance capital expenditures. The restricted cash balance at December 31, 1997 consists of the remaining $3,545,000 of borrowings plus $62,000 of interest earned.

  Extraordinary Loss from Early Extinguishment of Debt

     In October 1995, the Company repaid all outstanding indebtedness under a senior term loan and senior subordinated debenture with the proceeds from the IPO (see note 7). In connection with the repayment of the senior term loan and senior subordinated debenture, the Company incurred substantial charges relating to the acceleration of the amortization of related deferred financing costs associated with the senior term loan and the acceleration of the unamortized debenture discount associated with the senior subordinated debenture. The costs related to this transaction of approximately $1,146,000, net of tax benefits of approximately $978,000, are reflected in the consolidated statement of operations as an extraordinary loss from early extinguishment of debt for the year ended December 31, 1995.

     Under the terms of the senior subordinated debenture agreement, the Company issued shares of its Class B common stock and warrants to purchase approximately 347,000 shares of its Class B common stock to the holders of the debenture. In connection with the Company's IPO, some of these warrants were exercised and the remaining warrants were canceled (see note 7).

(7) STOCKHOLDERS' EQUITY

     In October 1995, the Company completed its IPO, selling 3,150,000 shares of common stock. The offering provided the Company with approximately $40,200,000 in proceeds, net of offering costs of approximately $800,000. The Company utilized approximately $37,000,000 of the net proceeds to retire long-term debt.

     In connection with the Company's IPO, the Company effected a recapitalization whereby each share of Class A common stock and Class B common stock was exchanged for one share of common stock. This

                       GT BICYCLES, INC. AND SUBSIDIARIES
recapitalization also reflects a contribution to capital for the cancellation of approximately 277,000 shares of Class A common stock by certain stockholders of the Company, the exercise of a warrant to purchase approximately 292,000 shares of Class B common stock and the cancellation of the remainder of the warrant to purchase approximately 56,000 shares of Class B common stock by a certain stockholder of the Company and an 11-for-1 stock split (see note 6).

     In addition to the common stock, the Company is authorized to issue up to 5,000,000 shares of $.001 par value preferred stock, in one or more series and to fix the rights, preferences and privileges thereof, including voting rights, term of redemption, redemption prices, liquidation preferences, number of shares constituting any series or the designation of such series, without further vote or action by the stockholders. As of December 31, 1997 and 1996, there were no shares of preferred stock outstanding.

     At December 31, 1997, the Company has two stock-based compensation plans, which are described below. The Company applies APB Opinion No. 25 in accounting for its stock-based compensation plans; accordingly, no compensation cost has been recognized for its stock option plan in the financial statements. Compensation cost that has been charged against income for the employee stock purchase plan was approximately $31,000 and $9,000 for the years ended December 31, 1997 and 1996, respectively. Had compensation cost for these plans been determined based on the fair value at the grant dates consistent with the method of SFAS No. 123, the Company's net income and earnings (loss) per share would have been reduced to the pro forma amounts indicated as follows:

                                                   1997          1996          1995
                                                ----------    -----------    ---------
Net income (loss)
  As reported.................................  $3,150,000    $11,576,000    $(284,000)
  Pro forma...................................   2,646,000     11,386,000     (306,000)
Diluted earnings (loss) per share
  As reported.................................  $     0.32    $      1.17    $   (0.04)
  Pro forma...................................        0.27           1.15        (0.04)

     The pro forma net income (loss) and earnings (loss) per share amounts reflect only options granted in 1997, 1996 and 1995. Therefore, the full impact of calculating compensation cost for stock options under SFAS No. 123 is not reflected in the pro forma amounts presented above because compensation cost is reflected over the option's vesting period of four years and compensation cost for options granted prior to January 1, 1995 is not considered.

  Stock Option Plan

     During November 1993, the Company adopted the GT Bicycles, Inc. Incentive Stock Option, Nonqualified Stock Option and Restricted Stock Purchase
Plan -- 1993 (the "Plan"). The Plan contains two components: a stock option component and a restricted share purchase component. The purpose of the Plan is to provide incentives to selected employees, officers and non-employee directors of the Company for increased efforts and successful achievements on behalf of the Company.

     The Plan, as amended, provides for the granting of up to 1,000,000 shares of the Company's common stock in the form of stock options or rights to purchase restricted shares. Awards or offers under the Plan, vesting periods and the exercise price of the options or the purchase price for restricted shares are determined by the Board of Directors of the Company. However, the exercise price of the shares of common stock covered by the incentive stock options shall not be less than the fair market value of such shares on the date the incentive stock option was granted. Options granted under the Plan expire ten years after the date of the grant. Offers to purchase restricted shares terminate automatically if not accepted within ninety days. As of December 31, 1997, there were 286,989 shares available for grant.

                       GT BICYCLES, INC. AND SUBSIDIARIES

     Activity in the Plan is summarized as follows:


                                                                         EXERCISE PRICE
                                                             SHARES     WEIGHTED-AVERAGE
                                                             -------    ----------------
Options outstanding at December 31, 1994...................  148,500         $ 1.82
Granted....................................................   84,511          10.83
Exercised..................................................       --            N/A
Canceled...................................................       --            N/A
                                                             -------         ------
Options outstanding at December 31, 1995...................  233,011           5.09
Granted....................................................  382,597          10.91
Exercised..................................................  (10,750)          3.20
Canceled...................................................  (49,597)         11.13
                                                             -------         ------
Options outstanding at December 31, 1996...................  555,261           8.60
Granted....................................................  171,000           6.88
Exercised..................................................  (15,750)          3.70
Canceled...................................................  (24,000)         10.36
                                                             -------         ------
Options outstanding at December 31, 1997...................  686,511         $ 8.22
                                                             =======         ======


     The following table summarizes information about the options outstanding under the Plan at December 31, 1997:

                                                    WEIGHTED-
                    OPTIONS                          AVERAGE        OPTIONS
                 OUTSTANDING AT     WEIGHTED-       REMAINING    EXERCISABLE AT     WEIGHTED-
   RANGE OF       DECEMBER 31,       AVERAGE       CONTRACTUAL    DECEMBER 31,       AVERAGE
   EXERCISE           1997        EXERCISE PRICE      LIFE            1997        EXERCISE PRICE
--------------   --------------   --------------   -----------   --------------   --------------
$1.82               129,500           $ 1.82       6.88 years       129,500           $ 1.82
$6.50 - $ 8.38      201,597             6.95       9.41 years        17,423             7.69
$9.12 - $14.00      355,414            11.27       8.66 years        95,332            11.24
                    -------           ------                        -------           ------
$1.82 - $14.00      686,511           $ 8.22       8.54 years       242,255           $ 5.95
                    =======           ======                        =======           ======

     The per share weighted-average fair value of stock options granted during 1997, 1996 and 1995 was $4.13, $7.58 and $6.17, respectively, on the date of grant using the Black Scholes option-pricing model with the following weighted-average assumptions:

                                                              1997    1996    1995
                                                              ----    ----    ----
Expected life (years).......................................    6       6       6
Risk-free interest rate.....................................    7%      7%      7%
Volatility..................................................   55%     50%     50%
Expected dividend yield.....................................   --      --      --

  Employee Stock Purchase Plan

     In September 1995, the Company's Employee Stock Purchase Plan (the "Purchase Plan") was adopted by the Board of Directors, covering an aggregate of 300,000 shares of common stock. The Purchase Plan was implemented by three-month offerings with purchases occurring at three-month intervals commencing on April 1, 1996. The Purchase Plan is administered by the Stock Option Committee of the Board of Directors of the Company. Employees are eligible to participate if they have been employed by the Company for at least one year. The Purchase Plan permits eligible employees to purchase common stock through payroll deductions, which may not exceed 15% of an employee's compensation. The price of the stock purchased

                       GT BICYCLES, INC. AND SUBSIDIARIES
under the Purchase Plan is 85% of the lower of the fair market value of common stock at the beginning of the three-month offering period or on the applicable purchase date. No employee may purchase more than 1,000 shares in any plan year. Employees may end their participation in the offering at any time during the offering period, and participation ends automatically on termination of employment. The Board may at any time amend or terminate the Purchase Plan, except that no such amendment or termination may adversely affect shares previously granted under the Purchase Plan. The Purchase Plan terminates in September 2005. As of December 31, 1997, an aggregate 29,066 shares had been issued and 270,934 shares remain available for future issuance under the Purchase Plan.

     The per share weighted-average fair value of shares issued during 1997 and 1996 was $1.54 and $2.18, respectively, on the date of issuance using the Black Scholes option-pricing model with the following weighted-average assumptions:

                                                              1997    1996
                                                              ----    ----
Expected life (years).......................................  0.25    0.25
Risk-free interest rate.....................................     7%      7%
Volatility..................................................    55%     50%
Expected dividend yield.....................................    --      --

(8) INCOME TAXES

     The provisions for income taxes consist of the following:

                                                        YEAR ENDED DECEMBER 31,
                                                 --------------------------------------
                                                    1997          1996          1995
                                                 ----------    ----------    ----------
Current:
  Federal......................................  $1,132,000    $5,005,000    $  403,000
  State........................................     191,000       989,000        98,000
  Foreign......................................     569,000       158,000            --
                                                 ----------    ----------    ----------
                                                  1,892,000     6,152,000       501,000
                                                 ----------    ----------    ----------
Deferred:
  Federal......................................     270,000      (198,000)      386,000
  State........................................    (118,000)      (67,000)      140,000
  Foreign......................................          --            --            --
                                                 ----------    ----------    ----------
                                                    152,000      (265,000)      526,000
                                                 ----------    ----------    ----------
                                                 $2,044,000    $5,887,000    $1,027,000
                                                 ==========    ==========    ==========

     The provisions for income taxes differ from the amounts computed by applying the Federal statutory income tax rate to income before income taxes as follows:

                                                           YEAR ENDED DECEMBER 31,
                                                         ----------------------------
                                                         1997        1996        1995
                                                         ----        ----        ----
Computed "expected" income tax provision.............    34.0%       34.0%       34.0%
State franchise taxes, net of Federal benefit........     0.9         3.4         8.3
Goodwill amortization................................     5.4         1.2         7.1
Life insurance proceeds..............................      --        (3.9)         --
Other................................................    (0.9)       (1.0)        5.0
                                                         ----        ----        ----
                                                         39.4%       33.7%       54.4%
                                                         ====        ====        ====

                       GT BICYCLES, INC. AND SUBSIDIARIES

     The tax-effected temporary differences that give rise to significant portions of the deferred tax assets and liabilities at December 31, 1997 and 1996 are as follows:

                                                                 1997          1996
                                                              ----------    ----------
Deferred tax assets:
  Accounts receivable.......................................  $  103,000    $  614,000
  Inventories...............................................   1,123,000       970,000
  Covenants not to compete..................................      94,000        56,000
  Accrued expenses..........................................     580,000       533,000
  Tax credit carryforwards, investments and other...........     271,000            --
                                                              ----------    ----------
     Total deferred tax assets..............................   2,171,000     2,173,000
                                                              ----------    ----------
Deferred tax liabilities:
  State taxes...............................................    (210,000)     (202,000)
  Goodwill..................................................      (9,000)       (6,000)
  Investments in affiliates.................................    (281,000)     (142,000)
                                                              ----------    ----------
     Total deferred tax liabilities.........................    (500,000)     (350,000)
                                                              ----------    ----------
     Net deferred tax asset.................................  $1,671,000    $1,823,000
                                                              ==========    ==========

     Based upon the Company's historical pre-tax earnings, management believes it is more likely than not that the Company will realize the benefit of the existing deferred tax asset at December 31, 1997. Management believes the existing net deductible temporary differences will reverse during periods in which the Company generates net taxable income, however, there can be no assurance that the Company will generate any earnings or any specific level of continuing earnings in future years. Certain tax planning or other strategies will be implemented, if necessary, to supplement income from operations to fully realize recorded tax benefits.

     The Company has not provided for U.S. Federal income and foreign withholding taxes on its foreign subsidiaries' undistributed earnings as of December 31, 1997 because such earnings are intended to be reinvested indefinitely. If these earnings are distributed in the future, foreign tax credits would become available under U.S. law to reduce the effect on the Company's overall tax liability.

     The Company has received notice from the Internal Revenue Service that the Company's 1995 and 1996 Federal income tax returns will be audited. In addition, the Company's 1993 and 1994 California income tax returns are currently being audited by the Franchise Tax Board. In the opinion of management, these examinations will not have a material adverse effect on the Company's consolidated financial position, results of operations or liquidity.

(9) COMMITMENTS AND CONTINGENCIES

     Included in computer equipment in the accompanying balance sheet are the following assets held under capital leases at December 31:

                                                                 1997          1996
                                                              ----------    ----------
Computer equipment..........................................  $1,325,000    $1,129,000
Less accumulated amortization...............................    (668,000)     (447,000)
                                                              ----------    ----------
                                                              $  657,000    $  682,000
                                                              ==========    ==========

                       GT BICYCLES, INC. AND SUBSIDIARIES

     The Company also leases certain office, manufacturing, warehouse and plant facilities under noncancelable operating leases. Future minimum lease payments on capital and operating leases at December 31, 1997 are as follows:

                                                              CAPITAL      OPERATING
                                                              --------    -----------
1998........................................................  $465,000    $ 2,909,000
1999........................................................   430,000      2,651,000
2000........................................................    54,000      2,281,000
2001........................................................     8,000      2,044,000
2002........................................................        --      1,941,000
Thereafter..................................................        --     10,089,000
                                                              --------    -----------
                                                               957,000     21,915,000
Less sublease income........................................        --       (298,000)
                                                              --------    -----------
     Total minimum lease payments...........................   957,000    $21,617,000
                                                                          ===========
Less amount representing interest...........................   (88,000)
                                                              --------
     Present value of net minimum lease payments............   869,000
     Less current portion...................................  (462,000)
                                                              --------
Long-term portion...........................................  $407,000
                                                              ========

     Three of the operating leases included above are with partnerships in which certain stockholders and employees of the Company have an ownership interest. Management believes that all lease arrangements with related parties are at arm's length terms. Related party rental expense included in the accompanying consolidated statements of operations for the years ended December 31, 1997, 1996 and 1995 amounted to $802,000, $547,000 and $159,000, respectively. Total rent expense, net of sublease income, for the years ended December 31, 1997, 1996 and 1995 amounted to $2,990,000, $2,116,000 and $1,207,000, respectively.

     The Company is obligated to pay annual management fees not to exceed $100,000 per annum to an affiliate of one the Company's significant stockholders.

     From time to time, the Company enters into purchase commitments for the procurement of certain bicycle components, parts and accessories. The Company expects to use the items to be procured under purchase commitments outstanding at December 31, 1997 in the normal course of business.

     The Company is a defendant in various product liability claims. Management believes that the allegations in most of the claims are substantially without merit and that others may be settled or lost, resulting in expenses incurred by the Company. Management has accrued an estimate of the Company's eventual liability related to these claims. In the opinion of management, any defense, judgment or settlement of these claims will not have a material adverse effect on the Company's consolidated financial position, results of operations or liquidity.

     The Company is also involved as plaintiff and defendant in various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company's consolidated financial position, results of operations or liquidity.

(10) EMPLOYEE BENEFITS

     The Company has a profit sharing plan covering substantially all employees who have worked for the Company at least 12 months. The Company's annual contributions to the plan are determined at the discretion

                       GT BICYCLES, INC. AND SUBSIDIARIES
of the Board of Directors. Plan contributions expensed by the Company totaled $250,000, $500,000 and $500,000 for the years ended December 31, 1997, 1996 and
1995, respectively.

(11) INVESTMENTS IN AFFILIATES

     As discussed in note 2, the Company held a 45% interest in Innovations, which manufactures certain bicycle parts, from 1993 through June 1997. During that period, the Company's investment was included in other assets on the balance sheet. The Company increased its ownership level to 57% in July 1997, at which time Innovations was consolidated into the Company's financial statements. The Company's investment in Innovations was accounted for under the purchase method and allocated to the assets acquired based on their estimated fair values. The excess of the Company's investment over its share of the fair value of Innovations' net assets was recorded as goodwill. Purchases by the Company from Innovations (which represent most of the Innovations' sales in 1997 and all of its sales in 1996 and 1995) were $460,000, $1,052,000 and $1,050,000 for the six months ended June 30, 1997 and the years ended December 31, 1996 and 1995, respectively.


     Included in other assets in the accompanying balance sheet at December 31, 1997 and 1996 is the Company's 50% investment in a partnership which manufactures and markets an electric-assist bicycle and the Company's 45% interest in a foreign exporting company. These investments are accounted for under the equity method.


(12) GEOGRAPHIC DATA

     A summary of the Company's net sales, operating income and identifiable assets by geographic area follows:

                                                       1997            1996            1995
                                                   ------------    ------------    ------------
Net sales:
  United States..................................  $140,517,000    $142,985,000    $128,603,000
  Europe.........................................    53,069,000      47,498,000      24,689,000
  Other foreign..................................    22,628,000      17,868,000      15,641,000
                                                   ------------    ------------    ------------
                                                   $216,214,000    $208,351,000    $168,933,000
                                                   ============    ============    ============
Operating income:
  United States..................................  $  8,004,000    $ 19,069,000    $  7,959,000
  Europe.........................................     1,916,000       1,387,000              --
  Other foreign..................................       860,000        (441,000)             --
                                                   ------------    ------------    ------------
                                                   $ 10,780,000    $ 20,015,000    $  7,959,000
                                                   ============    ============    ============
Identifiable assets:
  United States..................................  $139,725,000    $138,214,000    $ 96,693,000
  Europe.........................................    29,274,000      15,876,000              --
  Other foreign..................................     7,282,000       2,091,000              --
                                                   ------------    ------------    ------------
                                                   $176,281,000    $156,181,000    $ 96,693,000
                                                   ============    ============    ============

     No single customer accounted for more than 10% of net sales for each year or 10% of trade accounts receivable at the end of each year. Identifiable assets by geographic area are those assets used by the Company in each location.

                       GT BICYCLES, INC. AND SUBSIDIARIES

(13) NONRECURRING CHARGE

     In connection with the Company's IPO in October 1995, certain covenants not to compete were terminated. As a result, a nonrecurring charge of $4,708,000 was recorded to eliminate the remaining unamortized value of the covenants not to compete.

(14) LIFE INSURANCE PROCEEDS, NET OF GUARANTEED SEVERANCE PAYMENTS

     Included in net income for the year ended December 31, 1996, were net life insurance proceeds of $1,276,000 that the Company received following the death of former President and Chief Executive Officer, Richard Long, in July 1996. The net proceeds consisted of a $2,000,000 insurance settlement less guaranteed payments owed to Richard Long's family of $724,000.


(15) ACQUISITIONS



     In July 1995, the Company acquired certain assets of Wisconsin Cycle Supply Co. ("Wisconsin Cycle") and established Riteway Products North Central, Inc. Wisconsin Cycle was an independent distributor of the Company's products in the North Central area of the United States. The total purchase price of the assets was approximately $3.3 million and included approximately $0.7 million paid for covenants not to compete with certain former owners of Wisconsin Cycle and approximately $0.3 million in excess of purchase price over the fair value of net assets acquired ("goodwill"). The covenants not to compete are being amortized on a straight-line basis over their contractual term of five years and goodwill is being amortized on a straight-line basis over 25 years. The acquisition has been accounted for as a purchase and, accordingly, the results of operations of Riteway North Central Inc. are included in the Company's financial statements from the date of acquisition.



                                                               YEAR ENDED
                                                              DECEMBER 31,
                                                                  1995
                                                              ------------
Supplemental information related to the purchase of Riteway
  Products North Central, Inc.
  Inventories...............................................   $2,217,000
  Property, plant and equipment.............................       77,000
  Goodwill..................................................      323,000
  Covenant not to compete...................................      650,000
                                                               ----------
     Net cash used to acquire business......................   $3,267,000
                                                               ==========



     The Company's pro forma consolidated results of operations for 1995 and 1996 would not have been materially different from the reported amounts assuming Riteway North Central Inc. was acquired on January 1, 1995.



     In April 1996, the Company acquired certain assets of Topenga S.A. ("Topenga") and established Riteway Products France S.A.R.L. ("Riteway France"). Topenga was an independent distributor of the Company's products in France. The total purchase price of the assets was $1.9 million and included goodwill of $0.7 million which is being amortized on a straight-line basis over 25 years. The acquisition has been

                       GT BICYCLES, INC. AND SUBSIDIARIES
accounted for as a purchase and, accordingly, the results of operations of Riteway France are included in the Company's financial statements from the date of acquisition.



                                                              YEAR ENDED DECEMBER 31,
                                                              ------------------------
                                                                 1997          1996
                                                              ----------    ----------
Supplemental information related to the purchase of Riteway
  Products France S.A.R.L
  Inventories...............................................  $       --    $1,201,000
  Property, plant and equipment.............................          --        54,000
  Goodwill and other assets.................................     587,000        68,000
                                                              ----------    ----------
     Net cash used to acquire business......................  $  587,000    $1,323,000
                                                              ==========    ==========



     The Company's pro forma consolidated results of operations for 1995 and 1996 would not have been materially different from the reported amounts assuming Riteway France was acquired on January 1, 1995.



     In July 1996, the Company acquired all of the outstanding capital stock of Caratti Sport Limited ("Caratti"). Caratti was an independent distributor of the Company's products in the United Kingdom. The total purchase price was $19.5 million and consisted of $13.4 million in net cash and the assumption of $6.1 million of long-term debt and non-current liabilities. The purchase price included $9.9 million of goodwill that is being amortized on a straight-line basis over 25 years. The acquisition was accounted for as a purchase and, accordingly, the results of operations of Caratti are included in the Company's financial statements from the date of acquisition.



                                                                 Year Ended
                                                                December 31,
                                                                    1996
                                                                ------------
Supplemental information related to the purchase of Caratti
  Sport Limited
  Working capital, other than cash..........................    $ 9,194,000
  Property, plant and equipment.............................        433,000
  Goodwill..................................................      9,871,000
  Long-term debt............................................     (5,888,000)
  Noncurrent liabilities....................................       (182,000)
                                                                -----------
     Net cash used to acquire business......................    $13,428,000
                                                                ===========



     Summarized below are the unaudited pro forma results of operations of the Company as though Caratti had been acquired on January 1, 1995:



                                                              1996            1995
                                                          ------------    ------------
Revenues................................................  $213,005,000    $184,084,000
Earnings before extraordinary items.....................    11,685,000       1,440,000
Net income..............................................    11,685,000         294,000
Net income per share:
  Basic.................................................  $       1.20    $       0.04
  Diluted...............................................  $       1.18    $       0.04

                               GT BICYCLES, INC.

                UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS


                                                              JUNE 30,     DECEMBER 31,
                                                                1998           1997
                                                              ---------    ------------
                                                                   (IN THOUSANDS)
                                    ASSETS (NOTE 3)
Current assets:
  Cash......................................................  $    224       $    588
  Trade accounts receivable, net............................    53,260         52,418
  Inventories (note 2)......................................    72,447         80,985
  Prepaid expenses and other current assets.................     4,137          3,098
  Income taxes receivable...................................        92             --
  Deferred income taxes.....................................     1,646          1,646
                                                              --------       --------
     Total current assets...................................   131,806        138,735
Property, plant and equipment, net..........................    13,141         12,833
Goodwill and other intangibles, net.........................    19,386         19,920
Other assets................................................       933          1,161
Restricted cash from issuance of industrial development
  bonds.....................................................     2,875          3,607
Deferred income taxes.......................................        25             25
                                                              --------       --------
          Total Assets......................................  $168,166       $176,281
                                                              ========       ========
                         LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current portion of long-term debt (note 3)................  $  5,528       $ 92,883
  Current portion of capital lease obligations..............       447            462
  Accounts payable..........................................     8,651         11,915
  Accrued liabilities.......................................     6,332          4,310
  Income taxes payable......................................        --            463
                                                              --------       --------
     Total current liabilities..............................    20,958        110,033
Long-term debt, net of current portion (note 3).............    84,537          4,438
Capital lease obligations, net of current portion...........       208            407
                                                              --------       --------
     Total liabilities......................................   105,703        114,878
                                                              --------       --------
Stockholders' equity:
  Preferred stock, $0.001 par value, 5,000,000 shares
     authorized, none issued................................        --             --
  Common stock, $0.001 par value, 20,000,000 shares
     authorized, 9,847,221 and 9,820,152 shares issued and
     outstanding at June 30, 1998 and December 31, 1997,
     respectively...........................................        10             10
  Additional paid-in-capital................................    47,432         47,182
  Retained earnings.........................................    15,091         14,608
  Accumulated other comprehensive income....................       (70)          (397)
                                                              --------       --------
     Total stockholders' equity.............................    62,463         61,403
                                                              --------       --------
          Total Liabilities and Stockholders' Equity........  $168,166       $176,281
                                                              ========       ========


     See accompanying notes to condensed consolidated financial statements.

                               GT BICYCLES, INC.

           UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                   SIX MONTHS ENDED
                                                                       JUNE 30,
                                                              --------------------------
                                                                 1998           1997
                                                              -----------    -----------
                                                              (IN THOUSANDS, EXCEPT PER
                                                                     SHARE DATA)
Net sales...................................................   $108,820       $101,939
Cost of sales...............................................     78,496         74,367
                                                               --------       --------
Gross profit................................................     30,324         27,572
Selling, general and administrative expenses................     25,399         22,943
                                                               --------       --------
Operating income............................................      4,925          4,629
Interest expense............................................      4,134          2,791
                                                               --------       --------
Income before taxes.........................................        791          1,838
Provision for income taxes..................................        308            738
                                                               --------       --------
Net income..................................................   $    483       $  1,100
                                                               ========       ========
Earnings per share:
  Basic.....................................................   $   0.05       $   0.11
                                                               ========       ========
  Diluted...................................................   $   0.05       $   0.11
                                                               ========       ========
Weighted average common and common equivalent shares:
  Basic.....................................................      9,833          9,793
                                                               ========       ========
  Diluted...................................................      9,919          9,922
                                                               ========       ========


     See accompanying notes to condensed consolidated financial statements.

                               GT BICYCLES, INC.

           UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                               SIX MONTHS ENDED
                                                                   JUNE 30,
                                                              -------------------
                                                                1998       1997
                                                              --------    -------
                                                                (IN THOUSANDS)
Cash flows from operating activities:
  Net income................................................  $    483    $ 1,100
  Adjustments to reconcile net income to net cash from
     operating activities:
     Depreciation and amortization..........................     1,723      1,080
     Provision for doubtful accounts........................       392        120
     Foreign currency translation adjustment................       327       (308)
  Changes in assets and liabilities:
     Trade accounts receivable..............................    (1,234)     4,636
     Inventories............................................     8,538      7,179
     Prepaid expenses and other current assets..............    (1,039)      (525)
     Restricted cash and other assets.......................       960       (231)
     Accounts payable.......................................    (3,264)        30
     Accrued and other liabilities..........................     2,022        282
     Income taxes receivable/payable........................      (555)      (454)
                                                              --------    -------
       Net cash provided by operating activities............     8,353     12,909
                                                              --------    -------
Cash flows from investing activities:
  Purchases of property, plant and equipment................    (1,497)    (4,491)
  Additional investment in subsidiary.......................        --       (713)
                                                              --------    -------
       Net cash used in investing activities................    (1,497)    (5,204)
                                                              --------    -------
Cash flows from financing activities:
  Net repayment under revolving lines of credit.............   (14,107)    (5,548)
  Borrowings under new term loan............................    20,000         --
  Retirement of previous term loan..........................   (10,625)        --
  Principal payments on term loans and other debt...........    (2,524)    (2,125)
  Principal payments on capital lease obligations...........      (214)      (182)
  Proceeds from issuance of common stock and stock
     warrants...............................................       250        150
                                                              --------    -------
       Net cash used in financing activities................    (7,220)    (7,705)
                                                              --------    -------
Change in cash and cash equivalents.........................      (364)        --
Cash and cash equivalents at beginning of period............       588         --
                                                              --------    -------
Cash and cash equivalents at end of period..................  $    224    $    --
                                                              ========    =======
Supplemental disclosure of cash flow information:
  Cash paid during the period for:
       Interest.............................................  $  4,163    $ 2,823
                                                              ========    =======
       Income taxes.........................................  $    863    $ 1,219
                                                              ========    =======


     See accompanying notes to condensed consolidated financial statements.

                               GT BICYCLES, INC.

         NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Principles of Consolidation

     The condensed consolidated financial statements of GT Bicycles, Inc. (the "Company") include the wholly-owned subsidiaries, GT Bicycles California, Inc., GT BMX Products, Inc., Riteway Distributors, Inc., Riteway Distributors Central, Inc., Riteway Products East, Inc., Riteway Products North Central, Inc., Riteway Products Japan K.K. ("Riteway Japan"), Riteway Products France S.A.R.L. ("Riteway France") and Caratti Sport Limited ("Caratti"), as well as the majority-owned subsidiaries, Innovations in Composites, Inc. ("Innovations") and Riteway Products Canada Limited ("Riteway Canada"). Investments in affiliates, for which the Company has an ownership interest of at least 20% but not exceeding 50%, are recorded under the equity method of accounting.

     The Company held a 45% ownership interest in Innovations from 1993 through June 1997. In July 1997, the Company increased its ownership level in Innovations to 57% through the purchase of additional common shares. At that date, the Company changed its method of accounting for Innovations from the equity method to consolidation. Riteway Canada was formed in September 1997 as an 85%-owned subsidiary of the Company. The interest of minority shareholders in the equity of Innovations and Riteway Canada is included in accrued liabilities on the accompanying balance sheets and their interest in the earnings of these entities is included in selling, general and administrative expenses on the accompanying statement of operations; such amounts were not material in the periods presented.

     All significant intercompany balances and transactions are eliminated in consolidation.

  Foreign Currency Translation

     The Company uses the local currency of the respective country as the functional currency for its overseas operations. Accordingly, assets and liabilities outside the United States were translated into dollars at the rate of exchange in effect at the balance sheet date. Income and expense items were translated at the weighted average exchange rates prevailing during the period. The cumulative translation gain or loss is included as a component of accumulated other comprehensive income. There were no significant foreign currency transaction gains or losses in the periods presented.

  Earnings per Share


     Effective December 31, 1997, the Company adopted Statement of Financial Accounting Standards No. 128, "Earnings per Share" ("SFAS No. 128"), which replaces the former primary and fully-diluted earnings per share with basic and diluted earnings per share. All earnings per share amounts have been restated to conform with the SFAS No. 128 presentation. In each of the periods ended June 30, 1998 and 1997, the difference in weighted average shares used in the calculation of basic and diluted earnings per share is solely attributable to the incremental shares resulting from the assumed exercise of dilutive stock options.


  Reporting Comprehensive Income

     Effective January 1, 1998, the Company adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS No. 130"), which establishes new rules for the reporting and display of comprehensive income and its components. Annual financial statements will be reclassified as required.

                               GT BICYCLES, INC.

     A summary of the Company's comprehensive income follows:


                                                                 SIX MONTHS ENDED
                                                              ----------------------
                                                              JUNE 30,     JUNE 30,
                                                                1998         1997
                                                              ---------    ---------
                                                                  (IN THOUSANDS)
Net income..................................................    $483        $1,100
Foreign currency translation adjustment.....................     327          (308)
                                                                ----        ------
Comprehensive income........................................    $810        $  792
                                                                ====        ======


  Unaudited Condensed Consolidated Financial Statements


     The unaudited condensed consolidated financial statements have been prepared in conformity with generally accepted accounting principles and include all adjustments which are, in the opinion of management, necessary for a fair presentation of the results for the interim periods presented. All such adjustments are, in the opinion of management, of a normal recurring nature. Results for the six-month period ended June 30, 1998 are not necessarily indicative of the operating results to be expected for the full year.


     Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. It is suggested that these condensed consolidated financial statements be read in conjunction with the consolidated financial statements and notes thereto included in the Company's annual report on Form 10-K for the year ended December 31, 1997.

(2)  INVENTORIES

     A summary of the components of inventories follows:


                                                              JUNE 30,     DECEMBER 31,
                                                                1998           1997
                                                              ---------    ------------
                                                                   (IN THOUSANDS)
Raw materials...............................................   $   709       $   678
Work in process.............................................     2,901         3,124
Finished goods and component parts..........................    68,837        77,183
                                                               -------       -------
                                                               $72,447       $80,985
                                                               =======       =======

                               GT BICYCLES, INC.

(3)  LONG-TERM DEBT

     Long-term debt is comprised of the following:


                                                              JUNE 30,     DECEMBER 31,
                                                                1998           1997
                                                              ---------    ------------
                                                                   (IN THOUSANDS)
Domestic revolving credit facility with bank and bank
  affiliate.................................................  $ 46,234       $65,490
Other domestic revolving credit facility....................     3,000            --
Domestic term loan..........................................    18,750        11,688
Riteway Japan revolving credit facility.....................     1,285         1,761
Riteway France revolving credit facility....................     3,026         3,280
Caratti revolving credit facility...........................    10,213        10,149
Riteway Canada revolving credit facility....................     2,815            --
Industrial development bonds payable........................     4,677         4,888
Promissory note payable.....................................        65            65
                                                              --------       -------
                                                                90,065        97,321
Less current portion........................................    (5,528)      (92,883)
                                                              --------       -------
                                                              $ 84,537       $ 4,438
                                                              ========       =======



     The Company refinanced its borrowings on a long-term basis, as described below. Accordingly, the revolving credit facilities, the portion of the term loan which does not mature within one year and the promissory note have been classified as noncurrent liabilities at June 30, 1998.



     The Company entered into a new domestic revolving credit facility with an affiliate of its existing bank. The facility expires in April 2001 and is secured by substantially all of the Company's assets. The facility provides for maximum borrowings and letters of credit equal to the lesser of $75.0 million or the Company's borrowing base associated with accounts receivable and inventories, as defined by the agreement. The amount individually available under commercial and standby letters of credit is $15.0 million. The Company has the option to pay interest on borrowings at the bank's reference rate plus the applicable margin (as defined in the agreement) or LIBOR plus the applicable margin (as defined in the agreement); such interest rates may decrease in the future if the Company meets certain financial ratio criteria. The weighted average interest rate on the facility was 8.22% at June 30, 1998. The Company must pay a monthly commitment fee equal to .25% per annum on the unused amount of the $75.0 million maximum available credit. The agreement requires that the Company maintain certain financial ratios and other covenants, which, among other things, restrict other indebtedness, capital expenditures and certain investments.



     The Company's separate revolving credit facilities for Riteway France and Riteway Japan, which now each provide for maximum borrowings of $4.0 million, were also extended in connection with the aforementioned new domestic facility. In addition, the Company extended the Caratti facility with an affiliate of its existing bank. The facility expires in April 2001 and provides for maximum borrowings and letters of credit equal to the lesser of Pound Sterling 10.0 million (approximately US $16.5 million) or Caratti's borrowing base associated with accounts receivable and inventories, as defined in the agreement. The interest rate on the facility was 9.31% at June 30, 1998.

                               GT BICYCLES, INC.

     The previous domestic term loan was replaced by a $20.0 million term loan with the Company's existing bank. The new loan requires quarterly principal payments of $1.3 million through June 1999 with a final balloon payment of the remaining principal in July 1999. The Company has the option to pay interest on borrowings at the bank's reference rate plus the applicable margin (as defined in the agreement) or LIBOR plus the applicable margin (as defined in the agreement). The interest rate on the term loan was 9.63% at June 30, 1998. In addition, in connection with the term loan, the Company issued a warrant which gives the bank the right to purchase 525,765 shares of the Company's common stock at $6.58 per share, which represented the average of the closing prices of the Company's common stock on the Nasdaq market during a specified period in January 1998. The warrant becomes exercisable based on the following schedule: one-third on September 1, 1998, one-third on December 1, 1998 and one-third on March 1, 1999, provided that the Company has not yet repaid the term loan in full as of such dates. During the second quarter, the Company accrued $0.1 million of expense to reflect a pro rata portion of the estimated fair value of these warrants.



     Also in April 1998, the Company entered into an unsecured revolving credit facility with another financial institution. This facility, which expires in October 1999, provides for maximum borrowings of $3.0 million. Interest is based on specified commercial paper rates plus the applicable margin (as defined in the agreement). The interest rate on the facility was 8.05% at June 30, 1998.



     In February 1998, Riteway Canada entered into a revolving credit facility with a Canadian bank. This facility, which expires in February 2000, provides for maximum borrowings equal to the lesser of C$9.0 million (approximately US$6.3 million) or Riteway Canada's borrowing base associated with accounts receivable and inventories, as defined in the agreement. Interest is payable monthly at the bank's prime rate plus the applicable margin (as defined in the agreement). The interest rate on the facility was 7.75% at June 30, 1998.



(4) PRODUCT RECALL



     In March 1998, the Company voluntarily initiated a product recall which involves approximately 10,000 aluminum juvenile BMX bicycles and frames manufactured and sold during the years 1995 to 1998. The recall, which is being conducted in cooperation with the Consumer Products Safety Commission includes certain GT Speed Series and Robinson bicycles and frames. The problem involves cracking in the frames when the bicycles are subjected to the jumps and other stresses of today's more aggressive BMX riding. The Company has discontinued the use of these frames and has designed a significantly stronger frame for use on these BMX bicycles. The Company has made public press announcements in order to make consumers aware of the recall, and has also instituted a program whereby independent bicycle dealers are instructed to contact affected consumers (as required by their dealer agreements) and install upgraded replacement frames provided by the Company. It is not possible to predict the actual number of frames which will be returned, but of those returns which are to be received, it is expected that the significant majority will occur by the end of 1998 and any remaining returns will occur within two years. To date, approximately 3,500 frames have been returned. The total cost incurred with respect to this recall is approximately $0.7 million through June 30, 1998; such amount has been charged to cost of sales in the accompanying 1998 financial statements.



(5) AGREEMENT TO MERGE WITH SCHWINN HOLDINGS CORPORATION



     On June 22, 1998, the Company entered into an Agreement and Plan of Merger by and among the Company, Schwinn Holdings Corporation, a Delaware corporation, and SPK Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Schwinn Holdings Corporation. Pursuant to the terms of the Agreement and Plan of Merger, SPK Acquisition Corporation will merge with and into the Company resulting in the Company becoming a wholly-owned subsidiary of Schwinn Holdings Corporation. Upon the completion of the Merger, the Company's stockholders will receive $8.00 in cash for each share of the Company's common stock they own. The Company currently anticipates that a stockholders meeting will be held in mid-September 1998, and assuming the stockholders approve the merger, the transaction will be consummated shortly thereafter.

                                    ANNEX I

                          AGREEMENT AND PLAN OF MERGER

                           DATED AS OF JUNE 22, 1998
                                  BY AND AMONG
                         SCHWINN HOLDINGS CORPORATION,
                          SPK ACQUISITION CORPORATION
                                      AND
                               GT BICYCLES, INC.

                               TABLE OF CONTENTS

                                                                                PAGE
                                                                                ----
ARTICLE I     THE MERGER......................................................    1
  Section  1.1.   The Merger..................................................    1
  Section  1.2.   Closing.....................................................    1
  Section  1.3.   Effective Time of the Merger................................    2
  Section  1.4.   Effects of the Merger.......................................    2
  Section  1.5.   Subsequent Actions..........................................    2

ARTICLE II    EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT        2
              CORPORATIONS....................................................
  Section  2.1.   Conversion of Shares........................................    2
  Section  2.2.   Surrender and Payment.......................................    3
  Section  2.3.   Dissenting Shares...........................................    4
  Section  2.4.   Lost Certificates...........................................    5
  Section  2.5.   Adjustment of Merger Consideration and Option                   5
                  Consideration...............................................

ARTICLE III   THE SURVIVING CORPORATION.......................................    5
  Section  3.1.   Certificate of Incorporation................................    5
  Section  3.2.   Bylaws......................................................    5
  Section  3.3.   Directors and Officers......................................    5

ARTICLE IV    REPRESENTATIONS AND WARRANTIES OF THE COMPANY...................    6
  Section  4.1.   Corporate Existence and Power...............................    6
  Section  4.2.   Corporate Authorization.....................................    6
  Section  4.3.   Authorizations..............................................    6
  Section  4.4.   Non-Contravention...........................................    6
  Section  4.5.   Capitalization..............................................    7
  Section  4.6.   Subsidiaries................................................    8
  Section  4.7.   SEC and Related Filings.....................................    8
  Section  4.8.   Company Financial Statements................................    8
  Section  4.9.   Disclosure Documents; Information Supplied..................    9
  Section  4.10.  Absence of Certain Changes..................................    9
  Section  4.11.  Litigation..................................................    9
  Section  4.12.  Compliance with Laws........................................    9
  Section  4.13.  Product Design..............................................   10
  Section  4.14.  Real Property...............................................   10
  Section  4.15.  Personal Property...........................................   10
  Section  4.16.  Contracts...................................................   10
  Section  4.17.  Insurance...................................................   11
  Section  4.18.  Intellectual Property.......................................   11
  Section  4.19.  Taxes.......................................................   11
  Section  4.20.  Employee Benefits...........................................   12
  Section  4.21.  Labor Matters...............................................   14
  Section  4.22.  Environmental Matters.......................................   14
  Section  4.23.  Absence of Undisclosed Liabilities..........................   15
  Section  4.24.  Opinion of the Company's Financial Advisor..................   15
  Section  4.25.  Brokers.....................................................   15
  Section  4.26.  Board Recommendation; Section 203; Required Vote............   15
  Section  4.27.  Prior Negotiations..........................................   16

                                                                                PAGE
                                                                                ----
  Section  4.28.  Certain Business Practices..................................   16
  Section  4.29.  Affiliate Transactions......................................   16
  Section  4.30.  Full Disclosure.............................................   16

ARTICLE V     REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER                17
              SUBSIDIARY......................................................
  Section  5.1.   Corporate Existence and Power...............................   17
  Section  5.2.   Corporate Authorization.....................................   17
  Section  5.3.   Authorizations..............................................   17
  Section  5.4.   Non-Contravention...........................................   17
  Section  5.5.   Information Supplied........................................   17
  Section  5.6.   Financing...................................................   18
  Section  5.7.   Brokers.....................................................   18
  Section  5.8.   Parent Financial Statements.................................   18
  Section  5.9.   Absence of Certain Changes..................................   18
  Section  5.10.  Litigation..................................................   18
  Section  5.11.  Solvency....................................................   18
  Section  5.12.  Full Disclosure.............................................   18

ARTICLE VI    CONDUCT OF BUSINESS PENDING THE MERGER..........................   18
  Section  6.1.   Conduct of Business.........................................   18
  Section  6.2.   Notice of Certain Events....................................   20
  Section  6.3.   No Solicitation.............................................   20

ARTICLE VII   ADDITIONAL AGREEMENTS...........................................   22
  Section  7.1.   HSR Act.....................................................   22
  Section  7.2.   Company Proxy Statement.....................................   22
  Section  7.3.   Stockholders Meeting........................................   22
  Section  7.4.   Access to Information; Confidentiality......................   23
  Section  7.5.   Consents; Approvals.........................................   23
  Section  7.6.   Indemnification and Insurance...............................   23
  Section  7.7.   Employee Benefits...........................................   24
  Section  7.8.   Notification of Certain Matters.............................   24
  Section  7.9.   Further Action..............................................   24
  Section  7.10.  Public Announcements........................................   24
  Section  7.11.  Transfer Taxes..............................................   25
  Section  7.12.  Accountant's Letters........................................   25
  Section  7.13.  NNM Listing.................................................   25
  Section  7.14.  Financing...................................................   25
  Section  7.15.  Retention Policy............................................   25

ARTICLE VIII  CONDITIONS TO CLOSING...........................................   25
  Section  8.1.   Conditions to Obligation of Each Party to Effect the           25
                  Merger......................................................
  Section  8.2.   Additional Conditions to Obligations of Parent and Merger      26
                  Subsidiary..................................................
  Section  8.3.   Additional Conditions to Obligation of the Company..........   27

ARTICLE IX    TERMINATION.....................................................   27
  Section  9.1.   Termination.................................................   27
  Section  9.2.   Effect of Termination.......................................   28
  Section  9.3.   Fees and Expenses...........................................   29

ARTICLE X     GENERAL PROVISIONS..............................................   29

                                                                                PAGE
                                                                                ----
  Section 10.1.   Effectiveness of Representations and Warranties.............   29
  Section 10.2.   Survival....................................................   29
  Section 10.3.   Notices.....................................................   29
  Section 10.4.   Certain Definitions.........................................   30
  Section 10.5.   Amendment...................................................   33
  Section 10.6.   Waiver......................................................   34
  Section 10.7.   Headings....................................................   34
  Section 10.8.   Specific Performance........................................   34
  Section 10.9.   Severability................................................   34
  Section 10.10.  Entire Agreement............................................   34
  Section 10.11.  Assignment; Guarantee of Merger Subsidiary Obligations......   34
  Section 10.12.  Parties In Interest.........................................   34
  Section 10.13.  Failure or Indulgence Not Waiver; Remedies Cumulative.......   34
  Section 10.14.  Governing Law...............................................   34
  Section 10.15.  Counterparts................................................   35

EXHIBITS

     Exhibit 3.1 -- Form of Certificate of Incorporation of the Surviving
                    Corporation

     Exhibit 8.2(f) -- Form of legal opinion of Stradling Yocca Carlson & Rauth

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (the "Agreement"), is made and entered into as of June 22, 1998, by and among GT Bicycles, Inc., a Delaware corporation (the "Company"), Schwinn Holdings Corporation, a Delaware corporation ("Parent"), and SPK Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Subsidiary").

     WHEREAS, the respective Boards of Directors of Parent, Merger Subsidiary and the Company have approved the merger of Merger Subsidiary into the Company (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement and in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), whereby each issued and outstanding share of common stock, $.001 par value per share, of the Company (the "Company Common Stock" or the "Shares"), excluding Shares owned, directly or indirectly, by the Company or any Subsidiary (as defined herein) of the Company or by Parent, Merger Subsidiary or any other Subsidiary of Parent and Dissenting Shares (as defined herein), shall be converted into the right to receive the Merger Consideration (as defined herein); and

     WHEREAS, the Board of Directors of the Company has unanimously determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair and in the best interests of the stockholders of the Company, and has resolved to recommend approval and adoption of this Agreement, the Merger and the other transactions contemplated hereby by such stockholders; and

     WHEREAS, Parent and Merger Subsidiary are unwilling to enter into this Agreement unless, contemporaneously with the execution and delivery of this Agreement, certain beneficial and record holders of the Company Common Stock enter into agreements (collectively, the "Stockholders Agreement") providing for such holders to support the transactions contemplated by this Agreement and providing Parent with the option, under certain circumstances, to acquire the Shares owned by such persons, and each such stockholder has executed and delivered the Stockholders Agreement; and

     WHEREAS, each of Parent, Merger Subsidiary and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the consummation thereof.

     NOW, THEREFORE, in consideration of the foregoing and the mutual promises, representations, warranties, covenants and agreements herein contained, the parties hereto, intending to be legally bound, hereby agree as follows (certain capitalized terms used herein are defined in Section 10.4):

                                   ARTICLE I

                                   THE MERGER

     SECTION 1.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, Merger Subsidiary shall be merged with and into the Company at the Effective Time (as defined herein). At the Effective Time, the separate corporate existence of Merger Subsidiary shall cease, and the Company shall continue its corporate existence under the laws of the State of Delaware as the surviving corporation. (Merger Subsidiary and the Company are sometimes hereinafter referred to as "Constituent Corporations" and the Company, after giving effect to the Merger, is sometimes hereinafter referred to as the "Surviving Corporation.")

     SECTION 1.2. Closing. Unless this Agreement shall have been terminated and the transactions contemplated hereby shall have been abandoned pursuant to
Section 9.1, the closing of the Merger (the "Closing") shall take place at 10:00 a.m. (local time) on the third business day following satisfaction or, if permissible, waiver of all of the conditions set forth in Article VIII hereof at the offices of Stradling Yocca Carlson & Rauth at 660 Newport Center Drive, Suite 1600, Newport Beach, California 92660, unless another date, time or place is agreed to in writing by the parties hereto. At the time of the Closing, the Company and Merger Subsidiary will file a certificate of merger in such form as may be required by, and executed and acknowledged in accordance with, the DGCL with the Secretary of State of the State of Delaware and make all other filings or recordings required by the DGCL in connection with the Merger.

     SECTION 1.3. Effective Time of the Merger. The Merger shall, subject to the DGCL, become effective as of such time as the certificate of merger is duly filed with the Secretary of State of the State of Delaware or at such time thereafter as is provided in the certificate of merger (the "Effective Time").

     SECTION 1.4. Effects of the Merger. From and after the Effective Time, the Merger shall have the effects set forth in the applicable sections of the DGCL.

     SECTION 1.5. Subsequent Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Merger Subsidiary acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out the purposes and intents of this Agreement, the officers and directors of the Surviving Corporation are hereby authorized to execute and deliver, in the name and on behalf the Company and the Merger Subsidiary, all such deeds, bills of sale, assignments and assurances and to take, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to or under such rights, properties or assets in the Surviving Corporation and otherwise to carry out the transactions contemplated by this Agreement.

                                   ARTICLE II

   EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS

     SECTION 2.1. Conversion of Shares. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, automatically by virtue of the Merger and without any further action on the part of any party hereto or the holder of any shares of capital stock of the Company or Merger
Subsidiary:

          (a) Each Share owned by the Company, Parent, Merger Subsidiary or any Subsidiary of any of the Company, Parent or Merger Subsidiary (which shall not include Shares owned by the Company's Employee Stock Purchase Plan) immediately prior to the Effective Time shall be canceled and retired and shall cease to exist and no consideration shall be delivered or deliverable in exchange therefor.

          (b) Each share of common stock of Merger Subsidiary issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

          (c) Each Share issued and outstanding immediately prior to the Effective Time shall, except as otherwise provided in Section 2.1(a) or as provided in Section 2.3 with respect to Dissenting Shares, be converted into the right to receive $8.00 in cash without interest (the "Merger Consideration") payable to the holder thereof upon the surrender of the certificate formerly representing such Share, less any required withholding of Taxes.

          (d) All Shares issued and outstanding immediately prior to the Effective Time, when converted as provided in this Section 2.1, shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously evidencing such Shares, excluding Shares described in Section 2.1(a) and Dissenting Shares, shall thereafter represent only the right to receive the Merger Consideration. From and after the Effective Time the holders of certificates evidencing Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to the Company Common Stock except as otherwise provided herein or as required by Law.

          (e) Upon the consummation of the Merger, each option to acquire Shares outstanding immediately prior to the Effective Time under the Company's stock option plans or similar arrangements (as listed in Section 4.5 of the Company's Disclosure Schedule), whether vested or unvested (each, an "Option," and collectively, the "Options"), shall automatically become immediately exercisable and each holder of an Option shall have the right to receive from the Surviving Corporation in respect of each Share underlying such Option, less any required withholding of Taxes, a cash payment in an amount equal to the positive difference (if any) between the Merger Consideration and the exercise price per Share applicable to such Option as stated in the applicable stock option agreement or other document (the "Option Consideration"). The Company shall take such other actions (including, without limitation, giving requisite notices to holders of Options advising them of such accelerated exercisability and right to obtain payment for their respective Options) as are necessary to fully advise holders of Options of their rights and to facilitate their timely exercise of such rights. From and after the Effective Time, other than as expressly set forth in this Section 2.1(e), the holders of Options shall cease to have any rights in respect to such Options other than to receive payment for his or her Options as set forth herein.

          (f) If the Merger is not consummated by September 1, 1998 and the warrant to purchase Company Common Stock issued by the Company to Bank of America (the "Bank of America Warrant") becomes partially exercisable, upon consummation of the Merger the holder of the Bank of America Warrant shall have the right to receive from the Surviving Corporation in respect of each Share then purchasable under the Bank of America Warrant, less any required withholding of Taxes, a cash payment in an amount equal to the positive difference (if any) between the Merger Consideration and the exercise price per Share provided for in such warrant.

     SECTION 2.2. Surrender and Payment.

     (a) Prior to the Effective Time, Parent shall appoint a bank or trust company (the "Exchange Agent") to act as agent for the holders of Shares and Options for the purpose of exchanging certificates representing such Shares for the Merger Consideration and distributing the Option Consideration. The fees and expenses of the Exchange Agent shall be paid by the Parent. Parent shall contribute to Merger Subsidiary, which in turn shall pay to the Exchange Agent for the benefit of the holders of Shares and Options, at or prior to the Effective Time, an amount equal to the aggregate Merger Consideration and Option Consideration necessary to pay amounts due to the holders of the Shares and Options pursuant to Section 2.1 (the "Exchange Fund"). For purposes of determining the Merger Consideration to be paid to the Exchange Agent, Parent shall assume that no holder of Shares will perfect his right to demand cash payment of the fair market value of his Shares pursuant to Section 262 of the DGCL. As promptly as practicable after the Effective Time, the Surviving Corporation shall send, or shall cause the Exchange Agent to send, to each record holder of Shares and/or Options, as appropriate, immediately prior to the Effective Time, (i) notice of the effectiveness of the Merger, (ii) a letter of transmittal, which shall be a form reasonably acceptable to the Company, for use in effecting the surrender of certificates representing Shares in exchange for payment of the Merger Consideration therefor and in effecting the cancellation of Options in exchange for payment of the Option Consideration therefor (which, with respect to certificates representing Shares, shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of such certificates to the Exchange Agent), and (iii) instructions for use in effecting surrender of certificates representing Shares and cancellation of Options. Upon surrender of a certificate representing Shares for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, and such other customary documents as may reasonably be required pursuant to the Exchange Agent's instructions, the holder of such certificate shall be entitled to receive in respect thereof cash in an amount equal to the product of (x) the number of Shares represented by such certificate and (y) the Merger Consideration, less any required withholding of Taxes, and the certificate so surrendered shall forthwith be canceled. Upon receipt from the holder of an Option by the Exchange Agent of a duly executed letter acknowledging termination and cancellation of such holder's Option, in a form reasonably acceptable to Parent, the holder of such Option shall be entitled to receive in respect thereof cash in an amount equal to the product of (x) the number of Shares underlying such Option and (y) the Option Consideration, less any required withholding of Taxes, and such Options so surrendered shall forthwith be canceled. No interest shall be paid or accrued on the Merger Consideration or Option Consideration. The Exchange Fund shall not be used for any other purpose, except as provided in this Agreement.

     (b) If any portion of the Merger Consideration is to be paid to a person other than the registered holder of the Shares represented by the certificates surrendered in exchange therefor, it shall be a condition to such payment that the certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the person requesting such payment shall pay any transfer or other Taxes required as a result of such payment to a person other than the registered holder of such Shares or establish to the satisfaction of the Exchange Agent that such Taxes have been paid or are not payable.

     (c) After the Effective Time, there shall be no further transfer on the records of the Company or its transfer agent of Shares. If, after the Effective Time, certificates representing Shares are presented to the Surviving Corporation for transfer, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth in, this Article II.

     (d) Any portion of the Exchange Fund that remains unclaimed by the holders of Shares or Options six months after the Effective Time shall be delivered to the Surviving Corporation, upon the Surviving Corporation's demand, and any such holder who has not exchanged his Shares or Options for the Merger Consideration or Option Consideration in accordance with this Section 2.2 prior to that time shall thereafter look only to the Surviving Corporation for payment of the Merger Consideration or Option Consideration in respect of his Shares or Options. Notwithstanding the foregoing, neither Parent nor the Surviving Corporation shall be liable to any holder of Shares or Options for any amount paid to a Governmental Authority pursuant to and in accordance with the requirements of applicable abandoned property, escheat or similar Laws.

     (e) Parent shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from the consideration otherwise payable pursuant to this Agreement to any holder of Shares or Options such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares or Options in respect of which such deduction and withholding was made.

     (f) From time to time at or after the Effective Time, the Surviving Corporation shall take all lawful action necessary to make or cause to be made the cash payments, if any, required to be made to holders of Dissenting Shares.

     (g) The Exchange Agent shall invest portions of the Exchange Fund as the Surviving Corporation directs in obligations of or guaranteed by the United States of America, in commercial paper obligations receiving the highest investment grade rating from both Moody's Investors Services, Inc. and Standard & Poor's Ratings Service, or in certificates of deposit, bank repurchase agreements or banker's acceptances of commercial banks with capital exceeding $1,000,000,000 (collectively, "Permitted Investments"); provided, however, that the maturities of the Permitted Investments shall be such as to permit the Exchange Agent to make prompt payment to former holders of Shares and Options entitled thereto as contemplated by this Article II. All earnings on the Permitted Investments shall be paid to the Surviving Corporation. If for any reason (including losses) the Exchange Fund is inadequate to pay the amounts to which holders of Shares and Options shall be entitled under this Article II, the Surviving Corporation shall in any event be liable for payment thereof.

     SECTION 2.3. Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Shares outstanding immediately prior to the Effective Time and held by a holder who is entitled to and has demanded and perfected his right of appraisal for such Shares in accordance with Section 262 of the DGCL (the "Dissenting Shares") shall not be converted into the right to receive the Merger Consideration as provided in Section 2.1(c), unless and until such holder withdraws or otherwise loses his right to an appraisal of the Shares and payment under the DGCL. Such Shares instead shall, from and after the Effective Time, represent only the right to receive payment of the appraised value of such Shares in accordance with the provisions of such Section 262 of the DGCL, except that if, after the Effective Time, any such holder withdraws or loses his right to an appraisal of the Shares under the DGCL, such Shares shall thereupon be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration, without interest thereon, upon surrender of the certificate or certificates formerly representing such Shares, less any required withholding of Taxes. The Company shall give all notices required under
Section 262 of the DGCL and otherwise comply with the requirements of Section 262 of the DGCL. In addition, the Company shall give Parent (i) prompt notice of any written demands for appraisal of any Shares, withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by the

Company, and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal of the Shares or settle or offer to settle any such demands.

     SECTION 2.4. Lost Certificates. In the event any certificate representing any Shares shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and upon satisfaction of the conditions set forth below, the holder of such lost, stolen or destroyed certificate shall be entitled to receive in accordance with the terms of this Agreement the total Merger Consideration payable in respect of the Shares evidenced by such certificate. When authorizing such payment in exchange for any lost, stolen or destroyed certificate, the person to whom the Merger Consideration is to be paid shall, as a condition precedent to the payment thereof, give the Surviving Corporation a bond satisfactory to the Surviving Corporation in such sum as it may direct or otherwise indemnify the Surviving Corporation in a manner satisfactory to the Surviving Corporation against any claim that may be made against the Company, Parent, Merger Subsidiary or the Surviving Corporation with respect to the certificate alleged to have been lost, stolen or destroyed.

     SECTION 2.5. Adjustment of Merger Consideration and Option
Consideration. The Merger Consideration payable pursuant to Section 2.1(c) and the Option Consideration payable pursuant to Section 2.1(e) have been calculated based upon the representations and warranties made by the Company in Section
4.5. Without limiting the effect of the failure of the representations and warranties made by the Company in Section 4.5 to be true and correct, in the event that, at the Effective Time, the actual number of shares of Company Common Stock and Company Preferred Stock outstanding and/or the actual number of shares of Company Common Stock and Company Preferred Stock issuable upon the exercise of outstanding Options, warrants or similar agreements or upon conversion of securities (including without limitation, as a result of any stock split, stock dividend, including any dividend or distribution of securities convertible into Shares, or a recapitalization) is more than as described in Section 4.5 (except as contemplated by Section 2.1(f) or as may result from the exercise or conversion of any currently outstanding Options, warrants or similar agreements described in Section 4.5), the Merger Consideration and the Option Consideration shall be appropriately adjusted downward.

                                  ARTICLE III

                           THE SURVIVING CORPORATION

     SECTION 3.1. Certificate of Incorporation. At the Effective Time, the Certificate of Incorporation of the Company as in effect immediately prior to the Effective Time shall be amended in its entirety to read as provided in
Exhibit 3.1 hereto and shall be the Certificate of Incorporation of the Surviving Corporation until amended in accordance with applicable law.

     SECTION 3.2. Bylaws. At the Effective Time, the Bylaws of Merger Subsidiary as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until amended in accordance with applicable law.

     SECTION 3.3. Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law, the officers and directors of Merger Subsidiary immediately prior to the Effective Time shall comprise all of the officers and directors of the Surviving Corporation.

                                   ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to Parent and Merger Subsidiary that:

     SECTION 4.1. Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority and all material licenses, authorizations, certificates, consents and approvals of Governmental Authorities (collectively, "Licenses") required to own, lease and operate its properties and assets and to carry on its business as now conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the properties and assets owned, leased or operated by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified and in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company has heretofore delivered to Parent true and complete copies of the Company's Certificate of Incorporation and Bylaws as currently in effect.

     SECTION 4.2. Corporate Authorization. The Company has all requisite corporate power and authority to execute, deliver and perform this Agreement and to carry out the transactions contemplated hereby and the execution, delivery and performance by the Company of this Agreement have been duly authorized by all necessary corporate action, except for the affirmative vote of the holders of a majority of the outstanding Shares entitled to vote on the Merger. This Agreement has been duly executed and delivered by the Company and, subject to receipt of the approvals specified in Section 4.3 herein and subject to the approval of the Merger by a majority of the outstanding Shares entitled to vote thereon, constitutes a valid, legal and binding agreement of the Company enforceable against the Company in accordance with its terms, except as the enforceability of this Agreement may be subject to or limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to or affecting the rights of creditors, and (ii) general equitable principles, regardless of whether the issue of enforceability is considered in a proceeding in equity or at law.

     SECTION 4.3. Authorizations. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no consent, approval, order or authorization of, or registration, declaration or filing with or notice to any Person by or with respect to the Company or its Subsidiaries, other than (i) the filing of a certificate of merger in accordance with the DGCL, (ii) compliance with any applicable requirements of the HSR Act, (iii) compliance with any applicable requirements of the Exchange Act and the Securities Act, (iv) any consent, approval, order or authorization of, or registration, declaration or filing with or notice to any foreign Governmental Authority relating to the Merger, (v) the affirmative vote of holders of a majority of the outstanding Shares entitled to vote on the Merger, and (vi) any consent, approval, order or authorization of, or registration, declaration or filing with or notice to any Person the failure of which to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

     SECTION 4.4. Non-Contravention. Except as set forth in Section 4.4 of the Company Disclosure Schedule, the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby do not and will not contravene or conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, enhancement or acceleration of any obligation or the loss of a benefit under, or give rise to the creation of any Lien or any right of first refusal with respect to, any asset or property of the Company or any of its Subsidiaries, pursuant to
(i) any provision of the Certificate of Incorporation, Bylaws or other organizational documents of the Company or its Subsidiaries, (ii) assuming compliance with the matters referred to in Section 4.3, any provision of any material Law binding upon or applicable to the Company or any of its Subsidiaries or their respective properties or assets, (iii) any Contract binding upon the Company or any of its Subsidiaries, or (iv) any License held by the Company or any of its Subsidiaries, except in the case of clauses (iii) and
(iv) above, as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

     SECTION 4.5. Capitalization.

     (a) The authorized capital stock of the Company consists of 20,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock, $.001 par value per share (the "Company Preferred Stock"). As of the date of this Agreement, there were outstanding (i) 9,847,221 shares of Company Common Stock, including all shares restricted under any compensation plan or arrangement of the Company, (ii) no shares of Company Preferred Stock, (iii) Options to purchase an aggregate of 666,011 shares of Company Common Stock, and (iv) the Bank of America Warrant to purchase an aggregate of 525,765 shares of Company Common Stock, which is not currently exercisable and will not be exercisable at any time prior to September 1, 1998, unless on or prior to such date the Company fails to pay, when due, its outstanding term loan from Bank of America. As of the date of this Agreement, 551,354 shares of Company Common Stock were reserved for issuance pursuant to the Company's Employee Stock Purchase Plan, stock option plans and outstanding warrants and no shares of Company Common Stock were held in treasury by the Company. As of June 30, 1998, the Company expects that participants in the Company's Employee Stock Purchase Plan will have accrued approximately $50,000 toward the purchase of shares of Company Common Stock under such plan.

     (b) Except as set forth in Section 4.5 of the Company Disclosure Schedule, all outstanding shares of capital stock of the Subsidiaries of the Company are owned by the Company or a direct or indirect Subsidiary of the Company, free and clear of all Liens. All outstanding shares of capital stock of the Company and its Subsidiaries (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) are not subject to preemptive or other similar rights, and (iii) were issued in material compliance with all material applicable federal and state securities Laws. Except as set forth in this
Section 4.5 and except for changes after the date of this Agreement resulting solely from the exercise of options or warrants outstanding on such date (and identified in Section 4.5 of the Company Disclosure Schedule), there are outstanding (i) no shares of capital stock or other voting securities of the Company or any of its Subsidiaries, (ii) no securities of the Company or any of its Subsidiaries convertible into or exercisable or exchangeable for shares of capital stock or voting securities of the Company or any of its Subsidiaries, and (iii) no options or other rights to acquire from the Company or any of its Subsidiaries, and no obligation of the Company or any of its Subsidiaries to issue, any capital stock, voting securities or securities convertible into or exercisable or exchangeable for capital stock or voting securities of the Company or any of its Subsidiaries (the items in clauses (i), (ii) and (iii) being referred to collectively as the "Company Securities").

     There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities.

     (c) As of the date hereof, there are no outstanding bonds, debentures, notes or other indebtedness of the Company or any of its Subsidiaries having the right to vote (or convertible into or exercisable or exchangeable for Company Securities having the right to vote) on any matters.

     (d) Section 4.5 of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a true and correct listing of (i) each option and warrant to purchase any Company Securities, the holder thereof, the number and type of Company Securities purchasable thereunder, the dates upon which such options and warrants expire, and the exercise prices at which such options and warrants are exercisable (none of which options has been repriced since January 1, 1997, except as set forth in Section 4.5(d) of the Company Disclosure Schedule), and (ii) a list of each other right to acquire any Company Securities pursuant to any other agreement or instrument, describing such right and indicating the holder thereof. There are no employment, executive termination or other agreements providing for the issuance of any Company Securities. There are no outstanding stock appreciation rights or other outstanding contractual rights the value of which is derived from the financial performance of the Company or the value of Shares of Company Common Stock.

     (e) Except as set forth in Section 4.5 of the Company Disclosure Schedule and except for the Stockholders Agreement, there are not as of the date hereof and there will not be at the Effective Time any stockholder agreements, voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party or by which they are bound relating to the voting or disposition of any Company Securities (including any such agreements or understandings that may limit in any way the solicitation of proxies by or on behalf of the Company from, or the casting votes by, the stockholders of the Company with respect to the Merger).

     SECTION 4.6. Subsidiaries.

     (a) Each Subsidiary of the Company is identified in Section 4.6 of the Company Disclosure Schedule. All of the Company's Significant Subsidiaries (as defined in Rule 1-02(w) of Regulation S-X of the SEC) are indicated with an asterisk on such Schedule. Each Subsidiary of the Company is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, has all requisite corporate power and authority and all material Licenses required to own, lease and operate its properties and assets and to carry on its business as now conducted. Each Subsidiary of the Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the properties and assets owned, leased or operated by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where failure to be so qualified and in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company has heretofore delivered to Parent true and complete copies of the Certificate of Incorporation, Bylaws or other organizational documents of each of the Subsidiaries of the Company as currently in effect.

     (b) Other than the Subsidiaries of the Company or as described in Section 4.6(b) of the Company Disclosure Schedule, the Company and its Subsidiaries (i) do not directly or indirectly own, (ii) have not agreed to purchase or otherwise acquire, and (iii) do not hold any interest convertible into or exercisable or exchangeable for, 5% or more of the capital stock or other equity interest of any corporation, partnership or other business association or entity.

     SECTION 4.7. SEC and Related Filings.

     (a) The Company has provided to Parent a true and complete copy of (i) the Company's annual reports on Form 10-K for its fiscal years ended December 31, 1995, 1996 and 1997 (the 1997 Form 10-K being referred to herein as the "Company Form 10-K"), (ii) the Company's quarterly report on Form 10-Q for its fiscal quarter ended March 31, 1998 (the "Company Form 10-Q"), (iii) the Company's proxy or information statements relating to meetings of, or actions taken without a meeting by, the stockholders of the Company since January 1, 1996, and
(iv) all of the Company's other forms, reports, exhibits, schedules, registration statements, definitive proxy statements and other documents filed with the SEC since January 1, 1997 (collectively, the "Company Securities Documents"). Each Company Securities Document required to be filed with the SEC has been timely filed by the Company.

     (b) As of their respective filing dates (or, in the case of registration statements, their respective effective dates), the Company Securities Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act or applicable state securities laws, as the case may be, and the rules and regulations thereunder. None of the Company Securities Documents at the time filed (or in the case of registration statements, their respective effective dates) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. No Subsidiary of the Company has any obligation to file any forms, reports, exhibits, schedules, registration statements, proxy statements or other documents with the SEC.

     SECTION 4.8. Company Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included in the Company Securities Documents have been prepared from and are in accordance with the books and records of the Company and were prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be otherwise noted therein) during the periods involved ("GAAP") and fairly present in accordance with applicable requirements of GAAP (subject, in the case of unaudited statements, to normal, recurring year-end audit adjustments, none of which will be material) the consolidated financial position of the Company and its Subsidiaries as of their respective dates and the consolidated results of operations, changes in stockholders' equity and cash flows of the Company and its Subsidiaries for the periods presented therein.

     SECTION 4.9. Disclosure Documents; Information Supplied.

     (a) The proxy or information statement of the Company to be filed with the SEC in connection with the Merger (the "Company Proxy Statement"), and any amendments or supplements thereto will, when filed, comply as to form in all material respects with the applicable requirements of the Exchange Act.

     (b) At the time the Company Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company and at the time such stockholders vote on adoption of this Agreement, the Company Proxy Statement, as supplemented or amended at such time, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this
Section 4.9(b) will not apply to statements or omissions included in the Company Proxy Statement to the extent relating to Parent or Merger Subsidiary or based upon information furnished to the Company in writing by Parent or Merger Subsidiary specifically for use in the Company Proxy Statement.

     SECTION 4.10. Absence of Certain Changes. Except as contemplated by this Agreement, since the date of the Company Balance Sheet, the Company and its Subsidiaries have conducted their business in the ordinary course consistent with past practice and, except as set forth in Section 4.10 of the Company Disclosure Schedule, (i) there has not been any event, occurrence or development of a state of circumstances or facts which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company (other than effects arising from or relating to conditions, including, without limitation, economic or political developments, applicable generally to the industry), and (ii) the Company has not taken any action which, if taken after the date hereof, would require Parent's consent under Section 6.1.

     SECTION 4.11. Litigation. Except as set forth in the Company Form 10-K, the Company Form 10-Q or Section 4.11 of the Company Disclosure Schedule, and except with respect to any claim, action, suit, investigation or proceeding which commences after the date hereof and which is in the ordinary course of business, there is no claim, action, suit, investigation or proceeding pending against, or to the knowledge of the Company, threatened against or affecting, the Company or any of its Subsidiaries, any of their respective properties or assets or any of their respective directors and officers in their capacities as such before any court or arbitrator or any Governmental Authority, or with respect to which the Company or any of its Subsidiaries has retained or assumed responsibility by contract or operation of Law. No such claim, action, suit, investigation or proceeding if adversely determined, would, individually or in the aggregate, have a Material Adverse Effect on the Company. There are no judgments, decrees, orders, writs, injunctions, determinations or awards issued by any court or arbitrator or any Governmental Authority currently outstanding and unsatisfied against the Company or any of its Subsidiaries, or for which the Company or any of its Subsidiaries has retained or assumed responsibility by contract or operation of Law. Except as set forth in Section 4.11 of the Company Disclosure Schedule, there are no indemnification agreements between the Company or any of its Subsidiaries on the one hand, and any directors, officers, employees or other agents of the Company or any of its current or former Subsidiaries on the other hand. There are no indemnification or similar claims by or against the Company or any of its Subsidiaries that are pending or, to the knowledge of the Company, threatened, or which could reasonably be expected to be asserted in the future.

     SECTION 4.12. Compliance with Laws.

     (a) The Company and each of its Subsidiaries are, and at all times during the last three years (and any former Subsidiary or operations sold by the Company or any of its Subsidiaries within the last three years, during such period while owned by the Company or any of its Subsidiaries) have been, in compliance in all material respects with all applicable material Laws. Neither the Company nor any of its Subsidiaries has any basis to expect, and has not received during the last three years, any notice, order or other communication from any Governmental Authority of any alleged, actual or potential violation of or failure to comply in any material respect with any material Law.

     (b) All Licenses required for the operation of the business of the Company and each of its Subsidiaries as currently conducted are in full force and effect without any default or violation thereunder by the Company or any of its Subsidiaries or, to the knowledge of the Company, by any other party thereto, except where the failure of any such License to be in full force and effect has not and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Since January 1, 1996, neither the Company nor any of its Subsidiaries has received any notice, order or other communication from any Governmental Authority of any alleged, actual or potential violation of or default under any such License in any material respect.

     SECTION 4.13. Product Design. Except as set forth in Section 4.13 of the Company Disclosure Schedule, there are no material design, manufacturing or other defects, latent or otherwise, with respect to any products created, manufactured, sold, distributed or licensed by the Company or any of its Subsidiaries (collectively, the "Products"). A copy of the general standard warranties of the Company and each of its Subsidiaries has been delivered to Parent. The Company has not, and no Subsidiary of the Company has, modified or expanded in any material respect its warranty obligation to any customer or other Person beyond that set forth in such standard warranties. Since January 1, 1996, neither the Company nor any of its Subsidiaries has received any notice or other communication from the Consumer Products Safety Commission or other similar state or foreign Governmental Authority regarding the safety of any Products or mandating or requesting any modification, recall or other action regarding any Products.

     SECTION 4.14. Real Property. Section 4.14 of the Company Disclosure Schedule describes each interest in real property owned or leased by the Company or any of its Subsidiaries. The Company and each of its Subsidiaries have good and marketable title in fee simple to all of the real property listed or required to be listed in Section 4.14 of the Company Disclosure Schedule owned by the Company or its Subsidiaries and own all right, title and interest in all leasehold estates and other rights purported to be granted to them by the leases and other agreements listed in Section 4.14 of the Company Disclosure Schedule, in each case free and clear of any Liens except for such Liens, if any, as are reflected on the Company Balance Sheet or such other Liens as do not detract in any material respect from the value or marketability of the property subject thereto and do not materially interfere with the use of such property.

     SECTION 4.15. Personal Property. The Company and each of its Subsidiaries have good and marketable title to all of their properties and assets (not including real property) free and clear of any Liens except for Liens reflected on the Company Balance Sheet or such other Liens, if any, as do not detract in any material respect from the value or marketability of the property subject thereto and do not materially interfere with the use of such property. The material properties and assets owned or leased by the Company or any of its Subsidiaries are in the possession or under the control of the Company or such Subsidiaries and substantially are in good condition and repair, ordinary wear and tear excepted, are suitable for the purposes for which they are being used and are of a condition, nature and quantity sufficient for the conduct of the businesses of the Company and its Subsidiaries as presently conducted.

     SECTION 4.16. Contracts.

     (a) Except as set forth in the Company Form 10-K, the Company Form 10-Q or in Section 4.16 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries (i) is a party to or bound by any written agreement for the employment of any officer, individual employee or other person on a full-time, part-time or consulting basis, or relating to severance pay for any person other than those terminable at will, (ii) except for Contracts entered into in the ordinary course of business which are consistent in nature and amount with past practice, is a party to or bound by any Contract for the sale of any material capital asset, (iii) is a party to or bound by any Contract which is a material contract (as defined in Item 601 of Regulation S-K) to be performed after the date of this Agreement, (iv) is a party to or bound by any Contract which prohibits the Company, its Subsidiaries or their respective affiliates in any material respect from freely engaging in any business anywhere in the world, (v) is a party to or bound by any Contract relating to the borrowing of money or to mortgaging, pledging or otherwise placing a material Lien on any of the assets of the Company or its Subsidiaries, (vi) is a party to or bound by any Contract which provides for future payments by the Company or any of its Subsidiaries in excess of $125,000 and is not terminable by the Company within 60 days without the payment of a penalty or premium, or (vii) has guaranteed any obligation for borrowed money.

     (b) Neither the Company nor any of its Subsidiaries is and, to the knowledge of the Company, no other party is, in violation of or in default under (nor does there exist any condition affecting the Company or any of its Subsidiaries, or to the Company's knowledge, other parties to such Contracts which upon the passage of time or the giving of notice or both would reasonably be expected to cause such a violation of or default under) any Contract to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets are bound except for violations or defaults that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Each Contract set forth in Section 4.16 of the Company Disclosure Schedule or filed as an exhibit to the Company Form 10-K or the Company Form 10-Q included in the Company Securities Documents constitutes a valid and binding obligation of the Company and/or its Subsidiaries which is party thereto and, to the knowledge of the Company, each other party thereto, is enforceable against such other party in accordance with its terms.

     (c) Prior to the date of this Agreement, Parent has been provided a true and correct copy of each written Contract, and a written description of each oral Contract, set forth in the Company Form 10-K or the Company Form 10-Q included in the Company Securities Documents or required to be identified in
Section 4.16 of the Company Disclosure Schedule, together with all amendments, waivers or other changes thereto.

     SECTION 4.17. Insurance. Section 4.17 of the Company Disclosure Schedule sets forth a true and correct listing of the policies and binders of insurance maintained by the Company or any of its Subsidiaries, together with the Company's experience since January 1, 1992 with respect to material product liability claims and since January 1, 1996 with respect to material medical claims.

     SECTION 4.18. Intellectual Property. Except as set forth in Section 4.18 of the Company Disclosure Schedule, the Company and each of its Subsidiary owns, or is validly licensed or otherwise has the right to use, without any obligation to make any fixed or contingent payments, including any royalty or license payments, as applicable, all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights, copyrights, software and other proprietary intellectual property rights that are used in and are material to the businesses of the Company and its Subsidiaries as now operated (collectively, "Intellectual Property Rights"). Section 4.18 of the Company Disclosure Schedule sets forth a true and correct listing of all registered copyrights, trademarks and patents and any pending applications therefor. There is not now, nor has there been since January 1, 1996, any claim, action, suit or proceeding pending or, to the knowledge of the Company, threatened that the Company or any of its Subsidiaries is or was, and to the knowledge of the Company, neither the Company nor any of its Subsidiaries is, infringing the rights of any person with regard to any Intellectual Property Right. To the knowledge of the Company, no person is, or since January 1, 1996 has been, infringing the rights of the Company or any of its Subsidiaries with respect to any Intellectual Property Right. Except as set forth in Section 4.18 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has licensed, or otherwise granted, to any third party, any rights in or to any Intellectual Property Rights. The Intellectual Property Rights are sufficient for the conduct of the businesses of the Company and its Subsidiaries as presently conducted and the rights of the Company and its Subsidiaries in the Intellectual Property Rights will not be limited or otherwise affected by reason of any of the transactions contemplated hereby.

     SECTION 4.19. Taxes.

     (a) Each of the Company and its Subsidiaries has filed all material Tax Returns required to be filed by any of them and has paid (or the Company has paid on its behalf) or has set up an adequate reserve in its financial statements for the payment of, all material Taxes required to be paid in respect of the periods covered by such returns whether or not shown to be due on such returns. The information contained in such Tax Returns is true and correct in all material respects. Neither the Company nor any of its Subsidiaries is delinquent in the payment of any material Tax, assessment or governmental charge. There are no Tax Liens upon the assets of the Company or any of its Subsidiaries in any material amount except Liens for Taxes not yet due. No material deficiency for any Taxes has been proposed, asserted or assessed against the Company or any of its Subsidiaries that has not been resolved or paid in full and, except as set forth in Section 4.19 of the

Company Disclosure Schedule, no audits or other administrative proceedings or court proceedings are currently pending with regard to any Taxes or Tax Returns of the Company or any of its Subsidiaries.

     (b) Copies of all federal and state income Tax Returns of the Company and its Subsidiaries for the taxable periods ended December 31, 1994 through December 31, 1997 have been delivered to Parent and such returns are true and correct in all material respects. No claim has been made during the last three years by a taxing authority in a jurisdiction where the Company or one of its Subsidiaries does not file income or franchise Tax Returns that such entity is or may be subject to income or franchise Tax in that jurisdiction. Neither the Company nor any of its Subsidiaries (i) has ever filed an election under Section 341(f) of the Code; (ii) has executed a waiver or consent, which remains outstanding, extending any statute of limitations for any Tax liability; (iii) has been the subject of a closing agreement with any taxing authority or the subject of a ruling from any taxing authority with respect to Tax matters that will have a continuing effect on the taxable income of the Company or one of its Subsidiaries following the Closing; (iv) is required to make any adjustment under Section 481 of the Code; (v) is a party to any Tax sharing, Tax allocation or Tax indemnification agreement with any person other than the Company and/or its Subsidiaries; (vi) has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; and (vii) has granted a power of attorney that is currently in effect with respect to any material Tax matter. All material Taxes required to be withheld, collected and deposited with any taxing authority have been so withheld, collected and deposited. No amount that would be received by any person (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement under any employment, severance, or other compensation arrangement or benefit plan in effect with the Company or any of its Subsidiaries would be a "parachute payment" within the meaning of Section 280G(b)(2) of the Code.

     SECTION 4.20. Employee Benefits.

     (a) Section 4.20 of the Company Disclosure Schedule contains a true and correct listing of all benefit plans, arrangements and commitments (whether or not employee benefit plans ("Employee Benefit Plans") as defined in Section 3(2) of ERISA), including, without limitation, sick leave, vacation pay, severance pay, salary continuation for disability, consulting or other compensation arrangements, retirement, deferred compensation, bonus, incentive compensation, stock purchase, stock option, health including hospitalization, medical and dental, life insurance and scholarship programs maintained for the benefit of any present or former employees of the Company, any of its Subsidiaries or any ERISA Affiliate (as defined below) or to which the Company, any of its Subsidiaries or any ERISA Affiliate has contributed or is or was within the last three years obligated to make payments. The Company has made available to Parent, with respect to all such plans, arrangements, commitments and practices, true, complete and correct copies of the following: all plan documents, handbooks, manuals, collective bargaining agreements and similar documents governing employment policies, practices and procedures; the most recent summary plan descriptions and any subsequent summaries of material modifications and all other material employee communications discussing any employee benefit; Forms series 5500 as filed with the IRS for the three most recent plan years; the most recent report of the enrolled actuary for all defined benefit plans, funded welfare plans or other plans requiring actuarial valuation; all trust agreements with respect to employee benefit plans; plan contracts with service providers or with insurers providing benefits for participants or liability insurance for fiduciaries and other parties in interest or bonding; most recent annual audit and accounting of plan assets for all funded plans; and most recent IRS determination letter for all plans qualified under Code section 401(a). As used herein, "ERISA Affiliate" shall refer to any trade or business, whether or not incorporated, under common control with the Company within the meaning of
Section 414(b), (c), (m) or (o) of the Code.

     (b) With respect to each Employee Benefit Plan required to be listed in
Section 4.20 of the Company Disclosure Schedule: (i) each Employee Benefit Plan has been administered in material compliance with its terms, and is in compliance in all material respects with the applicable provisions of ERISA, the Code and all other applicable Laws (including, without limitation, funding, filing, termination, reporting and disclosure and continuation coverage obligations pursuant to Title V of COBRA), (ii) the Company has made or provided for all contributions required under the terms of such Plans, (iii) no "Employee Pension Benefit Plan" (as defined in Section 3(2) of ERISA) has been the subject of a "reportable event" (as defined in Section 4043 of ERISA) and there have been no "prohibited transactions" (as described in
Section 4975 of the Code or in Part 4 of Subtitle B of Title I of ERISA) with respect to any Employee Benefit Plan, (iv) there are and during the past three years there have been no claims, actions, suits, proceedings or investigations pending or, to the knowledge of the Company, threatened by any Governmental Authority or by any participant or beneficiary against any of the Employee Benefit Plans, the assets of any of the trusts under such Plans or the Plan sponsor or the Plan administrator, or against any fiduciary of any of such Employee Benefit Plans with respect to the design or operation of the Employee Benefit Plans, (v) the actuarial present value of accumulated benefits (both vested and unvested) of each of the Employee Pension Benefit Plans which are defined benefit plans, are fully funded in accordance with the actuarial assumptions used by the PBGC to determine the level of funding required in the event of the termination of such Plan, (vi) each Employee Pension Benefit Plan which is intended to be "qualified" within the meaning of Section 401(a) of the Code is and has from its inception been so qualified, and any trust created pursuant to any such Employee Pension Benefit Plan is exempt from federal income tax under Section 501(a) of the Code and the IRS has issued each such Plan a favorable determination letter which is currently applicable, and (vii) neither the Company, any of its Subsidiaries nor any ERISA Affiliate is aware of any circumstance or event which would jeopardize the tax-qualified status of any such Employee Pension Benefit Plan or the tax-exempt status of any related trust, or which would cause the imposition of any material liability, penalty or tax under ERISA or the Code with respect to any Employee Benefit Plan.

     (c) Neither the Company, any of its Subsidiaries nor any ERISA Affiliate maintains or has ever maintained or been obligated to contribute to a "multiemployer plan" (as such term is defined by Section 4001(a)(3) of ERISA).

     (d) With respect to each Employee Benefit Plan maintained by the Company, any of its Subsidiaries or any ERISA Affiliate: (i) no material unsatisfied liabilities to participants, the IRS, the DOL, the PBGC or to any other person or entity have been incurred as a result of the termination of any Employee Benefit Plan, (ii) no Employee Pension Benefit Plan, which is subject to the minimum funding requirements of Part 3 of subtitle B of Title I of ERISA or subject to Section 412 of the Code, has incurred any "accumulated funding deficiency" within the meaning of Section 302 of ERISA or Section 412 of the Code and there has been no waived funding deficiency within the meaning of
Section 303 of ERISA or Section 412 of the Code, and (iii) there has been no event with respect to an Employee Pension Benefit Plan which would require disclosure under Sections 4062(c), 4063(a) or 4041(e) of ERISA.

     (e) All reports and information required to be filed with the DOL, IRS and PBGC or with plan participants and their beneficiaries with respect to each Employee Benefit Plan required to be listed in Section 4.20 of the Company Disclosure Schedule have been filed except for any failure to file that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or a material adverse effect on the plan to which such filing relates.

     (f) All employee benefit plans required to be listed in Section 4.20 of the Company Disclosure Schedule may, without material liability, be prospectively amended, terminated or otherwise discontinued except as specifically prohibited by federal law.

     (g) Any bonding required under ERISA with respect to any Employee Benefit Plan required to be listed in Section 4.20 of the Company Disclosure Schedule has been obtained and is in full force and effect.

     (h) Neither the Company, any of its Subsidiaries nor any ERISA Affiliate maintains any retired life and/or retired health insurance plans which provide for continuing benefits or coverage for any employee or any beneficiary of an employee after such employee's termination of employment, except where the continuation of such coverage is required by Law.

     (i) The consummation of the transactions contemplated by this Agreement will not, alone or together with any other event, (i) entitle any person to severance pay, unemployment compensation or any other payment, or (ii) result in any material liability under Title IV of ERISA or otherwise.

     SECTION 4.21. Labor Matters.

     (a) No application or petition for certification of a collective bargaining agent is pending or, to the knowledge of the Company, contemplated, and none of the employees of the Company or any of its Subsidiaries are, or during the last three years have been, represented by any union or other bargaining representative.

     (b) No agreement restricts the Company or any of its Subsidiaries from relocating, closing or terminating any of their operations or facilities or any portion thereof.

     SECTION 4.22. Environmental Matters.

     (a) The Company and each of its Subsidiaries, including all of their businesses and operations, are, and since January 1, 1996 have been, operated in compliance with all Environmental Laws, except where the failure to so comply has not, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

     (b) There are no conditions on, about, beneath or arising from any real property which is now owned, used or leased to or by the Company or any of its Subsidiaries ("Current Real Property") which might, under any Environmental Law,
(i) give rise to a material liability or the imposition of a statutory Lien, or
(ii) which would or may require any Response, Removal or Remedial Action or any other action, including without limitation reporting, monitoring, cleanup or contribution, which would require a material expenditure or commitment by the Company or its Subsidiaries.

     (c) There were no conditions on, about, beneath or arising from any real property which was, but is no longer, owned, used or leased to or by the Company or any of its Subsidiaries ("Former Real Property"), during the period of such ownership, use or lease, which might, under any Environmental Law, (i) give rise to a material liability or the imposition of a statutory Lien, or (ii) which would or may require any Response, Removal or Remedial Action or any other action, including without limitation reporting, monitoring, cleanup or contribution, which would require a material expenditure or commitment by the Company or its Subsidiaries.

     (d) Neither the Company nor any of its Subsidiaries has received any notification of a release or threat of a release of a Hazardous Substance with respect to any Current Real Property or Former Real Property.

     (e) No Hazardous Substances have been used, handled, generated, processed, treated, stored, transported to or from, released, discharged or disposed of by the Company, any of its Subsidiaries or, to the best of the Company's knowledge, any third party on, about or beneath any Current Real Property in a manner which has had or is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company.

     (f) During the Company's or any of its Subsidiaries' ownership, use or lease of the Former Real Property, no Hazardous Substances were used, handled, generated, processed, treated, stored, transported to or from, released, discharged or disposed of by the Company, any of its Subsidiaries or, to the best of the Company's knowledge, any third party on, about or beneath the Former Real Property in a manner which has had or is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company.

     (g) There are no above or underground storage tanks, asbestos containing materials, or transformers containing or contaminated with PCB's on, about or beneath the Current Real Property. During the Company's or any of its Subsidiaries' ownership, use or lease of the Former Real Property, there were no above or underground storage tanks, asbestos containing materials, or transformers containing or contaminated with PCB's on, about or beneath the Former Real Property.

     (h) Neither the Company nor any of its Subsidiaries has received notice or has knowledge of:

          (i) any claim, demand, investigation, enforcement action, Response, Removal, Remedial Action, statutory Lien or other governmental or regulatory action instituted or threatened against the Company or any of its Subsidiaries or the Current or Former Real Property pursuant to any Environmental Law;

          (ii) any claim, demand notice, suit or action, made or threatened by any Person against the Company, any of its Subsidiaries, the Current Real Property or the Former Real Property relating to (A) any form of damage, loss or injury resulting from, or claimed to result from, any Hazardous Substance on, about, beneath or arising from the Current or Former Real Property or (B) any alleged material violation of any Environmental Law by the Company or any of its Subsidiaries; or

          (iii) any communication to or from any Governmental Authority arising out of or in connection with Hazardous Substances on, about, beneath, arising from or generated at the Current Real Property or Former Real Property, including without limitation, any notice of violation, citation, complaint, order, directive, request for information or response thereto, notice letter, demand letter or compliance schedule.

     (i) No wastes generated by the Company or any of its Subsidiaries have ever been directly or indirectly sent, transferred, transported to, treated, stored, or disposed of at any site listed or formally proposed for listing on the National Priority List promulgated pursuant to CERCLA or to any site listed on any state list of sites requiring or recommended for investigation or clean-up. None of the Current Real Property or Former Real Property is listed on the National Priorities List or any state list of sites requiring or recommended for investigation or clean up.

     SECTION 4.23. Absence of Undisclosed Liabilities. All of the material obligations and liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due, and regardless of when asserted, including Taxes) with respect to or based upon transactions or events ("Liabilities"), required to be reflected on the Company Balance Sheet in accordance with GAAP, have been so reflected. Except as set forth in Section
4.23 of the Company Disclosure Schedule, the Company and its Subsidiaries have no Liabilities which are, in the aggregate, material to the condition (financial or otherwise), business, properties, assets, results of operations, cash flows or prospects of the Company and its Subsidiaries, taken as a whole, except (i) as reflected on the Company Balance Sheet, (ii) Liabilities which arose prior to the date of the Company Balance Sheet and not required under GAAP to be reflected on the Company Balance Sheet and which have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, or (iii) Liabilities which have arisen after the date of the Company Balance Sheet in the ordinary course of business consistent in nature and amount with past practice and which have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

     SECTION 4.24. Opinion of the Company's Financial Advisor. The Board of Directors of the Company has received a written opinion of Morgan Stanley, financial advisor to the Company, dated the date of this Agreement to the effect that, as of such date, the Merger Consideration to be received in the Merger by the holders of Shares is fair to such holders from a financial point of view. A signed copy of such opinion has been delivered to Parent.

     SECTION 4.25. Brokers. No person acting on behalf of the Company or any of its affiliates or under the authority of any of the foregoing is or will be entitled to any brokers' or finders' fee or any other commission or similar fee, directly or indirectly, from any of such parties in connection with any of the transactions contemplated by this Agreement, other than Morgan Stanley, whose fees and expenses shall be paid by the Company. A true and correct copy of all agreements with Morgan Stanley have been delivered to Parent.

     SECTION 4.26. Board Recommendation; Section 203; Required Vote.

     (a) The Board of Directors of the Company, at a meeting duly called and held, have by unanimous vote of those directors present (who constituted all of the directors then in office) (i) determined that the Merger, this Agreement, the Stockholders Agreement and the transactions contemplated hereby and thereby are fair to and in the best interests of the holders of Shares of Company Common Stock, and (ii) recommended that holders of Shares of Company Common Stock approve the Merger, this Agreement and the transactions contemplated hereby.

     (b) The Board of Directors of the Company has approved this Agreement and the Stockholders Agreement, prior to execution and delivery of this Agreement and the Stockholders Agreement, in accordance with Section 203 of the DGCL, so that such Section will not apply to Parent, Merger Subsidiary, the Merger, this Agreement, the Stockholders Agreement or the transactions contemplated hereby or thereby. No provision of the Certificate of Incorporation, Bylaws or other organizational documents of the Company or any of its Subsidiaries would, directly or indirectly, restrict or impair the ability of Parent or its affiliates to vote, or otherwise to exercise the rights of a stockholder with respect to, securities of the Company or its Subsidiaries that may be acquired or controlled by Parent or its affiliates or permit any stockholder to acquire securities of the Company on a basis not available to Parent in the event that Parent were to acquire securities of the Company, and neither the Company nor any of its Subsidiaries has any rights plan, preferred stock or similar arrangement which has any of the aforementioned consequences.

     (c) The execution, delivery and performance of this Agreement and the Stockholders Agreement and the consummation of the transactions contemplated hereby or thereby will not cause to be applicable to the Company any federal, state, local or foreign anti-takeover or similar Law.

     SECTION 4.27. Prior Negotiations. The Company and its officers, directors, employees, representatives and advisors (including the Company's financial advisor) have not been involved in substantive discussions with any group or person or any of their respective representatives or advisors, or furnished material confidential information to any such group or person or any of their respective representatives or advisors in connection with a possible Acquisition Proposal except for such groups or persons which have executed and delivered to the Company a customary confidentiality agreement.

     SECTION 4.28. Certain Business Practices. None of the Company, its Subsidiaries or any directors, officers, agents or employees of the Company or its Subsidiaries has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, (iii) consummated any transaction, made any payment, entered into any agreement or arrangement or taken any other action in violation of Section 1128B(b) of the Social Security Act, as amended, or (iv) made any other unlawful payment, that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

     SECTION 4.29. Affiliate Transactions. Except as set forth in the Company Form 10-K, no director, officer, partner, key employee, "affiliate" or "associate" (as such terms are defined in Rule 12b-2 under the Exchange Act) of the Company or any of its Subsidiaries (or any immediate family member of any of the foregoing persons) (i) has borrowed any monies from or has outstanding any indebtedness or other similar obligations to the Company or any of its Subsidiaries in excess of $60,000, (ii) to the best of the Company's knowledge, except for shares of a publicly traded company (in an amount not in excess of 5% of the outstanding shares of such company) owns any direct or indirect material interest of any kind in, or is a director, officer, employee, partner, affiliate or associate of, or consultant or lender to, or borrower from, or has the right to participate in the management, operations or profits of, any person or entity which since January 1, 1997 has been a material competitor, supplier, customer, distributor, lessor, tenant, creditor or debtor of the Company or any of its Subsidiaries, or (iii) is otherwise a party to any material Contract with the Company or any of its Subsidiaries.

     SECTION 4.30. Full Disclosure. All documents and other papers delivered by or on behalf of the Company in connection with the transactions contemplated by this Agreement are accurate and complete in all material respects and are authentic. No representation or warranty of the Company contained in this Agreement or the Company Disclosure Schedule, taken as a whole, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.

                                   ARTICLE V

         REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUBSIDIARY

     Parent and Merger Subsidiary, jointly and severally, represent and warrant to the Company that:

     SECTION 5.1. Corporate Existence and Power. Parent and Merger Subsidiary are each duly incorporated, validly existing and in good standing under the laws of the State of Delaware and each has all requisite corporate power and authority and all material Licenses required to own, lease and operate its properties and assets and to carry on its business as now conducted. Parent and Merger Subsidiary are each duly qualified to do business as a foreign corporation and are in good standing in each jurisdiction where the character of the properties and assets owned, leased or operated by each or the nature of their respective activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified and in good standing would not, individually or in the aggregate, have a Material Adverse Effect on Parent. Since its date of incorporation, Merger Subsidiary has not engaged in any material activities other than as related or incidental to the transactions contemplated by this Agreement. Parent has delivered to the Company true and complete copies of the Certificates of Incorporation and Bylaws of Parent and Merger Subsidiary as currently in effect.

     SECTION 5.2. Corporate Authorization. Parent and Merger Subsidiary each have all requisite corporate power and authority to execute, deliver and perform this Agreement and to carry out the transactions contemplated hereby and the execution, delivery and performance by Parent and Merger Subsidiary of this Agreement have been duly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by Parent and Merger Subsidiary and constitutes a valid, legal and binding agreement of Parent and Merger Subsidiary enforceable against each of them in accordance with its terms, except as the enforceability of this Agreement may be subject to or limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to or affecting the rights of creditors, and (ii) general equitable principles, regardless of whether the issue of enforceability is considered in a proceeding in equity or at law.

     SECTION 5.3. Authorizations. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by each of them of the transactions contemplated hereby require no consent, approval, order or authorization of, or registration, declaration or filing with or notice to any Person by or with respect to Parent or Merger Subsidiary, other than (i) the filing of a certificate of merger in accordance with DGCL; (ii) compliance with any applicable requirements of the HSR Act; (iii) compliance with any applicable requirements of the Exchange Act and the Securities Act; (iv) any consent, approval, order or authorization of, or registration, declaration or filing with or notice to any foreign Governmental Authority relating to the Merger, and (v) any consent, approval, order or authorization of, or registration, declaration or filing with or notice to any Person the failure of which to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

     SECTION 5.4. Non-Contravention. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by them of the transactions contemplated hereby do not and will not contravene or conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, enhancement or acceleration of any obligation or the loss of a benefit under, or give rise to the creation of any Lien or any right of first refusal with respect to, any asset or property of Parent or Merger Subsidiary, pursuant to (i) any provision of the Certificate of Incorporation or Bylaws of Parent or Merger Subsidiary, (ii) assuming compliance with the matters referred to in Section 5.3, any provision of any material Law binding upon or applicable to Parent or Merger Subsidiary or their respective properties or assets, (iii) any Contract binding upon Parent or Merger Subsidiary, or (iv) any License held by Parent or Merger Subsidiary, except in the case of clauses (iii) and (iv) above, as would not, individually or in the aggregate, have a Material Adverse Effect on Parent.

     SECTION 5.5. Information Supplied. The information supplied or to be supplied by Parent in writing specifically for inclusion or incorporation by reference in the Company Proxy Statement or any amendment or supplement thereto will not, at the time the Company Proxy Statement is first mailed to stockholders of the Company, at the time such stockholders vote on adoption of this Agreement or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

     SECTION 5.6. Financing. Parent has obtained and delivered complete copies of the financing commitments Parent has received from financial institutions and other entities with respect to the funds necessary to consummate the transactions contemplated hereby including, but not limited to, the funds necessary to pay the aggregate Merger Consideration and Option Consideration to holders of Shares and Options in accordance with this Agreement.

     SECTION 5.7. Brokers. No person acting on behalf of Parent or any of its affiliates or under the authority of any of the foregoing is or will be entitled to any brokers' or finders' fee or any other commission or similar fee, directly or indirectly, from the Company or any of its Subsidiaries in connection with any of the transactions contemplated by this Agreement.

     SECTION 5.8. Parent Financial Statements. Parent has delivered to the Company a true and correct copy of the unaudited interim consolidated balance sheet of Parent and its subsidiaries which fairly presents in all material respects the financial position of Parent as of April 30, 1998.

     SECTION 5.9. Absence of Certain Changes. Since April 30, 1998 there has not been any event, occurrence or development of a state of circumstances or facts which has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on Parent's ability to perform its obligations under this Agreement.

     SECTION 5.10. Litigation. There is no claim, action, suit, investigation or proceeding pending against, or to the knowledge of Parent, threatened against or affecting Parent or Merger Subsidiary, any of their respective properties or assets or any of their respective directors and officers in their capacities as such before any court or arbitrator or any Governmental Authority which has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on Parent's ability to perform its obligations under this Agreement.

     SECTION 5.11. Solvency. Parent and Merger Subsidiary are each "Solvent" as of the date of this Agreement. For purposes of this Section, "Solvent" means with respect to each of Parent and Merger Subsidiary that as of the date of this
Agreement:

          (a) The fair saleable value of its property is greater than the amount that will be required to pay its probable liability under its Liabilities as they become absolute and matured;

          (b) It does not have unreasonably small capital (as provided in 11 U.S.C. sec. 548(a)(2)(B)(II)) to carry on its business as heretofore operated and all businesses in which it is about to engage; and

          (c) It (i) is able to pay its Liabilities in the ordinary course of business, (ii) will be able to continue to pay its Liabilities as they mature in the ordinary course of business, and (iii) does not intend or reasonably believe that it will incur Liabilities beyond its ability to pay as such Liabilities mature.

     SECTION 5.12. Full Disclosure. All documents and other papers delivered by or on behalf of Parent in connection with the transactions contemplated by this Agreement are accurate and complete in all material respects and are authentic. No representation or warranty of Parent or Merger Subsidiary contained in this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein, in light of the circumstances under which they were made, not misleading.

                                   ARTICLE VI

                     CONDUCT OF BUSINESS PENDING THE MERGER

     SECTION 6.1. Conduct of Business. During the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, carry on its business in the ordinary course of business in substantially the same manner as heretofore conducted and, to the extent consistent therewith, use all reasonable efforts to preserve intact its current business organizations, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with it. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, except as disclosed in Section 6.1 of the Company Disclosure Schedule, the Company shall not, and shall not permit any of its Subsidiaries to, without the prior written approval of Parent:

          (a) (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any Company Securities, other than dividends and distributions by any direct or indirect wholly-owned Subsidiary of the Company to its parent, (ii) adjust, split, combine or reclassify any Company Securities or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any Company Securities, except as permitted by Section 6.1(b)(iii), or (iii) purchase, redeem or otherwise acquire any Company Securities or any rights, warrants or options to acquire any such Company Securities or any other securities;

          (b) (i) grant any options, warrants or rights to purchase Company Securities, (ii) amend or reprice any outstanding option, warrant or right to purchase Company Securities, or (iii) issue, deliver or sell, or pledge or otherwise encumber, or authorize or propose to issue, deliver or sell, or pledge or otherwise encumber, any Company Securities, other than the issuance of Company Common Stock upon (A) the exercise of outstanding Options set forth in the Company Disclosure Schedule in accordance with their present terms, (B) the exercise of outstanding warrants set forth in the Company Disclosure Schedule in accordance with their present terms, and
     (C) the exercise of rights pursuant to the Company's Employee Stock Purchase Plan in accordance with its present terms, provided that the participants thereunder shall be entitled to purchase shares with accumulated payroll deductions as permitted under Section 7.7(b) hereof;

          (c) amend or propose to amend its Certificate of Incorporation, Bylaws or other organizational documents;

          (d) amend, modify or waive any material term of any outstanding Company Security;

          (e) (i) amend any existing agreement or instrument, or enter into any new agreement or instrument, in each case relating to the assumption or incurrence of indebtedness for borrowed money (except that the Company may draw on its existing credit facilities in the ordinary course of its business consistent in nature and amount with past practice), or to the guarantee of any indebtedness or the issuance or sale of any debt securities or warrants or rights to acquire any debt securities of the Company or any of its Subsidiaries or the guarantee of any debt securities of others or enter into any lease (whether an operating or capital lease) or create any Liens on the properties or assets of the Company or any of its Subsidiaries, or enter into any "keep well" or other agreement or arrangement to maintain the financial condition of another Person, or (ii) make any loans, advances or capital contributions to, or investments in, any other Person in excess of $50,000 in the aggregate, other than to the Company or any direct or indirect wholly-owned Subsidiary of the Company and other than loans or advances to customers and employees in the ordinary course of business consistent in nature and amount with past practice;

          (f) make any capital expenditures or acquisitions of properties or assets in excess of $5,000,000, individually or in the aggregate;

          (g) (i) grant any material increase in compensation or benefits to any current or former director of the Company or any of its Subsidiaries or, other than in the ordinary course of business consistent in nature and amount with past practice, to any officer or employee of the Company or any of its Subsidiaries, (ii) pay or agree to pay any pension, retirement allowance or other employee benefit not required or contemplated by any existing Employee Benefit Plan as in effect on the date hereof to any such director or, other than in the ordinary course of business consistent in nature and amount with past practice, to any such officer or employee,
     (iii) except as may be required to comply with applicable law, become obligated under any new Employee Benefit Plan which was not in existence on the date hereof, or amend any such plan or arrangement in existence on the date hereof if such amendment would have the effect of materially enhancing any benefits thereunder, or (iv) grant to any current or former director, officer or employee any increase in severance or termination pay (including the acceleration in the exercisability of Options or in the vesting of Shares (or other property) except for automatic acceleration in accordance with the terms of this Agreement or the Company's Employee Stock Purchase Plan, or the provision of any tax gross-up);

          (h) acquire (i) by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or (ii) except in the ordinary course of business consistent in nature and amount with past practice, any assets that are material, individually or in the aggregate, to the Company and its Subsidiaries as a whole;

          (i) other than dispositions in the ordinary course of business consistent in nature and amount with past practice which are not material, individually or in the aggregate, to the Company and its Subsidiaries, sell, lease, encumber or otherwise dispose of any of its material properties or assets;

          (j) voluntarily take any action that is reasonably likely to result in any of the Company's representations or warranties hereunder being untrue in any material respect or in any of the Company's covenants hereunder or any of the conditions to the Merger not being satisfied; or

          (k) authorize any of, or commit or agree to take any of, the foregoing actions.

     Furthermore, during the period from the date of this Agreement to the Effective Time, the Company shall promptly advise Parent in writing of any change or event that has or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, and promptly provide Parent (or its counsel) with copies of all filings made by the Company with the SEC or any other Governmental Authority (whether or not in connection with this Agreement and the transactions contemplated hereby).

     SECTION 6.2. Notice of Certain Events. The Company and Parent shall promptly notify each other of:

          (a) any notice or other written communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement, which consent, if not obtained, could reasonably be expected to have a Material Adverse Effect on the Company or which could reasonably be expected to affect materially and adversely the transactions contemplated hereby;

          (b) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

          (c) any actions, suits, claims, investigations or proceedings commenced or, to Parent's or the Company's knowledge, as the case may be, threatened against, relating to or involving or otherwise affecting Parent or the Company or any of its Subsidiaries which relate to the consummation of the transactions contemplated by this Agreement or which, with respect to the Company, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.11.

     SECTION 6.3. No Solicitation.

     (a) From and after the date hereof until the Effective Time, the Company shall not, and shall not authorize or permit any of its Subsidiaries, or any of its or their officers, directors, employees, representatives, agents or affiliates (including, without limitation, any investment banker, financial advisor, attorney, accountant or other representative retained by the Company or any of its Subsidiaries), to directly or indirectly initiate, solicit or encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal, or enter into or maintain or continue discussions or negotiate with any Person in furtherance of such inquiries with respect to an Acquisition Proposal or agree to or endorse any Acquisition Proposal, provided, however, that, if the Board of Directors of the Company, based on the advice of outside legal counsel, reasonably believes that the failure to proceed in accordance with clause (i) and/or (ii) below of this Section 6.3(a) would violate the directors' fiduciary duties to the Company's stockholders under applicable law, the Company may, subject to compliance with Section 6.3(c), in response to an unsolicited written bona fide Acquisition Proposal from any Person that the Company's Board of Directors, based on the written advice of an independent nationally recognized financial advisor and outside legal counsel, reasonably believes would reasonably be expected to result in a Superior Proposal, (i) furnish information with respect to the Company to such Person making such proposal after entering into a confidentiality agreement with such Person on terms and conditions no less favorable in any material respect to the Company than the terms and conditions of the confidentiality agreement dated as of May 27, 1998 executed by Parent and (ii) participate in negotiations regarding such Acquisition Proposal; provided that, in the case of clauses (i) and (ii) above, the Company has provided not less than four business days prior written notice to Parent of its intention to proceed under such clause (i) or
(ii) above. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in the preceding sentence by any director, officer, employee, representative, agent or affiliate of the Company or any of its Subsidiaries or any investment banker, financial advisor, attorney, accountant or other representative of the Company or any of its Subsidiaries shall be deemed to be a breach of this Section 6.3(a) by the Company. For purposes of this Agreement, "Acquisition Proposal" shall mean an inquiry, offer or proposal regarding any of the following (other than the transactions among the Company, Parent and Merger Subsidiary contemplated hereunder) involving the Company or any of its Significant Subsidiaries: (A) any merger, consolidation, share exchange, recapitalization, business combination or other similar transaction;
(B) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 20% or more of the assets of the Company and its Subsidiaries, taken as a whole, in a single transaction or series of transactions; (C) any tender offer or exchange offer for outstanding shares of capital stock of the Company or purchase from the Company of any shares of capital stock of the Company or the filing of a registration statement under the Securities Act in connection with any of the foregoing; or (D) any public announcement by the Company of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

     (b) Except as set forth in this Section 6.3(b), neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner materially adverse to Parent or Merger Subsidiary, the approval or recommendation by such Board of Directors or any such committee of the Merger or this Agreement, (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal or (iii) enter into any agreement with respect to any Acquisition Proposal. If the Board of Directors, based on the advice of outside counsel, reasonably believes that the failure to proceed in accordance with clause (A), (B) and/or (C) below of this
Section 6.3(b) would violate its fiduciary duties to the Company's stockholders under applicable law, the Board of Directors may (subject to the terms of this sentence) (A) withdraw or modify its recommendation of the Merger or this Agreement, (B) approve or recommend a Superior Proposal, or (C) cause the Company to enter into an agreement with respect to a Superior Proposal, in each case; provided that the Company shall not take any of the actions specified in such clauses (A), (B) or (C) unless the Parent shall have received from the Company written notice specifying such actions to be taken no later than 12:00 noon New York City time four business days prior to the date such actions are proposed to be taken (a "Superior Proposal Notice").

     (c) The term "Superior Proposal" shall mean any bona fide Acquisition Proposal that has the following characteristics: (i) it is a proposal to acquire, directly or indirectly, for consideration consisting of cash and/or readily marketable securities, (A) shares of Company Common Stock representing 80% of the voting power of the outstanding shares of Company Common Stock, and the shares of Company Common Stock issuable upon the exercise of outstanding Options, warrants and rights to purchase Company Common Stock, or (B) substantially all the assets of the Company, (ii) the terms of such proposal in the good faith judgment of the Board of Directors of the Company (based on the written opinion of an independent nationally recognized financial advisor) provide a per share value to the Company's stockholders which is higher than the per share value provided by the Merger (after talking into account, if applicable, the Expenses and Termination Fee and any modifications to this Agreement proposed by Parent), (iii) the transactions envisioned by such proposal, in the good faith judgment of the Board of Directors of the Company, based on the opinion of an independent nationally recognized financial advisor and the advice of outside legal counsel, is reasonably likely to be consummated without unreasonable delay or unusual conditions compared to the transactions contemplated by this Agreement, and (iv) financing for the proposed transaction, to the extent required, has been committed in all material respects to the same extent that Parent's financing referred to in Section 5.6 has been committed.

     (d) In addition to the obligations set forth in Section 6.3(b), the Company shall promptly advise Parent orally and in writing of any Acquisition Proposal and of any request for information which may relate to an Acquisition Proposal, or any inquiry with respect to or which could lead to any Acquisition Proposal, and the material terms and conditions of such request, Acquisition Proposal or inquiry. The Company will keep Parent fully and timely informed of the status and details (including amendments or proposed amendments) of any such request, Acquisition Proposal or inquiry.

                                  ARTICLE VII

                             ADDITIONAL AGREEMENTS

     SECTION 7.1. HSR Act. Within seven days after the date of this Agreement, the Company and Parent shall each file notifications under the HSR Act in connection with the Merger and the transactions contemplated hereby (and make any required filings with any applicable foreign antitrust authorities) and respond as promptly as practicable to any inquiries received from the FTC and the Antitrust Division for additional information or documentation and to respond as promptly as practicable to all inquiries and requests received from any state Attorney General or other Governmental Authority in connection with antitrust matters. The Company shall promptly take or commit to take all actions reasonably requested by Parent to obtain all consents, waivers, approvals, authorizations or orders from the FTC, the Antitrust Division and any state Attorney General or other Governmental Authority in connection with the consummation of the transactions contemplated by this Agreement, provided, however, that the Company shall not be required to dispose of any material assets prior to the Effective Time.

     SECTION 7.2. Company Proxy Statement. As promptly as practicable after the execution of this Agreement, the Company shall prepare and file with the SEC proxy materials which shall constitute the preliminary Company Proxy Statement relating to the adoption of the Merger Agreement and approval of the transactions contemplated hereby by the stockholders of the Company. The Company shall use its reasonable best efforts to respond promptly to any SEC comments with respect to the Company Proxy Statement and to cause the Company Proxy Statement and the form of proxy, which shall comply as to form with all applicable laws, to be mailed to the Company's stockholders at the earliest practicable date. The Company shall notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Company Proxy Statement or for additional information and will supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Company Proxy Statement or the Merger. Prior to filing the Company Proxy Statement with the SEC, the Company shall provide reasonable opportunity for Parent to review and comment upon the contents of the Company Proxy Statement and shall not include therein or omit therefrom any information to which Parent shall reasonably object. The Company Proxy Statement shall include the recommendation of the Board of Directors of the Company in favor of the Merger, subject to Section 6.3. If at any time prior to the Company Stockholders Meeting any event or circumstances relating to the Company, Parent or Merger Subsidiary or any of their respective affiliates, or their respective officers or directors, should be discovered by the Company, Parent or Merger Subsidiary that should be set forth in an amendment or supplement to the Company Proxy Statement, the Company shall promptly inform Parent, and Parent shall promptly inform the Company, as the case may be, and the Company shall promptly prepare and file with the SEC, and mail such amendment or supplement to the stockholders of the Company in accordance with the procedures (including the procedures relating to review and comment by Parent) set forth above.

     SECTION 7.3. Stockholders Meeting. The Company shall call and hold a stockholders meeting for the purpose of voting upon the approval of the Merger and this Agreement as soon as practicable after the date on which the Company Proxy Statement shall have been cleared by the SEC. Subject to the provisions of
Section 6.3, the Company shall solicit from its stockholders proxies in favor of, necessary or advisable to obtain, approval of the Merger and this Agreement, and the Board of Directors shall recommend that holders of Shares vote in favor of and approve the Merger and this Agreement at the Company Stockholders Meeting.

     SECTION 7.4. Access to Information; Confidentiality. The Company shall (and shall cause each of its Subsidiaries to) afford to the officers, employees, accountants, counsel, potential lenders and other representatives of Parent reasonable access, during the period prior to the Effective Time, to all properties, books, Contracts and records of the Company and its Subsidiaries and, during such period, the Company shall (and shall cause each of its Subsidiaries to) furnish promptly to Parent all information concerning the Company's business, properties and personnel as Parent may reasonably request, and the Company shall make available to Parent the appropriate individuals (including attorneys, accountants and other professionals) for discussions of the Company's business, properties and personnel as Parent may reasonably request. Parent acknowledges that certain of the information which may be made available to it is proprietary and includes confidential information. Prior to the Effective Time and for two years after any termination of this Agreement, Parent will hold and will use its best efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents (collectively, "Representatives") to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of Law, all confidential documents and information concerning the Company ("Evaluation Material") furnished in connection with the transactions contemplated by this Agreement. In the event that Parent or any of its Representatives becomes legally compelled (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose any of the Evaluation Material, Parent shall provide the Company with prompt prior written notice of such requirement so that the Company may seek a protective order or other appropriate remedy and/or waive compliance with the terms of this Agreement. In the event that such protective order or other remedy is not obtained, or that the Company waives compliance with the provisions hereof, Parent shall furnish only that portion of the Evaluation Material which Parent is advised by written opinion of counsel is legally required and exercise best efforts to obtain assurance that confidential treatment will be accorded such Evaluation Material. The term "Evaluation Material" does not include any information that (i) at the time of disclosure or thereafter is generally available to the public (other than as a result of its disclosure directly or indirectly by Parent or its Representatives), (ii) was available to Parent on a non-confidential basis from a source other than the Company or its advisors, provided that such source is not and was not bound by a confidentiality agreement regarding the Company, or (iii) has been independently acquired or developed by Parent without violating any of its obligations under this Section
7.4. At any time upon written request by the Company, Parent shall promptly return to the Company all copies of the Evaluation Material in its possession or in the possession of its Representatives, and Parent will promptly destroy all copies of any analyses, compilations, studies or other documents prepared by or for Parent or its Representatives or for Parent's or their use which reflect or contain any Evaluation Material.

     SECTION 7.5. Consents; Approvals. The Company and Parent shall each use all reasonable efforts to obtain promptly all consents, waivers, approvals, authorizations or orders (including, without limitation, from all Governmental Authorities), and the Company and Parent shall promptly make all filings (including, without limitation, with all Governmental Authorities) required in connection with the authorization, execution and delivery of this Agreement by the parties hereto and the consummation by them of the transactions contemplated hereby. The Company and Parent shall furnish each other with all information required to be included in the Company Proxy Statement or any application or other filing to be made pursuant to the rules and regulations of any Governmental Authority in connection with the transactions contemplated by this Agreement.

     SECTION 7.6. Indemnification and Insurance.

     (a) The Certificate of Incorporation and ByLaws of the Surviving Corporation shall contain provisions with respect to indemnification similar in all material respects to those set forth in the Certificate of Incorporation and ByLaws of the Company on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect in any material respect the rights thereunder of individuals who at any time prior to the Effective Time were directors or officers of the Company in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement), unless such modification is required by law, and each of Parent and the Surviving Corporation shall assume all of the obligations with respect to the Company's director and officer indemnification agreements referenced in Section
4.11 of the Company Disclosure Schedule; provided, however, that nothing in this
Section 7.6 shall prevent the Surviving Corporation from effecting any merger, reorganization or consolidation, provided that the surviving corporation in respect of any such merger, reorganization or consolidation is obligated to comply with this Section 7.6.

     (b) For a period of six years from and after the Effective Time, the Surviving Corporation shall use commercially reasonable efforts to cause to be maintained in effect the liability insurance policies for directors and officers most recently maintained by the Company; provided that the Surviving Corporation may substitute therefor policies, including policies maintained by an affiliate of the Surviving Corporation, providing substantially the same combined coverage and containing terms and conditions substantially the same as the coverage most recently maintained by the Company; and provided further that in no event shall the Surviving Corporation be required to expend more than an amount per year equal to 150% of the current annual premiums paid by the Company to maintain or procure insurance coverage required by this Section 7.6.

     SECTION 7.7. Employee Benefits.

     (a) For a period of at least one year after the Effective Time, Parent shall maintain employee benefits and programs, including a 401(k) plan, for employees of the Company and its Subsidiaries that are in the aggregate not materially less favorable than those being provided to such employees on the date hereof. To the extent any employee benefit plan, program or policy of Parent is made available to the employees of the Surviving Corporation or its Subsidiaries, service with the Company and its Subsidiaries by any employee prior to the Effective Time shall be credited in determining such employee's eligibility and vesting levels (but not for accrual of benefits) under such plans, programs and policies of Parent. For the remainder of the calendar year which includes the Effective Time, Parent shall maintain each cafeteria plan within the meaning of Section 125 of the Code so as to prevent the forfeiture of unused participant account balances under each such plan. This Section 7.7 shall not apply to salaries and bonuses, the amounts of which Parent shall have the right to establish in its sole discretion, subject to any existing employment agreements.

     (b) The Company shall take such actions as are necessary to terminate the Company's Employee Stock Purchase Plan ("ESPP") effective June 30, 1998. After such termination, employee participants in such ESPP shall not be permitted to continue to have the Company withhold any monies for investment in such ESPP and each such employee shall be permitted to elect to receive invested cash or purchase Shares in accordance with the terms of such plan.

     SECTION 7.8. Notification of Certain Matters. In the event that any representations and warranties of the Company shall be or become materially untrue such that the condition set forth in Section 8.2(a) would not be satisfied, the Company shall promptly provide Parent and Merger Subsidiary with a revised Company Disclosure Schedule, if necessary. In the event that the representations and warranties of Parent and Merger Subsidiary shall be or become materially untrue such that the condition set forth in Section 8.3(a) would not be satisfied, Parent and Merger Subsidiary shall promptly notify the Company. No such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

     SECTION 7.9. Further Action. Upon the terms and subject to the conditions hereof, each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, to obtain in a timely manner all necessary waivers, consents, approvals, orders and authorizations and to effect all necessary registrations and filings, and otherwise to satisfy or cause to be satisfied all conditions precedent to its obligations under this Agreement with the objective of consummating the Merger by September 15, 1998.

     SECTION 7.10. Public Announcements. The initial press release relating to this Agreement shall be a joint press release and thereafter Parent and the Company shall consult with each other before issuing any press release, making any written public statement or any oral public announcement (other than discussions with analysts in the ordinary course of business) with respect to the Merger or this Agreement, and shall not issue any such press release or make any such public statement without the prior consent of the other party, which shall not be unreasonably withheld or delayed; provided, however, that any party may, without the prior consent of the other party, issue such press release or make such public statement as may upon the advice of counsel be required by Law or the rules and regulations of the Nasdaq National Market ("NNM"), if it has used all reasonable effort to consult with the other party.

     SECTION 7.11. Transfer Taxes. Parent and the Company shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding all Taxes which become payable by the Company or its Subsidiaries in connection with the transactions contemplated hereby that are required or permitted to be filed on or before the Effective Time. Parent, Merger Subsidiary and the Company agree that the Company (prior to the Merger) and the Surviving Corporation (following the Merger) will pay any real property transfer or gains tax, stamp tax, stock transfer tax or other similar tax imposed on the Merger or the surrender of the Company Common Stock pursuant to the Merger (collectively, "Transfer Taxes"), excluding any Transfer Taxes as may result from the transfer of beneficial interests in the Shares or Options other than as a result of the Merger, and any penalties or interest with respect to the Transfer Taxes. The Company shall cooperate with Merger Subsidiary and Parent in the filing of any returns with respect to the Transfer Taxes.

     SECTION 7.12. Accountant's Letters. Upon reasonable notice from Parent, the Company shall use its reasonable efforts to cause KPMG Peat Marwick to deliver to Parent, a letter covering such matters as are reasonably requested by Parent and as are customarily addressed in accountant's "comfort" letters.

     SECTION 7.13. NNM Listing. The Company shall use its reasonable efforts to continue the quotation of the Company Common Stock on the NNM during the term of this Agreement.

     SECTION 7.14. Financing. Parent shall use its reasonable efforts to consummate the financing contemplated in Section 5.6 hereof.

     SECTION 7.15. Retention Policy. The Company shall adopt a retention policy developed in consultation with, and reasonably acceptable to, Parent providing for benefits of up to $1,100,000 to be paid to the Company's employees.

                                  ARTICLE VIII

                             CONDITIONS TO CLOSING

     SECTION 8.1. Conditions to Obligation of Each Party to Effect the
Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction or, to the extent permitted by applicable Law, waiver at or prior to the Effective Time of the following conditions:

          (a) Stockholder Approval. This Agreement and the Merger shall have been approved and adopted by the requisite vote of the stockholders of the Company;

          (b) HSR Act. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated and any formal investigations relating to the Merger that may have been opened by the FTC or the Antitrust Division or any foreign antitrust authority (by means of a written request for additional information or otherwise) shall have been terminated; and

          (c) No Injunctions. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect.

     SECTION 8.2. Additional Conditions to Obligations of Parent and Merger Subsidiary. The obligations of Parent and Merger Subsidiary to effect the Merger are also subject to the following conditions:

          (a) Representations and Warranties. (i) The representations and warranties of the Company contained in this Agreement that are qualified by materiality or Material Adverse Effect shall have been true and correct, and the representations and warranties of the Company contained in this Agreement that are not so qualified shall have been true and correct in all material respects as of the date of this Agreement, and (ii) the representations and warranties of the Company contained in this Agreement that are qualified by materiality or Material Adverse Effect shall be true and correct, and the representations and warranties of the Company contained in this Agreement that are not so qualified shall be true and correct, except where the failure to be true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, as of the Effective Time, as though made on and as of the Effective Time, except (A) for changes expressly contemplated by this Agreement or by the Company Disclosure Schedule, (B) where the failure to be true and correct arises from or relates to conditions applicable generally to the Company's industry, including, without limitation, economic and political developments, and (C) those representations and warranties which address matters only as of a particular date (which shall have been true and correct as of such date). Parent and Merger Subsidiary shall have received a certificate to the effect that the foregoing condition has been satisfied signed by the President and the Chief Financial Officer of the Company, which certificate shall specifically indicate the manner in which any representation or warranty of the Company contained in this Agreement, if any, is not true and correct in all respects as of the Effective Time, as though made on and as of the Effective Time.

          (b) Agreements and Covenants. The Company shall have performed and complied in all material respects with all material agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time and Parent and Merger Subsidiary shall have received a certificate to such effect signed by the President and Chief Financial Officer.

          (c) Consents Obtained. All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by the Company for the authorization, execution and delivery of this Agreement and the consummation by it of the transactions contemplated hereby, including, without limitation, all consents required under any Contract to which the Company or any of its Subsidiaries is a party or by which any of them or their properties or assets are bound, shall have been obtained and made by the Company, except where the failure to receive such consents, waivers, approvals, authorizations or orders would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company as certified by the President and Chief Financial Officer of the Company.

          (d) No Litigation. There shall not be pending by any Governmental Authority any claim, suit, action or proceeding (or by any other Person, any claim, suit, action or proceeding which the Board of Directors of Parent, based upon advice from counsel, believes has a reasonable likelihood of success) (i) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement or seeking material damages in connection therewith, or (ii) seeking to prohibit or limit the ownership or operation by Parent, the Company or any of their respective Subsidiaries of any material portion of the business or assets of the Company, Parent or any of their respective Subsidiaries, as a result of the Merger or any of the other transactions contemplated by this Agreement.

          (e) Financing. Parent shall have received the proceeds of the financing pursuant to the commitment letters referred to in Section 5.6 hereof.

          (f) Legal Opinion. Parent shall have received a legal opinion, dated the Closing date, of Stradling Yocca Carlson & Rauth in substantially the form attached as Exhibit 8.2(f).

          (g) Dissenting Shares. The number of Dissenting Shares shall not exceed 10% of the outstanding Shares.

          (h) Company Proxy Statement. The Company shall have filed with and have cleared by the SEC the Company Proxy Statement.

     SECTION 8.3. Additional Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the following conditions:

          (a) Representations and Warranties. (i) The representations and warranties of Parent and Merger Subsidiary contained in this Agreement that are qualified by materiality or Material Adverse Effect shall have been true and correct, and the representations and warranties of Parent and Merger Subsidiary contained in this Agreement that are not so qualified shall have been true and correct in all material respects as of the date of this Agreement, and (ii) the representations and warranties of Parent and Merger Subsidiary contained in this Agreement that are qualified by materiality or Material Adverse Effect shall be true and correct, and the representations and warranties of Parent and Merger Subsidiary contained in this Agreement that are not so qualified shall be true and correct, except where the failure to be true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, as of the Effective Time, as though made on and as of the Effective Time, except (A) for changes expressly contemplated by this Agreement, (B) where the failure to be true and correct arises from or relates to conditions applicable generally to Parent's industry, including, without limitation, economic and political developments, and (C) those representations and warranties which address matters only as of a particular date (which shall have been true and correct as of such date). The Company shall have received a certificate to the effect that the foregoing condition has been satisfied signed by the President and the Chief Financial Officer of Parent, which certificate shall specifically indicate the manner in which any representation or warranty of Parent and Merger Subsidiary contained in this Agreement, if any, is not true and correct in all respects as of the Effective Time, as though made on and as of the Effective Time.

          (b) Agreements and Covenants. Parent and Merger Subsidiary shall have performed or complied in all material respects with all material agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time, and the Company shall have received a certificate to such effect signed by the President and the Chief Financial Officer of Parent.

                                   ARTICLE IX

                                  TERMINATION

     SECTION 9.1. Termination. This Agreement may be terminated and the Merger contemplated herein abandoned at any time prior to the Effective Time, notwithstanding approval thereof by the stockholders of the Company:

          (a) by mutual written consent of Parent and the Company; or

          (b) by either Parent or the Company if the Merger shall not have been consummated by October 30, 1998; provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date; or

          (c) by either Parent or the Company, if any of the conditions to such party's obligation to consummate the transactions contemplated by this Agreement shall have become impossible to satisfy; or

          (d) by either Parent or the Company if a court of competent jurisdiction shall have issued a nonappealable final order, decree or ruling having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger (provided that the right to terminate this Agreement under this Section 9.1(d) shall not be available to any party who has not complied with Section 7.9 and such noncompliance materially contributed to the issuance of any such order, decree or ruling or the taking of such action); or

          (e) by either Parent or the Company if the requisite vote of the stockholders of the Company shall not have been obtained at the Company Stockholders Meeting; or

          (f) by Parent, if the Board of Directors of the Company shall withdraw, modify or change its approval or recommendation of this Agreement or the Merger in a manner adverse to Parent or approves or recommends an Acquisition Proposal or the Company shall have entered into an agreement with respect to an Acquisition Proposal; or

          (g) by the Company if (i) the Board of Directors pursuant to Section 6.3(b) withdraws or modifies its approval or recommendation of this Agreement or the Merger, and (ii) the Company simultaneously with terminating this Agreement pays Parent all Expenses and the Initial Termination Fee in cash and otherwise complies with the provisions of
     Section 6.3(b); or

          (h) by the Company if (i) the Company enters into a definitive agreement in accordance with Section 6.3(b), and (ii) the Company simultaneously with terminating this Agreement pays Parent all Expenses and the Initial Termination Fee in cash and otherwise complies with the provisions of Section 6.3(b); or

          (i) by either Parent or the Company if the Company's Board of Directors shall have requested but not have received an opinion from Morgan Stanley dated as of the date of the Company Proxy Statement to the effect that the consideration to be received by the stockholders of the Company is fair from a financial point of view; or

          (j) by Parent or the Company, upon a material breach of any covenant or agreement on the part of the Company or Parent, respectively, set forth in this Agreement, which breach has not been cured within ten business days following receipt by the breaching party of notice of such breach from the other party, such that the conditions set forth in Section 8.2(b) or
     Section 8.3(b), as the case may be, would not be satisfied; or

          (k) by Parent, if any representation or warranty of the Company shall be untrue such that the condition set forth in Section 8.2(a) would not be satisfied, or by the Company, if any representation or warranty of Parent shall be untrue such that the condition set forth in Section 8.3(a) would not be satisfied.

     Any party desiring to terminate this Agreement shall give written notice thereof and the reasons therefor to the other parties hereto.

     SECTION 9.2. Effect of Termination.

     (a) In the event of the termination of this Agreement in accordance with
Section 9.1, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto or any of its directors, officers, stockholders or affiliates except as set forth in Sections 6.3, 7.4 or 9.3 hereof; provided that nothing herein shall relieve any party from liability for any material breach of any covenant, agreement, representation or warranty contained in this Agreement. The right of any party hereto to terminate this Agreement pursuant to Section 9.1 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, any Person controlling any such party or any of their respective officers, directors, employees, accountants, consultants, legal counsel, agents or other representatives, whether prior to or after the execution of this Agreement.

     (b) The Company shall immediately pay, or cause to be paid, by wire transfer to Parent the sum of (i) all of Parent's out-of-pocket expenses reasonably incurred in connection with the transactions contemplated by this Agreement (the "Expenses"), and (ii) $2,000,000 (the "Initial Termination Fee") upon demand if (A) Parent or the Company terminates this Agreement in accordance with Section 9.1(e) and prior to such termination the Company shall have failed to reaffirm publicly its recommendation regarding the approval of the Merger or this Agreement within three business days after receipt of Parent's written request to do so, (B) Parent terminates this Agreement in accordance with
Section 9.1(f), or (C) the Company terminates this Agreement in accordance with
Section 9.1(g), (h) or (i); provided that (x) if this Agreement is so terminated prior to the date which is 30 days from the date hereof, Parent's Expenses shall not exceed $500,000, (y) if this Agreement is so terminated on or after the date which is 30 days from the date hereof but prior to the date which is 60 days from the date hereof, Parent's Expenses shall not exceed $650,000, and

(z) if this Agreement is so terminated on or after the date which is 60 days from the date hereof, Parent's Expenses shall not exceed $750,000. The amount of Expenses so payable shall be the amount set forth in an estimate delivered by Parent upon termination subject to upward or downward adjustment as provided in the next sentence. In the event that Parent's actual out-of-pocket expenses, as documented in reasonable detail, exceed such estimate, the amount of any such excess (subject to the limitations in the preceding sentence) shall be payable upon demand, and in the event that Parent's actual expenses are less than the amount of such estimate, Parent shall promptly refund such lesser amount. If this Agreement is terminated for the reasons set forth in the first sentence of this Section 9.2(b), on the earlier to occur of (i) the date which is 90 days from the date of such termination or (ii) the consummation by the Company of an Acquisition Proposal, the Company shall immediately pay, or cause to be paid, by wire transfer to Parent $1,000,000. In addition to all other amounts otherwise payable under this Section 9.2(b), if the Company consummates an Acquisition Proposal at any time prior to the second anniversary of the termination of this Agreement for the reasons set forth in the first sentence of this Section 9.2(b), the Company shall immediately pay, or cause to be paid, by wire transfer to Parent $1,000,000. The Initial Termination Fee and the payments referred to in the preceding two sentences are collectively referred to herein as the "Termination Fee."

     SECTION 9.3. Fees and Expenses. Except as set forth in Section 9.2, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated; provided that if this Agreement is terminated for any reason other than a breach by Parent and (i) Parent has not been paid its Expenses pursuant to Section 9.2(b), and (ii) within 18 months of this Agreement being so terminated the Company enters into a definitive agreement concerning an Acquisition Proposal, the Company shall immediately pay or cause to be paid, in same day funds to Parent all of Parent's Expenses. Without limiting the generality of the foregoing, the Company shall be responsible for and pay the reasonable fees and expenses for its legal, financial and accounting advisors, including, without limitation, Morgan Stanley, KPMG Peat Marwick, Stradling Yocca Carlson & Rauth and Ropes & Gray, and all filing, printing and other fees and expenses relating to the Company Proxy Statement and the Company Stockholders Meeting.

                                   ARTICLE X

                               GENERAL PROVISIONS

     SECTION 10.1. Effectiveness of Representations and Warranties. The representations and warranties in this Agreement shall terminate at the Effective Time. In the event of any inconsistency between the statements made in the body of this Agreement and those contained in the Company Disclosure Schedule (other than an express exception to a specifically identified statement), those in this Agreement shall control.

     SECTION 10.2. Survival. The provisions of this Agreement shall terminate at the Effective Time or upon termination of this Agreement pursuant to Section 9.1, as the case may be, except that (i) if the Merger is consummated, the agreements in Articles I and II and Sections 7.6, 7.7, 7.10 and 7.11 shall survive the Effective Time indefinitely unless otherwise limited to specific periods in accordance with their respective terms, and (ii) the agreements in Sections 9.2 and 9.3 shall survive termination of this Agreement indefinitely.

     SECTION 10.3. Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made if and when delivered personally or by overnight courier to the parties at the following addresses or sent by electronic transmission, with confirmation received, to the telecopy numbers specified below (or at such other address or telecopy number for a party as shall be specified by like notice):

        (a) If to Parent or Merger Subsidiary:

           Schwinn Holdings Corporation
           c/o Questor Management Company
           4000 Town Center, Suite 530
           Southfield, MI 48075
           (248) 213-2200
           (248) 213-2215 (facsimile)
           Attention: Robert E. Shields, President

           With a copy to:

           Drinker Biddle & Reath LLP
           1345 Chestnut Street, Suite 1100
           Philadelphia, Pennsylvania 19107-3496
           215-988-2700
           215-988-2757 (facsimile)
           Attention: John C. Bennett, Jr., Esq.

        (b) If to the Company:

           GT Bicycles, Inc.
           2001 East Dyer Road
           Santa Ana, California 92705
           (714) 481-7100
           (714) 481-7115 (facsimile)
           Attention: Michael C. Haynes, President and Chief Executive Officer

           With copies to:

            Stradling Yocca Carlson & Rauth          Ropes & Gray
            660 Newport Center Drive, Suite 1600     One International Place
            Newport Beach, California 92660-6441     Boston, Massachusetts 02110
            949-725-4000                             (617) 951-7000
            949-725-4100 (facsimile)                 (617) 951-7050 (facsimile)
            Attention: K.C. Schaaf, Esq              Attention: David C. Chapin, Esq.

     SECTION 10.4. Certain Definitions. The following terms, as used herein, have the following meanings:

     "Acquisition Proposal" shall have the meaning as is set forth in Section 6.3(a) of the Agreement.

     "Agreement" shall have the meaning as set forth in the Preamble.

     "Antitrust Division" shall mean the Antitrust Division of the Department of Justice.

     "Bank of America Warrant" shall have the meaning as set forth in Section 2.1(f)

     "CERCLA" shall mean the Comprehensive Environmental Response, Compensation and Liability Act, as amended.

     "Closing" shall have the meaning as set forth in Section 1.2 of the Agreement.

     "COBRA" shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

     "Code" shall mean the Internal Revenue Code of 1986, as amended.

     "Company" shall have the meaning as set forth in the Preamble.

     "Company Balance Sheet" shall mean the consolidated balance sheet of the Company as of December 31, 1997 set forth in the Company's most recent Form 10-K included in the Company Securities Documents.

     "Company Common Stock" shall have the meaning as set forth in the Preamble.

     "Company Disclosure Schedule" shall mean the written disclosure schedule delivered on or prior to the date hereof by the Company to Parent and Merger Subsidiary that is arranged in paragraphs corresponding to the numbered and lettered paragraphs corresponding to the numbered and lettered paragraphs contained in the Agreement.

     "Company Form 10-K" shall have the meaning as set forth in Section 4.7 of the Agreement.

     "Company Form 10-Q" shall have the meaning as set forth in Section 4.7 of the Agreement.

     "Company Preferred Stock" shall have the meaning as set forth in Section
4.5 of the Agreement.

     "Company Proxy Statement" shall have the meaning as set forth in Section
4.9 of the Agreement.

     "Company Securities" shall have the meaning as set forth in Section 4.5(b) of the Agreement.

     "Company Securities Documents" shall have the meaning as set forth in
Section 4.7

     "Company Stockholders Meeting" shall mean the meeting of the holders of the Company Common Stock held for the purposes of approving the Agreement and the Merger and any adjournment thereof.

     "Constituent Corporations" shall have the meaning as set forth in Section
1.1 of the Agreement.

     "Contract" shall mean any legally binding contract, agreement, indenture, arrangement, instrument, commitment or understanding, whether written or oral.

     "Current Real Property" shall have the meaning as is set forth in Section 4.22(b) of the Agreement.

     "DGCL" shall have the meaning as set forth in the Preamble.

     "Dissenting Shares" shall have the meaning as set forth in Section 2.3 of the Agreement.

     "DOL" shall mean the Department of Labor.

     "Effective Time" shall have the meaning as set forth in Section 1.3 of the Agreement.

     "Employee Benefit Plans" shall have the meaning as set forth in Section 4.20(a) of the Agreement.

     "Employee Pension Benefit Plan" shall have the meaning as set forth in
Section 4.20(b) of the Agreement.

     "Environmental Laws" means all Laws concerning or relating to industrial hygiene or protection of human health or the environment or to emissions, discharges or releases of pollutants, contaminants or other Hazardous Substances or wastes into the environment, including without limitation ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants or other Hazardous Substances or wastes or the clean-up or other remediation thereof.

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

     "ERISA Affiliate" shall have the meaning as set forth in Section 4.20(a) of the Agreement.

     "ESPP" shall have the meaning as set forth in Section 7.7(b) of the Agreement.

     "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

     "Exchange Agent" shall have the meaning as set forth in Section 2.2 of the Agreement.

     "Exchange Fund" shall have the meaning as set forth in Section 2.2 of the Agreement.

     "Expenses" shall have the meaning as set forth in Section 9.2(b) of the Agreement.

     "Evaluation Material" shall have the meaning as set forth in Section 7.4 of the Agreement.

     "Former Real Property" shall have the meaning as is set forth in Section 4.22(c) of the Agreement.

     "FTC" shall mean the Federal Trade Commission

     "GAAP" shall have the meaning as set forth in Section 4.8 of the Agreement.

     "Governmental Authority" shall mean any Federal, state, local or foreign government or any court, tribunal, administrative agency or commission or other governmental or regulatory official, authority or agency.

     "Hazardous Substances" shall mean any substance regulated under any Environmental Laws including, without limitation, any substance which is: (A) petroleum, asbestos or asbestos-containing material, or polychlorinated biphenyls; (B) defined, designated or listed as a "Hazardous Substance" pursuant to Sections 307 and 311 of the Clean Water Act, 33 U.S.C. sec.sec. 1317, 1321,
Section 101(14) of CERCLA, 42 U.S.C. sec. 9601; (C) listed in the United States Department of Transportation Hazardous Material Tables, 49 C.F.R. sec. 172.101;
(D) defined, designated or listed as a "Hazardous Waste" under Section 1004(5) of the Resource and Conservation and Recovery Act, 42 U.S.C. 6903(5).

     "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     "Initial Termination Fee" shall have the meaning as set forth in Section 9.2(b) of the Agreement.

     "Intellectual Property Rights" shall have the meaning as set forth in
Section 4.18 of the Agreement.

     "IRS" shall mean the Internal Revenue Service.

     "Law" shall mean any law (including, without limitation, principles of common law), statute, regulation, License, judgment, order, award or other decision or requirement of any arbitrator, court or Governmental Authority (domestic or foreign).

     "Liabilities" shall have the meaning as set forth in Section 4.23 of the Agreement.

     "Licenses" shall have the meaning as set forth in Section 4.1 of the Agreement.

     "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect to such asset.

     "Material Adverse Effect" means, with respect to any Person, any change, effect or event that is or is reasonably likely to be (i) material and adverse to the condition (financial or otherwise), business, properties, assets, liabilities, results of operations, cash flows or prospects of such Person and its Subsidiaries taken as a whole, or (ii) does or is reasonably likely to materially impair the ability of such Person to perform its obligations under this Agreement or otherwise materially threatens or impedes the consummation of the Merger and the other transactions contemplated by this Agreement or the conduct of the business of the Surviving Corporation.

     "Merger" shall have the meaning as set forth in the Preamble.

     "Merger Consideration" shall have the meaning as set forth in Section 2.1(c) of the Agreement.

     "Merger Subsidiary" shall have the meaning as set forth in the Preamble.

     "Morgan Stanley" shall mean Morgan Stanley & Co. Incorporated.

     "NNM" shall mean the Nasdaq National Market as defined in Section 7.13 of the Agreement.

     "Option" shall have the meaning as set forth in Section 2.1(e) of the Agreement.

     "Parent" shall have the meaning as set forth in the Preamble.

     "PBGC" shall mean the Pension Benefit Guaranty Corporation.

     "Permitted Investments" shall have the meaning as set forth in Section 2.2(g) of the Agreement.

     "Person" means an individual, a corporation, a partnership, an association, a trust, a limited liability company or any other entity or organization, including a Governmental Authority.

     "Products" shall have the meaning as set forth in Section 4.13 of the Agreement.

     "Representatives" shall have the meaning as set forth in Section 7.4 of the Agreement.

     "Response," "Removal" and "Remedial Action" shall have the meanings ascribed to them in Sections 101(23)-101(25) of CERCLA, as amended by the Superfund Amendments and Reauthorization Act, 42 U.S.C.
sec.sec. 9601(23)-9601(25).

     "SEC" shall refer to the Securities and Exchange Commission.

     "Securities Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

     "Shares" shall have the meaning as set forth in the Preamble.

     "Solvent" shall have the meaning as set forth in Section 5.11 of the Agreement.

     "Stockholders Agreement" shall have the meaning as set forth in the Preamble.

     "Subsidiary" means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof), (ii) any partnership (a) the sole general partner or managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof), and (iii) with respect to the Company, any corporation, association or other business entity which is included in the Company's consolidated financial statements.

     "Superior Proposal" shall have the meaning as is set forth in Section 6.3(b) of the Agreement.

     "Superior Proposal Notice" shall have the meaning as is set forth in
Section 6.3(b) of the Agreement.

     "Surviving Corporation" shall have the meaning as set forth in Section 1.1 of the Agreement.

     "Tax or Taxes" shall mean any federal, foreign, state, county or local taxes, charges, fees, levies, duties or other assessments, including, but not limited to, all net income, gross income, sales and use, transfer, gains, profits, excise, franchise, real and personal property, gross receipts, capital stock, production, business and occupation, customs, disability, employment, payroll, license, estimated, severance or withholding taxes or charges imposed by any Governmental Authority, and includes any interest and penalties (civil or criminal) on or additions to any such taxes.

     "Tax Return" means a return or report, including accompanying schedules, required to be supplied to a governmental entity with respect to Taxes including, where permitted or required, combined or consolidated returns for a group of entities and information returns.

     "Termination Fee" shall have the meaning as set forth in Section 9.2(b) of the Agreement.

     "Transfer Taxes" shall have the meaning as set forth in Section 7.11 of the Agreement.

     SECTION 10.5. Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that after approval of the Merger by the stockholders of the Company, no amendment may be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

     SECTION 10.6. Waiver. At any time prior to the Effective Time, any party hereto may with respect to any other party hereto (a) extend the time for performance of any of the obligations or other acts, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (c) to the extent permitted by applicable Law, waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

     SECTION 10.7. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     SECTION 10.8. Specific Performance. The parties hereto agree that if for any reason any party hereto shall have failed to perform its obligations under this Agreement, then any other party hereto seeking to enforce this Agreement against such nonperforming party, in addition to any damages and other remedies available to it, shall be entitled to specific performance and injunctive and other equitable relief, and the parties hereto further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief.

     SECTION 10.9. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible, in an acceptable manner, to the end that transactions contemplated hereby are fulfilled to the extent possible.

     SECTION 10.10. Entire Agreement. This Agreement (inclusive of the Company Disclosure Schedule) constitutes the entire agreement and supersedes all prior agreements and undertakings (including, without limitation, the letter agreements between Parent and the Company dated as of December 10, 1997 and May 27, 1998) both oral and written, among the parties, or any of them, with respect to the subject matter hereof.

     SECTION 10.11. Assignment; Guarantee of Merger Subsidiary
Obligations. Parent and Merger Subsidiary may assign this Agreement in whole or in part to any wholly-owned Subsidiary. The Company shall not assign this Agreement or any rights hereunder, or delegate any obligations hereunder, without prior written consent of Parent. Subject to the foregoing, this Agreement and the rights and obligations set forth herein shall inure to the benefit of, and be binding upon, the parties hereto, and each of their respective successor and assigns. Parent guarantees the full and punctual performance by Merger Subsidiary and any assignee of Parent or Merger Subsidiary of all the obligations hereunder of Merger Subsidiary or such assignee.

     SECTION 10.12. Parties In Interest. Except as expressly provided herein, this Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, including, without limitation, by way of subrogation.

     SECTION 10.13. Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

     SECTION 10.14. Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Delaware applicable to contracts executed and fully performed within the State of Delaware.

     SECTION 10.15. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

     IN WITNESS WHEREOF, Parent, Merger Subsidiary and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                          SCHWINN HOLDINGS CORPORATION

                                          By:     /s/ KEVIN G. KEENLEY
                                            ------------------------------------
                                            Name: Kevin G. Keenley
                                            Title: Vice President and Treasurer

                                          SPK ACQUISITION CORPORATION

                                          By:     /s/ KEVIN G. KEENLEY
                                            ------------------------------------
                                            Name: Kevin G. Keenley
                                            Title: Vice President and Treasurer

                                          GT BICYCLES, INC.

                                          By:      /s/ MICHAEL HAYNES
                                            ------------------------------------
                                            Name: Michael Haynes
                                            Title: Chief Executive Officer

                                                                   June 22, 1998

                                    ANNEX II

GT Bicycles, Inc.
2001 East Dyer
Santa Ana, California 92702

Board of Directors:

     We understand that GT Bicycles, Inc. ("Target" or the "Company"), Schwinn Holdings Corporation ("Buyer"), SPK Acquisition Corporation, a wholly owned subsidiary of Buyer ("Acquisition Sub") have entered into an Agreement and Plan of Merger, dated as of June 22, 1998 (the "Merger Agreement") which provides, among other things, for the merger (the "Merger") of Target with and into Acquisition Sub. Pursuant to the Merger, Target will become a wholly owned subsidiary of Buyer and each outstanding share of common stock, par value $.001 per share (the "Common Stock") of Target, other than shares held in treasury or held by Buyer or any affiliate of Buyer or as to which dissenters' rights have been perfected, will be converted into the right to receive $8.00 per share in cash. The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

     You have asked for our opinion as to whether the consideration to be received by the holders of shares of Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders.

     For purposes of the opinion set forth herein, we have:

          (i) reviewed certain publicly available financial statements and other information of the Company;

          (ii) reviewed certain internal financial statements and other financial and operating data concerning the Company prepared by the management of the Company;

          (iii) analyzed certain financial projections prepared by the management of the Company;

          (iv) discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company;

          (v) reviewed the reported prices and trading activity for the Common Stock;

          (vi) compared the financial performance of the Company and the prices and trading activity of the Common Stock with that of certain other comparable publicly-traded companies and their securities;

          (vii) reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

          (viii) participated in discussions and negotiations among representatives of the Company, the Buyer and certain other parties and their financial and legal advisors;

          (ix) reviewed the Merger Agreement and certain related documents; and

          (x) performed such other analyses and considered such other factors as we have deemed appropriate.

     We have assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to the financial projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of the Company. We have not made any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such appraisals. We have assumed that the merger will be consummated on the terms set forth in the Merger Agreement. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

     We have acted as financial advisor to the Board of Directors of the Company in connection with this transaction and will receive a fee for our services.

     It is understood that this letter is for the information of the Board of Directors of the Company, except that this opinion may be included in its entirety in any filing made by the Company in respect of this transaction with the Securities and Exchange Commission. In addition, Morgan Stanley expresses no opinion or recommendation as to how the shareholders of the Company should vote at the shareholders' meeting in connection with the Merger.

     Based on the foregoing, we are of the opinion on the date hereof that the consideration to be received by the holders of shares of Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders.

                                          Very truly yours,

                                          MORGAN STANLEY & CO. INCORPORATED

                                          By: /s/  ROBERT P. LEE

                                          --------------------------------------
                                          Robert P. Lee
                                          Managing Director

                                   ANNEX III

                             TITLE 8. CORPORATIONS
                       CHAPTER 1. GENERAL CORPORATION LAW
                     SUBCHAPTER IX. MERGER OR CONSOLIDATION

                           8 Del. C. sec. 262 (1997)

SEC. 262.  APPRAISAL RIGHTS

     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to sec. 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to sec. 251 (other than a merger effected pursuant to sec. 251(g) of this title), sec. 252, sec. 254, sec. 257, sec. 258, sec. 263 or sec. 264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of sec. 251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to sec. 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

             a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

             b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

             c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

             d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under sec. 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to sec. 228 or sec. 253 of this title, each consitutent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constitutent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
     (i) each such constitutent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constitutent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constitutent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just. (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                                                      EXHIBIT 23



                         INDEPENDENT AUDITORS' CONSENT



The Board of Directors and Shareholders


GT Bicycles, Inc.:



We consent to the use of our report included herein and to the reference to our firm under the heading "Experts" and "Selected Consolidated Financial Data" in the Proxy Statement.



                                          KPMG Peat Marwick LLP



Orange County, California


August 7, 1998

PROXY                          GT BICYCLES, INC.
                   PROXY SOLICITED BY THE BOARD OF DIRECTORS
             SPECIAL MEETING OF THE STOCKHOLDERS -- AUGUST   , 1998

    The undersigned hereby nominates, constitutes and appoints Michael C. Haynes and Charles Cimitile, and each of them individually, the attorney, agent and proxy of the undersigned, with full power of substitution, to vote all stock of GT BICYCLES, INC. (the "Company") which the undersigned is entitled to represent and vote at the Special Meeting of Stockholders of the Company to be held at The Sutton Place Hotel, 4500 MacArthur Boulevard, Newport Beach, California, on August , 1998, at 10:00 A.M., and at any and all adjournments or postponements thereof, as fully as if the undersigned were present and voting at the meeting, as follows:

1. Approval of the Agreement and Plan of Merger, dated as of June 22, 1998 (the "Merger Agreement"), by and among Schwinn Holdings Corporation, a Delaware corporation ("Schwinn"), SPK Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of Schwinn ("Acquisition Corporation") and the Company, and the transactions contemplated thereby (including, without limitation, the Merger (as defined below)), pursuant to which, among other things, (i) Acquisition Corporation will be merged with and into the Company with the Company being the surviving corporation (the "Merger"), and (ii) each outstanding share of the Company's Common Stock will be converted into the right to receive $8.00 in cash.
                    [ ] FOR      [ ] AGAINST      [ ] ABSTAIN

2. The proxies are authorized to transact and vote such other business as may properly come before the meeting or any adjournment or postponement thereof.

       Important -- please sign and date on other side and return promptly.

    The shares represented by this Proxy will be voted as directed by the stockholder on the reverse side. The Board of Directors recommends that the Stockholders of the Company vote FOR the approval and adoption of the Merger Agreement and the transactions contemplated thereby. In the absence of specific instructions, proxies will be voted for approval of the Merger Agreement and the Merger and in the discretion of the proxy holders as to any other matters.

                                                        Date , 1998

                                                        ------------------------
                                                             (Signature of
                                                              stockholder)

                                                        ------------------------
                                                             (Signature of
                                                              stockholder)

                                                        Please sign your name
                                                        exactly as it appears
                                                        hereon. Executors,
                                                        administrators,
                                                        guardians, officers of
                                                        corporations and others
                                                        signing in a fiduciary
                                                        capacity should state
                                                        their full titles as
                                                        such.

    WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE URGED TO SIGN AND
     RETURN THIS PROXY, WHICH MAY BE REVOKED AT ANY TIME PRIOR TO ITS USE.